   As filed with the Securities and Exchange Commission on October 11, 2000
                                                    Registration No. 333-
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549
                                --------------
                                   FORM S-1
                            REGISTRATION STATEMENT
                                     Under
                          The Securities Act of 1933
                                --------------
                               THERASENSE, INC.
            (Exact name of Registrant as specified in its charter)
                                --------------

             California                              3841                              94-3267373
     (Prior to reincorporation)                (I.R.S. Employer               (Primary Standard Industrial
              Delaware                      Identification Number)            Classification Code Number)
       (After reincorporation)
   (State or other jurisdiction of
   incorporation or organization)

                               TheraSense, Inc.
                             1360 South Loop Road
                           Alameda, California 94502
                                (510) 749-5400
  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)
                                --------------
                                 W. Mark Lortz
                     President and Chief Executive Officer
                               TheraSense, Inc.
                             1360 South Loop Road
                           Alameda, California 94502
                                (510) 749-5400
(Name, address, including zip code, and telephone number, including area code, of agent for service)
                                --------------
                                  Copies to:

                Karen A. Dempsey, Esq.                                 Faye H. Russell, Esq.
                George F. Parker, Esq.                                 John A. de Groot, Esq.
                 Helen E. Quinn, Esq.                                 Jeffrey C. Thacker, Esq.
           Wilson Sonsini Goodrich & Rosati                       Brobeck, Phleger & Harrison LLP
               Professional Corporation                                 12390 El Camino Real
                      One Market                                    San Diego, California 92130
            Spear Street Tower, Suite 3300                                 (858) 720-2500
           San Francisco, California 94105
                    (415) 947-2000

                                --------------
  Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.
  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]
  If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]
                                --------------
                        CALCULATION OF REGISTRATION FEE
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                          Proposed Maximum
 Title of Each Class of Securities to    Aggregate Offering       Amount of
             be Registered                    Price(1)         Registration Fee
-------------------------------------------------------------------------------
 Common stock, $.001 par value.......       $86,250,000            $22,770

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
(1) Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.
                                --------------
  The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this preliminary prospectus is not complete and may be + +changed. We may not sell these securities until the registration statement + +filed with the Securities and Exchange Commission becomes effective. This +
+preliminary prospectus is not an offer to sell these securities nor a         +
+solicitation of an offer to buy these securities in any state where the offer +
+or sale is not permitted.                                                     +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                 SUBJECT TO COMPLETION, DATED OCTOBER 11, 2000

PRELIMINARY PROSPECTUS

                                       Shares


[Logo of Therasense]

                                  Common Stock

                                 ------------

This is an initial public offering of          shares of common stock of
TheraSense, Inc. We are selling all of the shares of common stock offered under this prospectus.

We expect the public offering price for our common stock to be between $
and $      per share. There is currently no public market for our common stock.
We have applied to have our common stock approved for quotation on the Nasdaq National Market under the symbol "THER."

See "Risk Factors" beginning on page 5 about the risks you should consider before buying shares of our common stock.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

                                 ------------

                                                                      Per
                                                                     Share Total
                                                                     ----- -----
Public offering price...............................................  $     $
Underwriting discounts and commissions..............................  $     $
Proceeds to TheraSense, Inc. .......................................  $     $

                                 ------------

We have granted the underwriters a 30-day option to purchase up to an
additional          shares of common stock from us at the initial public
offering price less the underwriting discounts and commissions.

The underwriters are severally underwriting the shares being offered. The
underwriters expect to deliver the shares in New York, New York on     , 2000.

                                 ------------

Bear, Stearns & Co. Inc.

             Lehman Brothers

                                                     U.S. Bancorp Piper Jaffray

                   The date of this prospectus is     , 2000.

                              [GateFold Artwork]

People of all ages are experiencing just how painless testing can be with FreeStyle.

[Picture depicting an extended hand with the index finger slightly bent forward, emphasizing FreeStyle's alternative to painful fingersticks.]

[Picture depicting a sleeping child who, due to being tested with FreeStyle, does not have to endure painful fingersticks in the middle of the night.]

[Picture depicting a pensive business woman who has her mind on matters other than the residual pain generated by fingerstick testing.]

                              [GateFold Artwork]

The reduction in pain is just one of the many reasons people like FreeStyle.

[A picture of a man on a fixed income in swimming attire, appreciative to hear that there are fewer wasted test strips associated with the use of FreeStyle.]

[A picture of a young student doing schoolwork with no trouble since FreeStyle allows him to test on his forearms.]

[A picture of two young individuals downloading test results from their computer using the FreeStyle Connect data management system.]

[A picture of a mother with her child in her right arm as she comfortably reads from FreeStyle's easy-to-read screen using her left hand.]

                              [GateFold Artwork]

[Graphic depicting the important functions of FreeStyle.]

[Three-step graphic depicting FreeStyle's testing procedure. The first picture depicts the hands of an individual inserting the FreeStyle test strip in the FreeStyle meter. The second picture depicts a lanced forearm with FreeStyle pressed on top. The third picture depicts a blood sample applied to the FreeStyle test strip for testing.]

[Picture of a FreeStyle test strip with an arrow pointing to where blood is "pulled" and easily fills the test strip.]

[Graphic depicting the sample sizes required by other meters along with the sample size required by FreeStyle, which is shown to be significantly smaller.]

                               PROSPECTUS SUMMARY

   Because this is only a summary, it does not contain all the information that may be important to you. You should read the entire prospectus, especially "Risk Factors" and the financial statements and notes to those statements appearing elsewhere in this prospectus, before deciding to invest in our common stock.

                                  Our Business

   We develop and sell easy to use glucose self-monitoring systems that dramatically reduce the pain of testing for people with diabetes. Our systems utilize patented technologies that can accurately measure glucose concentrations in very small volumes of blood or other body fluids. We believe our proprietary technologies will enable us to both penetrate and expand the glucose self-monitoring market by reducing pain--one of the most significant barriers to testing for people with diabetes. Frequent testing is a critical first step in managing glucose levels and thereby minimizing the enormous physical, psychological and social costs of diabetes. The blood glucose self-monitoring market is the largest self-test market for medical diagnostic products in the world, with a size of approximately $1.9 billion in the United States and $3.3 billion worldwide in 1999. The world market has grown rapidly over the past 15 years and is expected to grow at an estimated rate of 12% per year through 2004.

   Diabetes is a chronic, life-threatening and currently incurable disease that requires constant vigilance. The failure to frequently monitor and control blood glucose levels, which can fluctuate dramatically in people with diabetes, can lead to an array of serious medical complications, including higher rates of heart disease, stroke, amputations, kidney failure, blindness and nerve damage. According to the American Diabetes Association, the total health care costs in the United States associated with the treatment of diabetes and its complications were estimated to be $98.0 billion in 1997. Everyday activities such as eating, exercise, travel and sleep may be severely impacted. Diabetes can also affect personal relationships, lifestyle and morale.

   Diabetes currently afflicts close to 16 million people in the United States, although only 10 million, or approximately 66%, are diagnosed. The share of the U.S. population with diabetes increased 33% between 1990 and 1998, primarily due to increasingly sedentary lifestyles, inappropriate diets leading to obesity and the aging of the population. Obese people are four times more likely to develop diabetes than people who are not obese. Diabetes is also on the rise in the United States in a younger population base, including children, teenagers, and most rapidly in adults ages 30 through 39. Worldwide, the population diagnosed with diabetes is expected to increase from 175 million to 239 million by 2010, with most of the increase occurring in developing countries due to improved rates of diagnosis and changing lifestyles.

   Government studies in the United States and the United Kingdom have shown that complications from diabetes can be significantly reduced through regular testing--upwards of four times a day for Type 1 and between two and four times a day for Type 2--and improved therapy. Self-monitoring of blood glucose has become a standard of care and glucose self-monitoring devices are typically fully-reimbursable. Despite the ability to significantly reduce complications of diabetes through regular testing and treatment and the availability of reimbursement for testing, many people with diabetes under-test or fail to test at all. We believe that pain and the fear of pain are leading factors that discourage people with diabetes from testing as recommended. In addition to pain, requiring people with diabetes to obtain a large sample of blood from their fingertips can be inconvenient, messy and embarrassing in social situations.

                                  Our Solution

   Our first product, FreeStyle, received FDA clearance in January 2000, and we began selling FreeStyle in the United States in June 2000. FreeStyle accurately measures glucose from a tiny blood sample, 0.3 microliters, which is a fraction of the size required by other glucose self-monitoring systems. The extremely small volume of blood required enables people using FreeStyle to obtain blood from their forearm--and thereby avoid the pain associated with drawing a larger blood sample from their fingertip. As evidence of this benefit, nine out of 10 people in our clinical studies found using FreeStyle less painful than their current fingerstick based system. Our FreeStyle System kit includes a FreeStyle meter, an initial supply of proprietary FreeStyle test strips, a FreeStyle lancing device, FreeStyle lancets and FreeStyle control solution. We believe FreeStyle provides the following significant advantages over existing blood glucose monitors:

  . reduction in pain;

  . reduction in chronic soreness from testing; and

  . improved quality of life.

   Our direct sales force promotes FreeStyle in the United States to health care professionals who may recommend it to their patients. We also distribute and sell FreeStyle in the United States to national retailers such as Wal-Mart, Walgreens and CVS, to health care institutions and directly to end users over the telephone and our website. In September 2000, we entered into an international distribution agreement with Disetronic Group for the exclusive distribution of FreeStyle in selected European countries. Disetronic's products account for approximately 80% of the insulin pump market in Europe. Insulin pump users are typically highly motivated insulin-dependent diabetes patients who frequently test blood glucose levels.

   We are also developing a continuous glucose monitoring system that utilizes a miniaturized sensor that can be inserted under the skin by the user to continuously monitor glucose levels and store the results for further analysis. The ability of people with diabetes to adjust insulin dose, oral medication, diet and exercise according to the glucose readings obtained from the system should result in significantly improved health.

                                  Our Strategy

   Our objective is to be a leading provider of innovative glucose monitoring products that reduce the pain of testing, are easy to use, accurate and cost effective and improve the lives of people with diabetes. To achieve this objective, we are pursuing the following business strategies:

  . establish FreeStyle as a leading blood glucose self-monitoring device;

  . accelerate mass market distribution;

  . focus on our core competencies in electrochemistry and sensor manufacturing technologies;

  . provide high quality customer service;

  . establish an international presence for FreeStyle; and

  . leverage our proprietary technology platform.

                             Additional Information

   We were incorporated in California in 1996 and intend to reincorporate in Delaware prior to the completion of this offering. Our principal executive offices are located at 1360 South Loop Road, Alameda, California 94502. Our telephone number at this location is (510) 749-5400. Our Internet address is www.therasense.com. The information contained on our website is not a part of this prospectus.

   TheraSense(TM), FreeStyle(TM), The Technology of Caring(TM), NanoSample(TM), and Wired Enzyme(TM) are trademarks and service marks of ours. Other service marks, trademarks and trade names referred to in this prospectus are the property of their respective owners.

                                  THE OFFERING

Common stock offered by us.................      shares
Common stock to be outstanding after this
 offering..................................      shares
Use of proceeds............................ We intend to use the net proceeds from this offering for additional sales and marketing
                                            efforts and research and development as
                                            well as for working capital and other
                                            general corporate purposes.
Proposed Nasdaq National Market symbol..... THER

   The number of shares of common stock to be outstanding after this offering is based on 25,170,239 shares outstanding as of September 30, 2000, and excludes:

  . 521,013 shares issuable upon exercise of outstanding warrants at a weighted average exercise price of $2.07 per share;

  . 3,791,709 shares issuable upon exercise of outstanding options under our 1997 Stock Plan at a weighted average exercise price of $2.65 per share;

  .          shares issuable to Disetronic Group upon conversion of a $2.5 million convertible promissory note, assuming an offering price of $ per share; and

  . a total of 8,307,196 shares available for future issuance under our employee stock plans.

   Except as otherwise noted, we have presented the information in this prospectus based on the following assumptions:

  . the underwriters do not exercise their over-allotment option;

  . our reincorporation from California to Delaware, to occur prior to completion of the offering;

  . the filing of our amended and restated certificate of incorporation;

  . the 2-for-1 reverse stock split to be effected in connection with the reincorporation; and

  . the conversion of each share of preferred stock into one share of common stock immediately prior to the closing of this offering.

                             SUMMARY FINANCIAL DATA
                     (in thousands, except per share data)

   The following table sets forth summary financial data for our company. You should read this information in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our financial statements and the related notes included elsewhere in this prospectus.

                                                              Six Months Ended
                                  Years Ended December 31,        June 30,
                                  --------------------------  -----------------
                                   1997     1998      1999     1999      2000
                                  -------  -------  --------  -------  --------
                                                                (unaudited)
Statement of Operations Data:
Total revenues..................  $   --   $    60  $     85  $   --   $    511
Cost of products sold ..........      --       --        --       --        296
                                  -------  -------  --------  -------  --------
Gross profit....................      --        60        85      --        215
                                  -------  -------  --------  -------  --------
Operating expenses:
  Research and development......      977    3,056     7,672    2,989     5,841
  Selling, general and
   administrative...............      703    1,810     5,557    2,126     9,787
                                  -------  -------  --------  -------  --------
    Total operating expenses....    1,680    4,866    13,229    5,115    15,628
                                  -------  -------  --------  -------  --------
Loss from operations............   (1,680)  (4,806)  (13,144)  (5,115)  (15,413)
Interest income, net............      163      142        86      162       354
                                  -------  -------  --------  -------  --------
Net loss........................   (1,517)  (4,664)  (13,058)  (4,953)  (15,059)
Dividend related to beneficial
 conversion feature of preferred
 stock..........................      --       --        --       --    (14,773)
                                  -------  -------  --------  -------  --------
Net loss available to common
 stockholders...................  $(1,517) $(4,664) $(13,058) $(4,953) $(29,832)
                                  =======  =======  ========  =======  ========
Net loss per common share, basic
 and diluted....................  $ (1.66) $ (2.31) $  (4.32) $ (1.79) $  (8.03)
                                  =======  =======  ========  =======  ========
Weighted-average shares used in
 computing net loss per common
 share, basic and diluted.......      914    2,015     3,024    2,766     3,713
Pro forma net loss per common
 share, basic and diluted.......                    $  (0.91)          $  (0.68)
                                                    ========           ========
Weighted-average shares used in
 computing pro forma net loss
 per common share, basic and
 diluted........................                      14,393             22,206

                                                    As of June 30, 2000
                                               --------------------------------
                                                                     Pro Forma
                                                Actual   Pro Forma  As Adjusted
                                               --------  ---------  -----------
                                                        (unaudited)
Balance Sheet Data:
Cash and cash equivalents..................... $ 29,624  $ 29,624     $
Working capital...............................   30,168    30,168
Total assets..................................   43,810    43,810
Deferred revenue(1)...........................      657       657
Long-term obligations, less current portion...    4,971     4,971
Convertible preferred stock...................   62,883       --
Deferred stock-based compensation, net........   (5,727)   (5,727)
Accumulated deficit...........................  (34,190)  (34,190)
Total stockholders' equity (deficit)..........  (32,692)   30,191

--------
(1) As of March 31, 2000, deferred revenue totaled $11.

   The pro forma information in the tables reflects the conversion of all of our outstanding shares of convertible preferred stock into shares of common stock. The pro forma as adjusted column of the balance sheet data also reflects
the sale of         shares of common stock offered by us at an assumed initial
public offering price of $     per share, after deducting estimated
underwriting discounts and commissions and estimated offering expenses payable
by us, and the conversion of a promissory note into      shares of common stock
upon the closing of the offering.

                                  RISK FACTORS

   An investment in our common stock offered by this prospectus involves a substantial risk of loss. You should carefully consider these risk factors, together with all of the other information included in this prospectus, before you decide to purchase shares of our common stock. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our operations. The occurrence of any of the following risks could harm our business. In that case, the trading price of our common stock could decline, and you may lose all or part of your investment.

Risks Related to our Business

We have limited operating experience and a history of net losses and may never achieve or maintain profitability.

   We have a limited history of operations that has focused primarily on research and development, product engineering, clinical trials and seeking FDA regulatory clearance to market our products. We received FDA clearance for FreeStyle in January 2000. We have generated only limited revenues from the sale of our products to date and have incurred losses every year since we began operations. We incurred losses of $4.7 million in 1998, $13.1 million in 1999 and $15.1 million in the six months ended June 30, 2000. As of June 30, 2000, we had an accumulated deficit of approximately $34.2 million. Through June 30, 2000, we have generated only nominal revenue from sales of FreeStyle, our initial product, and it is possible that we will never generate significant revenues from product sales in the future. Even if we do achieve significant revenues from our product sales, we expect that increased operating expenses will result in significant operating losses over the next several years as we, among other things:

  . expand our domestic and international selling and marketing activities as we attempt to gain market share for FreeStyle;

  . increase our research and development efforts to improve our existing products and develop new products such as our continuous glucose monitoring system;

  . perform clinical research and trials in an effort to obtain governmental clearance and approval for the commercial sale of our products; and

  . hire additional personnel to aid our research and development, and sales and marketing efforts.

   We will need to significantly increase the revenues we receive from sales of our products. We may be unable to do so and therefore may never achieve profitability. Even if we do achieve profitability, we may not be able to sustain or increase profitability on a quarterly or annual basis.

Because we expect to derive substantially all of our future revenue from sales of FreeStyle, a product we recently introduced, any failure of this product to generate significant revenues and achieve market acceptance could seriously harm our business.

   Currently, the primary products we market are the FreeStyle System kit, lancets and test strips, all of which we commercially introduced in June 2000. Our FreeStyle products are expected to account for substantially all of our revenues for at least the next several years. Accordingly, our success depends upon the acceptance by people with diabetes, as well as health care providers and third-party payors, in the United States and foreign markets of FreeStyle as a preferred blood glucose self-monitoring device.

   To date, FreeStyle has been used only by a limited number of people and there can be no assurance that people with diabetes or the medical community will endorse FreeStyle as a preferred blood glucose self-monitoring device. In addition, there can be no assurance that FreeStyle will achieve market acceptance on a timely basis, if at all, due to the influence of established glucose monitoring products, the ability of some of our competitors to price products below a price at which we can competitively manufacture and sell our products, cost constraints and the introduction or acceptance of competing products or technologies. Furthermore, we cannot guarantee that FreeStyle will encourage more active testing or that any increased market segments will not gravitate toward more established brands. If we are unable to successfully market and sell our FreeStyle products, we may not be able to generate revenues because we do not have alternative products, and our business would be seriously harmed.

   In addition, to encourage market acceptance of our products, we have decided to currently sell the FreeStyle System kit at a financial loss. In order to generate sufficient revenues in the future, we will therefore have to rely on recurring revenue from the repeated purchase of our proprietary FreeStyle test strips. If FreeStyle does not gain market share and we do not generate significant recurring revenue from the sale of our test strips, our business would be seriously harmed.

We have limited experience manufacturing our FreeStyle test strips in substantial quantities, and if we are unable to hire sufficient additional personnel, purchase additional equipment or are otherwise unable to meet customer demand, our business could suffer.

   To be successful, we must manufacture our products in substantial quantities and at acceptable costs. If we do not succeed in manufacturing sufficient quantities of our test strips to meet customer demand, we could lose customers and our business could suffer. We currently assemble our FreeStyle test strips using an assembly process with which we have limited experience. If demand for FreeStyle increases, we will need to hire additional personnel and purchase additional equipment to increase the output volume of our test strips. If we are unable to sufficiently staff our manufacturing operations or are otherwise unable to effectively assemble our test strips and meet customer demand for our products, our business could suffer.

We face competition from competitors with greater resources, which may make it difficult for us to achieve significant market penetration.

   The market for medical devices is intensely competitive, subject to rapid change and significantly affected by new product introductions and other market activities of industry participants. We compete directly with Roche Diagnostics, LifeScan, Inc., a division of Johnson & Johnson, Bayer Corporation, and MediSense, a division of Abbott Laboratories. Each of these companies produces a glucose monitoring device, is either publicly traded or a division of a publicly-traded company, and enjoys several competitive advantages, including:

  . significantly greater name recognition;

  . established relations with health care professionals, customers and third-party payors;

  . additional lines of products, and the ability to offer rebates or bundle products to offer higher discounts or incentives to gain a competitive advantage;

  . established distribution networks and relationships with retailers; and

  . greater resources for product development, sales and marketing and patent litigation.

   At any time, other companies may develop products that compete directly with our products. In addition, our competitors spend significantly greater funds for the research, development, promotion and sale of new or existing products, thereby allowing them to respond more quickly to new or emerging technologies and changes in customer requirements. For all the foregoing reasons, we may not be able to compete successfully against our current and future competitors.

If we or our suppliers fail to comply with the FDA's Quality System Regulation, our manufacturing operations could be delayed, and our business could be harmed.

   Our manufacturing processes for our FreeStyle test strips, as well as the manufacturing processes utilized by our suppliers of FreeStyle meters, lancing devices and lancets, are required to comply with the FDA's Quality System Regulation, or QSR, which covers the methods and documentation of the design, testing, production, control, quality assurance, labeling, packaging and shipping of our products. The FDA enforces the QSR through unannounced inspections. We have never been through a QSR inspection, and we cannot assure you that we would pass. Our manufacturing line at Flextronics International USA Inc. for our FreeStyle meters has also not been inspected to date. If we or one of our suppliers fail a QSR inspection, our operations could be disrupted and our manufacturing delayed. Failure to take adequate corrective action in response to a QSR inspection could force a shut-down of our manufacturing operations and a recall of our products, which would cause our product sales and profitability to suffer. Furthermore, we cannot assure you that our key component suppliers are or will continue to be in compliance with applicable regulatory requirements, will not encounter any manufacturing difficulties or will be able to maintain compliance with regulatory requirements.

If we become subject to product liability claims, we may be required to pay damages that exceed our insurance coverage.

   Our business exposes us to potential product liability claims that are inherent in the testing, production, marketing and sale of human diagnostic products. While we believe that we are reasonably insured against these risks, there can be no assurance that we will be able to obtain insurance in amounts or scope sufficient to provide us with adequate coverage against all potential liabilities. A product liability claim in excess of our insurance coverage or a recall of one of our products would have to be paid out of cash reserves.

Our inability to continue to develop innovative products in the glucose monitoring market could have a material adverse impact on our business.

   There can be no assurance that we will be able to compete effectively against our current or potential competitors in the glucose monitoring market, or that such competitors will not succeed in developing or marketing products that will be technologically superior to ours. Our products may also be rendered obsolete by technological breakthroughs in diabetes monitoring or treatment.

   We are currently developing additional enhancements for FreeStyle, as well as new products such as our continuous glucose monitoring system. Marketing of these products will require FDA and other regulatory approvals, and their development will require additional research and development expenditures. We cannot assure you that we will be successful in developing, marketing or manufacturing these new products.

   In addition, several of our competitors are in various stages of development of products similar to our continuous glucose monitoring system. If any of our competitors succeed in developing a commercially viable product and obtains government approval, this could have a material adverse effect on our business and financial condition.

We currently depend on single suppliers and manufacturers for our FreeStyle products, and the loss of any of these suppliers or manufacturers could harm our business.

   Our FreeStyle meters, along with our FreeStyle lancing devices and lancets, are each currently manufactured according to our specifications by single third-party manufacturers. The meters, lancing devices and lancets are manufactured from components purchased from outside suppliers, and some of these components are currently single-sourced. Our FreeStyle test strips, which we assemble ourselves, are comprised of several components obtained from single-source suppliers. In the event we are unable, for whatever reason, to obtain components from suppliers, or if our contract manufacturers are unable to meet our manufacturing requirements, we may not be able to obtain components from alternate suppliers or engage an additional manufacturer in a timely manner. Any disruption or delay in shipments of FreeStyle meters, test strips, lancing devices or lancets would negatively affect our revenues.

We have limited sales and marketing experience and any failure to sell our products may impact future revenues.

   We currently have limited experience in marketing and selling our products and only received regulatory clearance for our initial product in January 2000. We currently sell our products in the United States directly, rather than through distributors, using a sales organization that we assembled this year. Our products require a complex marketing and sales effort targeted at health care professionals, diabetes educators, persons with diabetes, as well as retail pharmacists. We intend to expand our sales and marketing teams significantly over the next 12 months. We will face significant challenges and risks in building and managing these teams, including managing geographically dispersed efforts and adequately training our people in the use and benefits of our products. We cannot be certain that we will be able to hire sufficient personnel to create demand for our products. In addition, to the extent that we enter into distribution arrangements for the sale of our products internationally, we will be dependent upon the sales and marketing efforts of third-party distributors. We cannot assure you that these distributors will commit the necessary resources to effectively market and sell our products, or that they will be successful in selling our products. To the extent our marketing and sales efforts are unsuccessful, we may not achieve expected revenues.

The amounts that we raise in this offering may not be adequate to take us to profitability. If we require future capital we may not be able to secure additional funding in order to expand our operations and develop new products.

   We may require supplemental financing in addition to the net proceeds of this offering before we achieve profitable operations. We may seek additional funds from public and private stock offerings, borrowings under lease lines of credit or other sources. Such additional financing may not be available on a timely basis on terms acceptable to us, or at all, or such financing may be dilutive to stockholders. We expect that our current resources, together with the proceeds from this offering and future operating revenue, will be sufficient to fund our operations through the next 12 months. The amount of money we will need will depend on many factors, including:

  . revenues generated by sales of FreeStyle and our future products, if any;

  . expenses we incur in developing and selling our products;

  . the commercial success of our research and development efforts; and

  . the emergence of competing technological developments.

   If adequate funds are not available, we may have to delay development or commercialization of our products or license to third parties the rights to commercialize products or technologies that we would otherwise seek to commercialize ourselves. We also may have to reduce marketing, customer support or other resources devoted to our products, which could have a material adverse effect on our business.

Our failure to obtain or maintain necessary FDA clearances or approvals could hurt our ability to commercially distribute and market our products in the United States.

   Our products are medical devices that are subject to extensive regulation in the United States and in foreign countries where we intend to do business. Unless an exemption applies, each medical device that we wish to market in the United States must first receive either 510(k) clearance or premarket approval from the FDA. Either process can be lengthy and expensive. The FDA's 510(k) clearance process usually takes from four to twelve months, but may take longer. The premarket approval, or PMA, process is much more costly, lengthy and uncertain. It generally takes from one to three years or even longer. Although we have obtained 510(k) clearance for our initial product, FreeStyle, our 510(k) clearance can be revoked if safety or effectiveness problems develop. We may not be able to obtain additional clearances or approvals in a timely fashion, or at all. We expect that our continuous glucose monitoring system under development will require PMA approval. Delays in obtaining clearance or approval could adversely affect our revenues and profitability.

Modification to our marketed devices may require new 510(k) clearances or PMA approvals or require us to cease marketing or recall the modified devices until such clearances are obtained.

   Any modification to an FDA cleared device that could significantly affect its safety or effectiveness, or that would constitute a major change in its intended use, requires a new FDA 510(k) clearance or, possibly PMA approval. The FDA requires every manufacturer to make this determination in the first instance, but the FDA can review any such decision. We have modified aspects of FreeStyle since receiving regulatory approval, but we believe that new 510(k) clearances are not required. We may modify future products after they have received clearance or approval, and, in appropriate circumstances, we may determine that new clearance or approval is unnecessary. We cannot assure you that the FDA would agree with any of our decisions not to seek new clearance or approval. If the FDA requires us to seek 510(k) clearance or PMA approval for any modifications to a previously cleared product, we also may be required to cease marketing or recall the modified device until we obtain such clearance or approval. Also, in such circumstances, we may be subject to significant regulatory fines or penalties.

We are currently seeking additional clearances or approvals to market FreeStyle for alternative testing sites, which we may not obtain.

   The FDA prohibits the marketing of approved medical devices for unapproved uses. FreeStyle is currently cleared for testing on the forearm or finger. We are currently seeking additional 510(k) clearance for testing on alternative sites such as the thigh, upper arm or calf. We may not receive such clearance or approval in a timely fashion or at all. We are in the process of providing additional information and results of clinical tests requested by the FDA.

Our products carry return policies that make us unable to recognize revenue from sales to retailers and wholesalers prior to resale to end users.

   Our return policy allows end users to return FreeStyle System kits for any reason to us for a full refund within 30 days of purchase. In addition, sales of our FreeStyle System kits and test strips to our retailers and wholesalers are made under arrangements allowing rights to return product where the shelf life has expired. Our FreeStyle System kits and test strips currently have an 18 month shelf life, and retailers and wholesalers can return these products to us within six months of such expiration date. As a result of these rights to return and the unavailability of historical return rates, we defer revenue recognition on sales of test strips until resold by the retailers and wholesalers to end users, and we defer revenues on FreeStyle System kits until 30 days after purchase by the end user. If we experience significant returns from retailers, wholesalers and end users, this could seriously harm our business and results of operations.

   Because we lack a historical basis from which we could estimate return rates, we are required to rely on data estimates provided to us by a third-party data provider in order to recognize revenue from sales to end users by retailers and wholesalers. These data estimates may cause imprecise revenue recognition and we do not know how long we will be required to rely on these estimates. Further, we have not yet contracted with a third-party data provider, and cannot assure you that any such provider will provide consistent, reliable data acceptable for such purposes or on a cost-effective basis.

Our products are subject to product recalls even after receiving FDA clearance.

   The FDA and similar governmental authorities in other countries have the authority to require the recall of our products in the event of material deficiencies or defects in design or manufacture. A government mandated or voluntary recall by us could occur as a result of component failures, manufacturing errors or design defects. Any recall of product could harm our business.

Complying with international regulatory requirements is an expensive and time-consuming process.

   International sales of our products will be subject to strict regulatory requirements. The regulatory review process varies from country to country. Together with our marketing partner, Disetronic Group, we are currently pursuing regulatory clearance to market our products in several countries in Europe, but we have not obtained any international regulatory approvals, including CE Marks, at this time. To do so, we will need to demonstrate the clinical efficacy of our products in particular foreign markets. This can be a lengthy and expensive process. We may not obtain such clearances and approvals on a timely basis, or at all.

If we do not provide quality customer service, we could lose customers and our operating results could suffer.

   Our ability to provide superior customer service to our customers, health care professionals and educators is critical. Our marketing plan requires that we build strong brand awareness among our customers. To do so, we will need to provide customer service representatives who are able and available to provide our customers with answers to questions regarding our products. This will require us to continue to build and maintain customer service operations, for which we currently rely on a third-party provider. We will require increased staff at our third-party provider to further support expected new customers. Any failures or disruption to our customer services operations, or the termination of our contract with our third-party provider, would harm our business.

Adverse changes in reimbursement procedures by Medicare and other third-party payors may limit our ability to market and sell our products.

   In the United States, purchasers of medical devices generally rely on Medicare, Medicaid, private health insurance plans, health maintenance organizations and other sources of reimbursement for health care costs to reimburse all or part of the cost of the product. Many of these third-party payors are moving toward a managed-care system in which they contract to provide comprehensive health care for a fixed cost per person. The fixed cost per person established by these third-party payors may be independent of the cost of the specific device used. Medicare and other third-party payors are increasingly scrutinizing whether to cover new products and the level of reimbursement for covered products.

   In the United States, glucose self-monitoring devices and test strips are generally covered by Medicare and other third-party payors. We believe that the FreeStyle System will be covered under existing policies. International market acceptance of our products may depend, in part, upon the availability of reimbursement within prevailing health care payment systems. Reimbursement and health care payment systems in international markets vary significantly by country, and include both government sponsored health care and private insurance. We cannot assure you that any international reimbursement approvals will be obtained in a timely manner, if at all. Our failure to receive international reimbursement approvals could have a material adverse effect on market acceptance of our products in the international markets in which such approvals are sought.

   We believe that in the future, reimbursement will be subject to increased restrictions both in the United States and in international markets. We further believe that the overall escalating cost of medical products and services will continue to lead to increased pressures on the health care industry, both domestic and international, to reduce the cost of products and services, including our current products and products under development. There can be no assurance that third-party reimbursement and coverage will be available or adequate in either the United States or international markets or that future legislation, regulation or reimbursement policies of third-party payors will not otherwise adversely affect the demand for our existing products or products currently under development by us or our ability to sell our products on a profitable basis. The unavailability of third-party payor coverage or the inadequacy of reimbursement could have a material adverse effect on our business, financial condition and results of operations.

We outsource several key parts of our operations and any interruption in the services provided could harm our business.

   We currently outsource several aspects of our business, including the manufacture of FreeStyle meters, lancing devices and lancets, the operation of our website, the functioning of our procurement systems, and our customer service support staff. Since outsourcing leaves us without direct control over these business functions, interruptions in the services of our third-party providers may be difficult or impossible to remedy in a timely fashion. In addition, we may be unable to obtain the necessary resources from our third-party providers to meet realized growth in our business.

We may have warranty claims that exceed our reserves.

   We may face warranty exposure, which could adversely affect our operating results. FreeStyle carries a 5-year warranty against defects in materials and workmanship. We will be responsible for all claims, actions, damages, liens, liabilities, costs and expenses for defects attributable to this product. We have established reserves for the liability associated with product warranties. However, any unforeseen warranty exposure could adversely affect our operating results.

We currently have only one distributor in Europe, and if we lose this distributor or are unable to attract additional distributors, we may never realize international revenues.

   We recently entered into an agreement for the exclusive marketing and sale of FreeStyle in several European countries, subject to regulatory approval by each of those countries. We will be substantially dependent on this distributor in these markets. We also intend to attract other distributors in additional international markets, and if we fail to do so, we may never realize significant international revenues.

We are subject to additional risks associated with international operations.

   Foreign regulatory agencies often establish requirements different from those in the United States. Fluctuations in exchange rates of the U.S. dollar against foreign currencies may affect demand for our products overseas. In addition, our international sales may be adversely affected by export license requirements, the imposition of governmental controls, political and economic instability, trade restrictions, changes in tariffs and difficulties in staffing and managing international operations.

All our operations are currently conducted at a single facility, and a disaster at this facility is possible and could result in a prolonged interruption of our business.

   We currently conduct all our scientific, manufacturing and management activities at a single facility in Alameda, California near known earthquake fault zones. Our sole supplier of FreeStyle meters is also currently manufacturing these devices in the San Francisco Bay Area. In addition, we are located adjacent to a major international airport. We have taken precautions to safeguard our facilities, including insurance, health and safety protocols, and off-site storage of computer data and biological inventories. However, a natural disaster, such as an earthquake, fire, flood, outbreak of infectious disease or an airplane runway disaster, could cause substantial delays in our operations, cause us to incur additional expenses and adversely affect our reputation with customers.

Risks Related to Operating in our Industry

Our industry is subject to rapid technological change, which could make our products obsolete or cause us to lose our competitive advantage over our competitors.

   In order to be successful, we must continue to develop innovative products in our field that are technologically superior to those of our competitors. Our present or future products could be rendered obsolete or uneconomical by technological advances by one or more of our current or future competitors. In addition, the introduction or announcement of new products by us or others could result in a delay or decrease in sales of existing products, as customers evaluate these new products. Our future success will depend on our ability to compete effectively against current technologies as well as respond effectively to technological advances. Furthermore, if a cure for diabetes is established, our monitoring products would no longer be necessary.

Our success will depend on our ability to attract and retain key personnel and scientific staff.

   We believe our future success will depend upon our ability to successfully manage our growth, including attracting and retaining scientists, engineers and other highly skilled personnel. Our employees are at-will and not subject to employment contracts. Hiring qualified management and technical personnel will be difficult due to the limited number of qualified professionals. Competition for these types of employees is intense. We have in the past experienced difficulty in recruiting qualified personnel. Failure to attract and retain personnel, particularly management and technical personnel, would materially harm our business.

If we fail to protect our intellectual property rights, our competitors may take advantage of our ideas and compete directly against us.

   We rely on patent protection, as well as a combination of copyright, trade secret and trademark laws, and nondisclosure, confidentiality agreements and other contractual restrictions to protect our proprietary technology. However, these legal means afford only limited protection and may not adequately protect our rights or permit us to gain or keep any competitive advantage. For example, our patents may be challenged, invalidated or circumvented by third parties. Our patent applications and the notices of allowance we have received may not be issued as patents in a form that will be advantageous to us. We may not be able to prevent the unauthorized disclosure or use of our technical knowledge or other trade secrets by employees. Furthermore, the laws of foreign countries may not protect our intellectual property rights to the same extent as the laws of the United States. Even if our intellectual property rights are adequately protected, litigation may be necessary to enforce our intellectual property rights, which could result in substantial costs to us and result in a substantial diversion of management attention. If our intellectual property is not adequately protected, our competitors could use our intellectual property to enhance their products and compete more directly with us, which could result in a decrease in our market share.

Because the medical device industry is litigious, we may be sued for allegedly violating the intellectual property rights of others.

   The medical device industry is characterized by a substantial amount of litigation over patent and other intellectual property rights. Determining whether a product infringes a patent involves complex legal and factual issues, and the outcome of patent litigation actions is often uncertain. Our competitors may assert that our products and the methods we employ in the use of our products are covered by U.S. or foreign patents held by them. In addition, because patent applications can take many years to issue, there may be applications now pending of which we are unaware, which may later result in issued patents which our products may infringe. There could also be existing patents that one or more of our products may inadvertently be infringing of which we are unaware.

   To address patent infringement or other intellectual property claims, we may have to enter into licensing agreements or agree to pay royalties at a substantial cost to our business. We may be unable to obtain necessary licenses. If we are unsuccessful in our defense against such a claim, and if we are unable to license the technology at issue or to design around the patent, we could be prevented from selling our products and our business would suffer.

Our rights to the use of technologies licensed to us by third-parties are not within our control, and without these technologies, our products may not be successful and our business would be harmed.

   We rely on licenses to use various technologies that are material to our business. We do not own the patents that underlie these licenses. Our rights to use these technologies and employ the inventions claimed in the licensed patents are subject to our licensors abiding by the terms of those licenses and not terminating them. In most cases, we do not control the prosecution or filing of the patents to which we hold licenses. Instead, we rely upon our licensors to prevent infringement of those patents. Some of the licenses under which we have rights, such as the license from the University of Texas at Austin, provide us with exclusive rights in specified fields, but we cannot assure you that the scope of our rights under these and other licenses will not be subject to dispute by our licensors or third-parties.

Risks Related to this Offering

Our common stock has not been publicly traded, and we expect that the price of our common stock will fluctuate substantially.

   Prior to this offering, there has been no public market for shares of our common stock. An active public trading market may not develop following completion of this offering or, if developed, may not be sustained. The price of the shares of common stock sold in this offering will be determined by negotiation between the underwriters and us. This price will not necessarily reflect the market price of the common stock following this offering. The market price for the common stock following this offering will be affected by a number of factors, including:

  . the announcement of new products or product enhancements by us or our competitors;

  . announcements of technological or medical innovations in the monitoring or treatment of diabetes;

  . product liability claims or other litigation;

  . quarterly variations in our or our competitors' results of operations;

  . changes in governmental regulations or in the status of our regulatory approvals or applications;

  . regulatory or reimbursement developments in the United States or other countries;

  . changes in earnings estimates or recommendations by securities analysts;
    and

  . general market conditions and other factors, including factors unrelated to our operating performance or the operating performance of our competitors.

There is a large number of shares that may be sold in the market following this offering which may cause the price of our common stock to decline.

   After this offering, we will have approximately            shares of common
stock outstanding, or            shares if the underwriters' over-allotment is
exercised in full. The            shares sold in this offering, or
shares if the underwriters' over-allotment is exercised in full, will be freely tradeable without restriction or further registration under the federal securities laws unless purchased by our affiliates. The remaining 25,170,239 shares of common stock outstanding after this offering and 4,312,722 shares issuable upon exercise of outstanding options and warrants to purchase shares of common stock, will be available for sale in the public market as follows:

   Number of
     Shares   Date of Availability for Sale
   ---------  -----------------------------
       0      Immediately after the date of this prospectus

   25,170,239 180 days after the effective date of the registration statement containing this prospectus (subject in some cases to volume and other limitations)

   4,312,722  At various times after 180 days following the effective date of the registration statement containing this prospectus

   The above table assumes the effectiveness of the lock-up agreements with the underwriters under which holders of substantially all of our common stock have agreed not to sell or otherwise dispose of their shares of common stock. Approximately 13.3 million of the shares that will be available for sale after the expiration of the lock-up period will be subject to volume restrictions because they are held by our affiliates. In addition, Bear, Stearns & Co. Inc. may waive these lock-up restrictions prior to the expiration of the lock-up period without prior notice.

   If our common stockholders sell substantial amounts of common stock in the public market, or the market perceives that such sales may occur, the market price of our common stock could fall. After this offering, the holders of approximately 20,599,805 shares of common stock will have rights, subject to some conditions, to require us to file registration statements covering their shares or to include their shares in registration statements that we may file for ourselves or other stockholders. Furthermore, if we were to include in a company-initiated registration statement shares held by those holders pursuant to the exercise of their registration rights, those sales could impair our ability to raise needed capital by depressing the price at which we could sell our common stock.

You will experience immediate and substantial dilution.

   We expect the initial public offering price of our shares to be substantially higher than the net tangible book value per share of the outstanding common stock. Accordingly, investors purchasing shares of common stock in this offering will:

  . pay a price per share that substantially exceeds the value of our assets after subtracting liabilities; and

  . contribute    % of the total amount invested to date to fund us, but will
    own only    % of the shares of common stock outstanding. To the extent outstanding stock options or warrants are exercised, there will be further dilution to new investors.

Our principal stockholders, executive officers and directors own a significant percentage of our stock, and as a result, the trading price for our shares may be depressed and these stockholders can take actions that may be adverse to your interests.

   Our executive officers and directors and entities affiliated with them will,
in the aggregate, beneficially own approximately    % of our common stock
following this offering. This significant concentration of share ownership may adversely affect the trading price for our common stock because investors often perceive disadvantages in owning stock in companies with controlling stockholders. These stockholders, acting together, will have the ability to exert substantial influence over all matters requiring approval by our stockholders, including the election and removal of directors and any proposed merger, consolidation or sale of all or substantially all of our assets. In addition, they could dictate the management of our business and affairs. This concentration of ownership could have the effect of delaying, deferring or preventing a change in control, or impeding a merger or consolidation, takeover or other business combination that could be favorable to you.

Our charter documents and Delaware law may inhibit a takeover that stockholders consider favorable and could also limit the market price of your stock.

   Our amended and restated certificate of incorporation and by-laws will contain provisions that could delay or prevent a change in control of our company. Some of these provisions:

  . authorize the issuance of preferred stock which can be created and issued by the board of directors without prior stockholder approval, commonly referred to as "blank check" preferred stock, with rights senior to those of common stock; and

  . provide for a classified board of directors.

   In addition, we are governed by the provisions of Section 203 of Delaware General Corporate Law. These provisions may prohibit large stockholders, in particular those owning 15% or more of our outstanding voting stock, from merging or combining with us. These and other provisions in our amended and restated certificate of incorporation and by-laws and under Delaware law could reduce the price that investors might be willing to pay for shares of our common stock in the future and result in the market price being lower than it would be without these provisions.

We do not expect to pay dividends in the foreseeable future and stockholders must rely on stock appreciation for any return on investment.

   We do not intend to pay dividends on our common stock for the foreseeable future. As a result, only the appreciation, if any, of the price of our common stock will provide a return to investors.

                             INFORMATION REGARDING
                           FORWARD-LOOKING STATEMENTS

   This prospectus, including the sections entitled "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business" may contain forward-looking statements. These statements relate to future events or our future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our or our industry's actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by the forward-looking statements. These risks and other factors include those listed under "Risk Factors" and elsewhere in this prospectus. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "intends," "potential," "continue" or the negative of these terms or other comparable terminology. These statements are only predictions. Actual events or results may differ materially. In evaluating these statements, you should specifically consider various factors, including the risks outlined under "Risk Factors." These factors may cause our actual results to differ materially from any forward-looking statement.

   Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of these forward-looking statements. We are under no duty to update any of the forward-looking statements after the date of this prospectus to conform our prior statements to actual results.

                                USE OF PROCEEDS

   We estimate that the net proceeds from the sale of the    shares of common
stock that we are selling in this offering will be approximately $     million
based on the assumed initial public offering price of $      per share, the
mid-point of the range on the front cover of this prospectus, and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us. If the underwriters' over-allotment option is exercised in full, we estimate that we will receive net proceeds of
approximately $    million.

   We intend to use the net proceeds of this offering, together with our cash on hand, primarily to fund continued sales and marketing efforts and for research and development activities. We expect to use the remainder of the net proceeds for working capital and general corporate purposes, including capital expenditures. Pending the uses outlined above, we will invest the net proceeds of this offering in short-term, interest-bearing, investment grade securities.

   The amounts actually expended for such purposes may vary significantly and will depend on a number of factors, including the amount of our future revenues and the other factors described under "Risk Factors." Accordingly, we will retain broad discretion in the allocation of the net proceeds of this offering. In addition, should we determine to employ cash resources for the acquisition of complementary businesses, products or technologies, the amounts available for the purposes cited above may be significantly reduced. Although we evaluate potential acquisitions in the ordinary course of business, we have no specific understandings, commitments, or agreements with respect to any acquisition or investment at this time.

                                DIVIDEND POLICY

   Since the formation of TheraSense, Inc., we have never declared or paid dividends on our capital stock. We currently expect to retain our future earnings, if any, for use in the operation and expansion of our business and do not anticipate paying any dividends in the foreseeable future.

                                 CAPITALIZATION

   The following table sets forth our actual capitalization as of June 30, 2000. Our capitalization is also presented:

  . on a pro forma basis to give effect to the conversion of all outstanding shares of convertible preferred stock into shares of common stock immediately prior to the completion of this offering; and

  . on a pro forma as adjusted basis to reflect the sale in this offering of shares of common stock at an assumed initial public offering price of
    $    per share, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us, the issuance
    of            shares to Disetronic Group upon conversion of a $2.5
    million promissory note and the filing of an amendment to our certificate of incorporation.

                                                      As of June 30, 2000
                                                 --------------------------------
                                                                       Pro Forma
                                                  Actual   Pro Forma  As Adjusted
                                                 --------  ---------  -----------
                                                  (in thousands, except share
                                                             data)
                                                          (unaudited)
Long-term obligations, less current portion....  $  4,971  $  4,971     $4,971
                                                 --------  --------     ------
Convertible preferred stock, $0.001 par value;
 20,609,647 shares authorized, 20,078,792
 shares issued and outstanding, actual; no
 shares authorized, issued and outstanding, pro
 forma and pro forma as adjusted...............    62,883       --         --
                                                 --------  --------     ------
Stockholders' equity (deficit):
Preferred stock, $0.001 par value; no shares
 authorized, issued or outstanding, actual and
 pro forma; 5,000,000 shares authorized, no
 shares issued or outstanding, pro forma as
 adjusted......................................       --        --         --
Common stock, $0.001 par value; 200,000,000
 shares authorized; 5,008,559 shares issued and
 outstanding, actual; 25,087,351 shares issued
 and outstanding, pro forma;    shares issued
 and outstanding, pro forma as adjusted........         5        25
Additional paid-in capital.....................     7,515    70,378
Notes receivable from stockholders.............      (295)     (295)
Deferred stock-based compensation, net.........    (5,727)   (5,727)
Accumulated deficit............................   (34,190)  (34,190)
                                                 --------  --------     ------
  Total stockholders' equity (deficit).........   (32,692)   30,191
                                                 --------  --------     ------
Total capitalization...........................  $ 35,162  $ 35,162     $
                                                 ========  ========     ======

   In addition to the shares of common stock to be outstanding after the offering, we may issue additional shares of common stock under the following plans and arrangements:

  . 521,013 shares issuable upon exercise of outstanding warrants as of June
    30, 2000 at a weighted average exercise price of $2.07 per share;

  . 2,672,948 shares issuable upon exercise of outstanding options under our 1997 Stock Plan at a weighted average exercise price of $1.73 per share as of June 30, 2000; and

  . a total of 8,307,196 shares available for future issuance under our employee stock plans.

   You should read the capitalization table together with the sections of this prospectus entitled "Selected Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" and with the financial statements and related notes beginning on page F-1.

                                    DILUTION

   Our pro forma net tangible book value at June 30, 2000 was approximately $30.2 million, or $1.20 per share, after giving effect to the conversion of all outstanding shares of our convertible preferred stock into shares of common stock upon completion of this offering. Pro forma net tangible book value per share is equal to our total tangible assets less our total liabilities, divided by the total number of shares of our common stock outstanding. After giving
effect to the sale of the       shares of our common stock offered in this
offering at an assumed initial public offering price of $   per share and after
deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us, our pro forma as adjusted net tangible book
value at June 30, 2000 would have been approximately $  , or $   per share.
This represents an immediate increase in net tangible book value of $   per
share to existing stockholders and an immediate dilution of $   per share to
new investors purchasing shares of our common stock in this offering.

   The following table illustrates the per share dilution to the new investors:

   Assumed initial public offering price per share..................       $
   Pro forma net tangible book value per share at June 30, 2000..... $1.20
   Increase in pro forma net tangible book value per share
    attributable to this offering...................................
                                                                     -----
   Pro forma net tangible book value per share as adjusted after this offering...................................................
                                                                           ---
   Dilution per share to new investors in this offering.............       $
                                                                           ===

   If the underwriters exercise their over-allotment option in full, there will
be an increase in pro forma net tangible book value to $   per share to
existing stockholders and an immediate dilution in pro forma net tangible book
value of $   to new investors.

   The following table summarizes, on a pro forma basis as of June 30, 2000, the total number of stockholders and new investors with respect to the number of shares of common stock purchased from us, the total consideration paid and the average price per share paid by the existing stockholders and by the new investors in this offering before deducting the underwriting discounts and commissions and estimated offering expenses payable by us:

                                 Shares Purchased  Total Consideration  Average
                                ------------------ -------------------   Price
                                 Numbers   Percent   Amount    Percent Per Share
                                ---------- ------- ----------- ------- ---------
Existing stockholders.......... 25,087,351      %  $63,250,415      %    $2.52
New investors..................                 %                   %      $
                                ----------   ---   -----------   ---
    Total......................              100%  $             100%
                                ==========   ===   ===========   ===

   If the underwriters exercise their over-allotment option in full, our
existing stockholders would own   % and our new investors would own   % of the
total number of shares of our common stock outstanding after this offering.

   Assuming the exercise in full of all options and warrants outstanding and exercisable as of June 30, 2000, the average price per share paid by our
existing stockholders would be reduced by $   per share to $   per share.

   The preceding discussion and tables assume no exercise of stock options or warrants outstanding as of June 30, 2000. As of June 30, 2000, there were:

  . 521,013 shares issuable upon exercise of outstanding warrants at a weighted average exercise price of $2.07 per share;

  . 2,672,948 shares issuable upon exercise of outstanding options under our 1997 Stock Plan at a weighted average exercise price of $1.73 per share,

  .          shares issuable to Disetronic Group upon conversion of a
    convertible promissory note; and

  . a total of 8,307,196 shares available for future issuance under our employee stock plans.

   After this offering and assuming the exercise in full of all options and warrants outstanding and exercisable as of June 30, 2000, our pro forma net
tangible book value per share as of June 30, 2000 would be $   per share,
representing an immediate increase in net tangible book value of $   per share
to existing stockholders and an immediate dilution in net tangible book value
of $   per share to new investors.

                            SELECTED FINANCIAL DATA
                     (in thousands, except per share data)

   The selected financial data set forth below are derived from our financial statements. The statement of operations data for the fiscal years ended December 31, 1996, and the balance sheet data as of December 31, 1996 and 1997 are derived from our audited financial statements not included in this prospectus. The statement of operations data for the fiscal years ended December 31, 1997, 1998 and 1999 and the balance sheet data as of December 31, 1998 and 1999 are derived from our audited financial statements included in this prospectus. The statement of operations data for the six months ended
June 30, 1999 and 2000 and the balance sheet data as of June 30, 2000 are derived from our unaudited financial statements included in this prospectus. Our unaudited financial statements have been prepared by us on a basis consistent with our audited financial statements and, in management's opinion, include all adjustments necessary, consisting only of normal recurring adjustments, for a fair presentation of such information. The results of operations for the six months ended June 30, 2000 are not necessarily indicative of the results to be expected for the entire fiscal year, for any other interim period or for any future fiscal year. The selected financial data set forth below should be read in conjunction with our financial statements, the related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus.

                           Period from
                          April 3, 1996                              Six Months Ended
                          (inception) to Years Ended December 31,        June 30,
                           December 31,  --------------------------  -----------------
                               1996       1997     1998      1999     1999      2000
                          -------------- -------  -------  --------  -------  --------
                                                                       (unaudited)
Statement of Operations
 Data:
Research grant revenue..       $618      $   --   $    60  $     60  $   --   $      3
Product sales...........        --           --       --         25      --          8
License income..........        --           --       --        --       --        500
                               ----      -------  -------  --------  -------  --------
    Total revenues......        618          --        60        85      --        511
Cost of products sold...        --           --       --        --       --        296
                               ----      -------  -------  --------  -------  --------
Gross profit............        618          --        60        85      --        215
                               ----      -------  -------  --------  -------  --------
Operating expenses:
  Research and
   development..........        228          977    3,056     7,672    2,989     5,841
  Selling, general and
   administrative.......        199          703    1,810     5,557    2,126     9,787
                               ----      -------  -------  --------  -------  --------
    Total operating
     expenses...........        427        1,680    4,866    13,229    5,115    15,628
                               ----      -------  -------  --------  -------  --------
Income (loss) from
 operations.............        191       (1,680)  (4,806)  (13,144)  (5,115)  (15,413)
Interest income
 (expense), net.........         (9)         163      142        86      162       354
                               ----      -------  -------  --------  -------  --------
Net income (loss).......        182       (1,517)  (4,664)  (13,058)  (4,953)  (15,059)
                               ----      -------  -------  --------  -------  --------
Dividend related to
 beneficial conversion
 feature of preferred
 stock..................        --           --       --        --       --    (14,773)
Net income (loss)
 available to common
 stockholders...........       $182      $(1,517) $(4,664) $(13,058) $(4,953) $(29,832)
                               ====      =======  =======  ========  =======  ========
Net income (loss) per
 common share, basic and
 diluted................                 $ (1.66) $ (2.31) $  (4.32) $ (1.79) $  (8.03)
                                         =======  =======  ========  =======  ========
Weighted-average shares
 used in computing net
 loss per common share,
 basic and diluted......                     914    2,015     3,024    2,766     3,713
Pro forma net loss per
 common share, basic and
 diluted (unaudited)....                                   $  (0.91)          $  (0.68)
                                                           ========           ========
Weighted-average shares
 used in computing pro
 forma net loss per
 common share, basic and
 diluted (unaudited)....                                     14,393             22,206

                                       As of December 31,             As of
                                  -------------------------------   June 30,
                                  1996  1997     1998      1999       2000
                                  ---- -------  -------  --------  -----------
                                                                   (unaudited)
Balance Sheet Data:
Cash and cash equivalents........ $122 $ 4,088  $11,438  $  2,322   $ 29,624
Working capital..................  121   3,595   10,956       792     30,168
Total assets.....................  178   4,680   12,379     7,281     43,810
Deferred revenue.................  --       72       11       512        657
Long-term obligations, less
 current portion.................  --      --       520     2,576      4,971
Convertible preferred stock......  --    5,526   17,361    20,472     62,883
Deferred stock-based
 compensation, net...............  --      --       --     (1,244)    (5,727)
Retained earnings (accumulated
 deficit)........................  107  (1,410)  (6,074)  (19,132)   (34,190)
Total stockholders' equity
 (deficit).......................  129  (1,387)  (6,047)  (18,159)   (32,692)

   See our financial statements and related notes for a description of the calculation of the historical and pro forma net loss per common share and the weighted-average number of shares used in computing the historical and pro forma per common share data.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

   The following discussion should be read in conjunction with our financial statements and related notes appearing elsewhere in this prospectus. This discussion may contain forward-looking statements based upon current expectations that involve risks and uncertainties. Our actual results and the timing of selected events could differ materially from those anticipated in these forward-looking statements as a result of selected factors, including those set forth under "Risk Factors" and elsewhere in this prospectus.

Overview

   We develop and sell easy to use glucose self-monitoring systems that dramatically reduce the pain of testing for people with diabetes. Our initial product, FreeStyle, received FDA clearance in January 2000, and we commenced commercial shipments on June 28, 2000. We are marketing and selling FreeStyle in the United States through wholesalers, retailers, health care professionals and direct to consumers over the telephone and our website. To date, we have generated nominal revenues.

   Since our inception in 1996, we have devoted substantially all of our resources to research and development activities. We have incurred significant operating losses and negative cash flows from operations in each full fiscal year since inception. We have incurred net losses of $1.5 million in 1997, $4.7 million in 1998, $13.1 million in 1999 and $15.1 million for the six months ended June 30, 2000. As of June 30, 2000, we had an accumulated deficit of $34.2 million. We expect to incur significant additional losses as we expand our product launch and related sales and marketing efforts and continue to develop new products.

   Revenues are generated from sales of our FreeStyle System kit and from the recurring sales of test strips and lancets. Our return policy allows end users to return FreeStyle System kits to us for a full cash refund within 30 days of purchase. In addition, sales of our FreeStyle System kit and test strips to our retailers and wholesalers are made under arrangements allowing rights to return these products where the shelf life has expired. Our FreeStyle System kit and test strips currently have an 18 month shelf life, and retailers and wholesalers can return these products to us up to six months beyond such expiration date. As a result of these rights of return and the current unavailability of historical trends in sales and product returns, we defer revenue recognition on sales of test strips until resold by the retailers and wholesalers to end users, and we defer revenues on FreeStyle System kits until 30 days after purchase by the end user. We recognize revenue on direct product sales over the telephone or our website to end users upon shipment for test strips and lancets, and 30 days after purchase on sales of FreeStyle System kits. Our current sales terms to retailers and wholesalers provide for customer payment within 60 days of shipment on initial orders and payment within 30 days for subsequent orders. We believe our terms to retailers, wholesalers and end users, including their rights to return, are similar to our competitors' terms.

   Manufacturers typically sell their glucose monitoring devices at substantial discounts to list prices or offer customer rebates to expand their installed base of products and thus increase the market for their disposable test strips and lancets. Similarly, we have been offering and expect to continue to offer such discounts and rebates on our FreeStyle System kits to establish an installed base of systems from which we expect to generate recurring revenues from our disposable test strips and lancets. Due to the recent commencement of our initial sales, we do not have significant historical trends in rebates claimed by end users. As a result, we record an allowance for 100% of the allowable rebate as a reduction of revenues reported. As we accumulate trend data in rebates claimed, we may change the percentage of the allowable rebate recorded as a reduction of revenues.

   The initial product mix of FreeStyle System kits when compared to test strips and lancets will negatively impact our gross margins for the foreseeable future, as FreeStyle System kits have lower gross margins. Due to these lower margins, as well as the investment in inventory and receivables required in connection with our FreeStyle product launch, we will require a substantial amount of additional working capital. In the event we establish an installed base of systems, we expect to generate a substantial portion of revenues through recurring sales of our FreeStyle test strips and lancets, as well as sales of FreeStyle System kits to new users.

   Cost of products sold consists of payments to our manufacturing and distribution partners, expenses relating to our disposable test strip manufacturing, internal operations, warranties, amortization of deferred stock-based compensation and royalties payable under technology licenses. We offer a five-year warranty on our FreeStyle meter. We manufacture our disposable test strips ourselves at our facility in Alameda, California. We outsource the manufacturing, packaging and testing of our FreeStyle meters to Flextronics, an electronics contract manufacturer. Our FreeStyle lancing device and disposable lancets are manufactured by Gainor Medical North America LLC, a wholly-owned subsidiary of Matria Healthcare, Inc. Our distribution services are performed by Livingston Health Care Systems Inc.

   Research and development expenses include costs associated with the design, development, testing and enhancement of our products. These costs consist primarily of salaries and related personnel expenses, fees paid to outside service providers, expenditures for purchases of laboratory supplies and clinical trials, amortization of deferred stock-based compensation and overhead allocated to product development. Commencing in June 2000, we transitioned the recording of manufacturing-related costs from research and development expense to cost of revenues. All research and development costs are expensed as incurred. Our research and development efforts are periodically subject to significant non-recurring costs and fees that can cause significant variability in our quarterly research and development expenses.

   Selling, general and administrative expenses primarily consist of salaries, commissions and related expenses for personnel engaged in sales, marketing, customer service and administrative functions, costs associated with advertising, promotional and other marketing activities, tradeshow expenses, legal expenses, regulatory fees, amortization of deferred stock-based compensation and general corporate expenses.

   Deferred stock-based compensation consists of amortization of deferred compensation in connection with stock option grants and sales of stock to employees and non-employees at exercise or sales prices below the estimated fair market value of our common stock. As of June 30, 2000, we have recorded aggregate deferred stock-based compensation of $6.3 million, of which $5.7 will be amortized to expenses on a straight line basis through 2004. This amount is being amortized over the respective vesting periods of these equity instruments, which is typically four years. Deferred stock-based compensation has been allocated according to employees and their respective departments.

   In September 2000, we entered into a five-year exclusive distribution agreement with Disetronic Group for FreeStyle in Germany, Switzerland, Denmark, Austria, Sweden, Finland, Norway and the Netherlands. In connection with this agreement, we received an advance purchase order from Disetronic of $1.5 million, which will be recognized as products are shipped. In addition, we issued Disetronic a note for $2.5 million which is automatically convertible
into           shares of common stock upon the completion of this offering.

Results of Operations

 Six Months Ended June 30, 1999 and June 30, 2000

   Total revenues. No revenues were reported for the six months ended June 30, 1999. Revenues reported for the six months ended June 30, 2000 totaled $0.5 million, principally consisting of a distribution license fee payment. The income recognized related to a specific non-refundable negotiation fee on a potential distribution arrangement, which was never consummated. For the majority of the product shipped during our FreeStyle product launch, which commenced on June 28, 2000, revenues were deferred awaiting sale through to end users. As of June 30, 2000, deferred revenues approximated $0.7 million, attributable to one significant retail trade customer.

   Cost of products sold. No cost of products sold was reported for the six months ended June 30, 1999. Cost of products sold for the six months ended June 30, 2000 was $0.3 million, or 58% of total revenues. Cost of products sold principally related to start-up production costs, as there was no cost associated with the license fee income earned. There was no stock-based compensation expense reported in cost of products sold as the amount attributable to June 2000 was insignificant. Prior to our product launch on June 28, 2000, costs associated with start-up manufacturing-related activities, including stock-based compensation expense, were reported as research and development expenses.

   Gross profit. No gross profit was reported for the six months ended June 30, 1999. Gross profit for the six months ended June 30, 2000 was $0.2 million, or 42% of total revenues.

   Research and development expenses. Research and development expenses increased from $3.0 million for the six months ended June 30, 1999 to $5.8 million for the six months ended June 30, 2000, representing an increase of $2.8 million or 95%. This increase was primarily attributable to the hiring of additional personnel, overhead costs associated with our new facility, materials and supplies used in the product development efforts and the payment of fees to outside service providers. Amortization of deferred stock-based compensation was $0.2 million for the six months ended June 30, 2000. Stock-based compensation expense for the corresponding period in 1999 was insignificant.

   Selling, general and administrative expenses. Selling, general and administrative expenses increased from $2.1 million for the six months ended June 30, 1999 to $9.8 million for the six months ended June 30, 2000, representing an increase of $7.7 million, or 360%. This increase was primarily attributable to recruiting and hiring our U.S. direct sales force, advertising, marketing activities and other spending associated with the launch of FreeStyle, higher facilities rent and overhead costs, increased travel costs primarily attributable to our new sales force, and establishing customer service and support operations. Amortization of deferred stock-based compensation was $0.3 million for the six months ended June 30, 2000. Stock-based compensation expense for the corresponding period in 1999 was insignificant.

   Interest income, net. Net interest income increased from $0.2 million for the six months ended June 30, 1999 to $0.4 million for the six months ended June 30, 2000, representing an increase of $0.2 million or 118%. Interest income results from our interest on cash and cash equivalents, while interest expense is associated with borrowings under lines of credit and capital lease obligations. Interest income for the six months ended June 30, 2000 increased due to higher average cash and cash equivalents balances, resulting from the net proceeds of a private equity offering completed in February 2000. Interest expense for the six months ended June 30, 2000 increased to a lesser extent, reflective of additional borrowings under available lines of credit, amortization of discount associated with warrants issued in connection with certain lines of credit and capital lease obligations arising under a sale and leaseback transaction.

 Years Ended December 31, 1997, 1998 and 1999

   Total revenues. Revenues recorded in 1998 and 1999 principally related to research grants and the sale of clinical evaluation units. There was no cost of products sold and nominal gross profits recorded in fiscal years 1997, 1998 and 1999.

   Research and development expenses. Research and development expenses increased from $1.0 million in 1997 to $3.1 million in 1998 and to $7.7 million in 1999. The increase in research and development expenses from 1997 to 1998 was primarily attributable to expansion in the product development efforts on both FreeStyle and our continuous glucose monitoring system. The increase in research and development expenses from 1998 to 1999 was principally due to the hiring of additional personnel and increased spending associated with the development of FreeStyle.

   Selling, general and administrative expenses. Selling, general and administrative expenses increased from $0.7 million in 1997 to $1.8 million in 1998 and $5.6 million in 1999. The increase from 1997 to 1998 was primarily attributable to increased personnel costs. The increase from 1998 to 1999 was primarily attributable to increased personnel costs, marketing expenses, and costs associated with moving into our new facility in August 1999.

   Interest income, net. Net interest income remained relatively comparable at $0.2 million in 1997 and $0.1 million in 1998 and 1999, respectively. Interest income results from our interest on cash and cash equivalents, while interest expense is associated with borrowings under lines of credit and capital lease obligations. Interest expense increased in 1999 attributable to increased borrowings under lines of credit and purchase of office equipment under a capital lease.

   Provision for income taxes. We incurred net operating losses for the years ended December 31, 1997, 1998 and 1999, and, accordingly, we did not pay any federal or state income taxes. As of December 31, 1999, we had accumulated approximately $17.5 million in both federal and state net operating loss carryforwards, respectively, to reduce future taxable income. We also had federal and state research and development tax credit carryforwards as of December 31, 1999 of approximately $0.5 million and $0.4 million respectively. If not utilized, the federal carryforward will expire in various amounts beginning in 2018. The state research credit can be carried forward indefinitely. Our utilization of the net operating losses may be subject to substantial annual limitations under Section 382 of the Internal Revenue Code of 1986, as amended. The annual limitations may result in the expiration of net operating losses prior to utilization. We have not recorded a benefit from our net operating loss carryforwards because we believe that it is uncertain that we will have sufficient income from future operations to realize the carryforwards prior to their expiration. Accordingly, we have established a valuation allowance against the deferred tax asset arising from the carryforwards.

Liquidity and Capital Resources

   Since our inception we have financed our operations primarily through private placements of convertible preferred stock resulting in net proceeds of $62.9 million. We have also financed our operations through equipment financing arrangements and other loans with $7.3 million in principal outstanding at June 30, 2000. Borrowings under these arrangements are repaid monthly at interest rates of between 8.5% and 16.6% per annum. As of June 30, 2000, we had cash and cash equivalents of $29.6 million.

   Net cash used in operating activities was approximately $1.1 million, $4.5 million, $11.8 million and $17.0 million for the years ended December 31, 1997, 1998, 1999 and for the six months ended June 30, 2000, respectively. For such periods, net cash used in operating activities resulted primarily from net losses. In addition, cash used in operations for the six months ended June 30, 2000 reflects our investment in working capital, principally inventories to support the launch of FreeStyle.

   Net cash used in investing activities was approximately $0.5 million, $0.6 million, $3.3 million for the years ended December 31, 1997, 1998, and 1999, respectively. These investing activities consisted of capital expenditures. The increase in fiscal year 1999 was the result of purchases of machinery and equipment for manufacturing our FreeStyle disposable test strips in addition to expenses associated with our move into a new facility in August 1999. For the six months ended June 30, 2000, net cash provided by investing activities of $0.2 million included $1.6 million in proceeds from the sale of capital assets under a sale and leaseback transaction.

   Net cash provided by financing activities was approximately $5.5 million, $12.5 million, $6.0 million and $44.1 million for the years ended December 31, 1997, 1998, 1999 and the six months ended June 30, 2000, respectively. The net cash provided by financing activities was primarily attributable to the proceeds from private placements of equity securities and proceeds from long-term borrowings.

   We expect to have negative cash flow from operations for at least the next 12 months. We also expect increasing sales and marketing expenses related to the introduction of FreeStyle, increasing research and development expenses, as well as expenses for additional personnel and product enhancement efforts. Our future capital requirements will depend on a number of factors, including market acceptance of FreeStyle, the resources we devote to developing and supporting our products, continued progress of our research and development of potential products, the need to acquire licenses to technology and the availability of other financing. Our capital expenditures for the year ended December 31, 1999 were $3.3 million, and our anticipated capital requirements for the next 12 months will be at a comparable level. We believe that our current cash balances, together with the net proceeds of this offering and revenue to be derived from sales of FreeStyle, will be sufficient to fund our operations for at least the next 12 months. To the extent our capital resources are insufficient to meet our future capital requirements, we will need to raise additional capital or incur indebtedness to fund our operations. Additional equity or debt financing, if required, may not be available on acceptable terms, or at all. If we are unable to obtain additional capital, we may be required to reduce our selling and marketing activities for FreeStyle, delay, reduce the scope of or eliminate our research and development programs, or relinquish rights to technologies or products that we might otherwise seek to develop or commercialize. In the event that we do raise additional equity financing, investors in this offering will be further diluted.

Quantitative and Qualitative Discussion of Market Risk

   Although we transact our business in U.S. dollars, future fluctuations in the value of the U.S. dollar may affect the price competitiveness of our products, particularly once we commence sales in Europe. However, we do not believe that we currently have any significant direct foreign currency exchange rate risk and have not hedged exposures denominated in foreign currencies or any other derivative financial instruments.

   The primary objective of our investment activities is to preserve principal while at the same time maximizing the income we receive from our invested cash without significantly increasing risk of loss. As of June 30, 2000, our cash and cash equivalents consisted primarily of money market funds maintained at one major U.S. financial institution. The recorded carrying amounts of cash and cash equivalents approximate fair value due to their short-term maturities. We do not believe that an increase in market rates would have any significant negative impact on the realized value of our investments, but an increase in market rates could negatively impact the interest expense associated with our long-term debt.

Inflation

   The impact of inflation on our business has not been material for the fiscal years ended December 31, 1997, 1998 and 1999 or for the six months ended June 30, 2000.

Recently Issued Accounting Pronouncements

   In March 2000, the Financial Accounting Standards Board issued Interpretation No. 44, or FIN No. 44, "Accounting for Certain Transactions Involving Stock Compensation," an interpretation of APB 25. This interpretation clarifies the definition of the employee for purposes of applying APB 25, the criteria for determining whether a plan qualifies as a noncompensatory plan, the accounting consequence of various modifications to the terms of a previously fixed stock option or award, and the accounting for an exchange of stock compensation awards in a business combination. This Interpretation is effective July 1, 2000, but certain conclusions cover specific events that occur after either December 15, 1998, or January 12, 2000. The adoption of FIN No. 44 is not expected to have a material impact on our financial statements.

   In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 101, or SAB 101, "Revenue Recognition in Financial Statements," which provides guidance on the recognition, presentation, and disclosure of revenue in financial statements filed with the SEC. SAB 101 outlines the basic criteria that must be met to recognize revenue and provides guidance for disclosures related to revenue recognition policies. We have complied with the guidance in SAB 101 for all periods presented.

   In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, or SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 establishes accounting and reporting standards for derivative instruments and hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. To date, we have not engaged in derivative and hedging activities and do not believe that the implementation of SFAS No. 133 will have any significant impact on our financial position or results of operations. We will adopt SFAS No. 133, as amended, in fiscal year 2001.

                                    BUSINESS

   This prospectus may contain forward-looking statements that involve risks and uncertainties. Our actual results may differ significantly from the results discussed in these forward-looking statements. Factors that may cause such a difference include, but are not limited to, those discussed in "Risk Factors."

Overview

   We develop and sell easy to use glucose self-monitoring systems for people with diabetes that dramatically reduce the pain of testing. Using our proprietary technologies, we have developed products that are less painful to use than current products on the market. FreeStyle, our first product, can accurately measure glucose levels in a blood sample that is a fraction of the sample size required by other systems. This small sample requirement enables users to obtain the sample from their forearms, and thereby dramatically reduces the pain and inconvenience associated with a larger blood sample taken from their fingertips. Our FreeStyle blood glucose monitoring system received FDA clearance in January 2000. We began selling FreeStyle in the United States in June 2000.

   The cost to the health care system associated with the treatment of diabetes and its complications is significant. According to the American Diabetes Association, the total health care costs in the United States of treating people with diabetes were estimated to be $98.0 billion in 1997. The blood glucose market is the largest self-test market for medical diagnostic products in the world. The size of the blood glucose self-monitoring market is approximately $1.9 billion in the United States and $3.3 billion worldwide. The world market has grown rapidly over the past 15 years and is expected to grow at an estimated rate of 12% per year through 2004. Self-monitoring of blood glucose has become a standard of care and glucose self-monitoring devices are typically fully reimbursable.

   We believe that FreeStyle is well positioned to capture a substantial share of the blood glucose self-monitoring market. In addition, we believe that FreeStyle and other products based on our proprietary technologies can expand this market by eliminating pain, one of the major obstacles to frequent testing. We are also developing a continuous glucose monitoring device that will enable people with diabetes to accurately and discretely measure their glucose levels on a continuous basis.

   Our goal is to market our products wherever blood glucose monitors are sold. Our direct sales force sells and promotes FreeStyle in the United States. We distribute and sell FreeStyle through wholesalers and national retailers, such as Wal-Mart, Walgreens and CVS, to health care institutions, as well as over the telephone and our website. In September 2000, we entered into an international distribution agreement with Disetronic Group for the distribution of FreeStyle in selected European countries. Disetronic's products account for approximately 80% of the insulin pump market in Europe. Insulin pump users are typically highly motivated insulin-dependent diabetes patients who frequently test blood glucose levels. In addition, we plan to sell our products internationally through relationships with other partners that have strong distribution networks to our target markets.

Market Opportunity

   Diabetes is a chronic, life-threatening disease for which there is no known cure. People with diabetes suffer from high or low levels of blood glucose resulting from deficiencies in the production of, or response to, insulin. Diabetes currently afflicts close to 16 million people in the United States although only 10 million, or approximately 66%, are diagnosed. The share of the U.S. population diagnosed with diabetes increased 33% between 1990 and 1998, primarily due to increasingly sedentary lifestyles, inappropriate diets leading to obesity, and the aging of the population. Worldwide approximately 175 million people, or 3% of the population, have been diagnosed with diabetes. Further, the reported prevalence of diabetes worldwide is expected to increase to 239 million by 2010, with most of the increase occurring in developing countries due to improved rates of diagnosis and changing lifestyles.

 Diabetes and its Complications

   Food is broken down into glucose, or sugar, which is used by the body to generate energy. Insulin, a hormone produced by specialized cells in the pancreas, allows the cells of the body to convert available glucose into energy. People with diabetes do not fully break down or metabolize glucose because their cells are resistant to insulin or insulin-producing cells in their pancreases are destroyed or exist in reduced numbers. This results in dramatically fluctuating glucose levels in the body.

   People with diabetes experience significant short-term and long-term negative effects on health and life expectancy at both high levels of glucose, known as hyperglycemia, and low levels of glucose, known as hypoglycemia. Recurring high glucose levels inhibit the immune system and result in fatigue, slow healing and lower resistance to infection. In severe cases, high glucose levels can lead to coma and death. Low glucose levels can lead to fainting, weakness and, in severe cases, unconsciousness, permanent loss of cognitive power, and death.

   Type 1 and Type 2 Diabetes. Diabetes is typically classified into two primary types. Type 1 diabetes, sometimes referred to as juvenile onset diabetes, is the more serious form of the disease and is characterized by a severe lack of insulin secretion by the pancreas. Type 1 diabetes usually appears in people under the age of 35, and most commonly in children between the ages of 10 and 16. In the United States, approximately 1.5 million people suffer from Type 1 diabetes. To maintain body chemistry balance and sustain life, people with Type 1 diabetes require frequent monitoring and life-long, daily insulin injections or the use of an insulin pump. The predominant risk factor for Type 1 diabetes is family history of diabetes.

   Type 2 diabetes, sometimes referred to as adult onset diabetes, is the most prevalent form of the disease. In Type 2 diabetes, the pancreas produces some insulin, but glucose levels are still not adequately controlled because the cells have become less receptive to insulin. There is a spectrum of severity in Type 2 diabetes, from people whose disease is mild and even undiagnosed, to people who manage their disease by diet and exercise, to people who use various oral medications and to people who require the use of insulin. In the United States, approximately 14.5 million people suffer from Type 2 diabetes. The predominant risk factors for Type 2 diabetes are:

  .genetic predisposition, including family history and ethnicity;

  .lifestyle, including diet, physical inactivity, obesity and stress;

  .aging; and

  .history of diabetes during pregnancy.

   Diabetes is on the rise in the United States, particularly among a younger population base including children, teenagers, and most rapidly in adults ages 30 through 39. We believe the number of people afflicted with Type 2 diabetes will steadily grow as a result of the growing number of obese people. The correlation between Type 2 diabetes and obesity is overwhelming. A recent study conducted by the Centers for Disease Control and Prevention found that obese people were four times more likely to develop diabetes than people of normal weight. The percentage of people in the United States considered obese rose from 12% to 18% of the general population from 1991 to 1998. In addition to obesity, we believe that the number of people who develop diabetes will naturally grow as the U.S. population ages. The prevalence of diabetes in people 65 years of age or greater is 18% in the United States.

   Physical Complications. Diabetes is the sixth leading direct cause of death by disease in the United States, with a death due to diabetic complications occurring every three minutes. The failure to frequently monitor and control blood glucose levels can also lead to an array of serious medical complications including:

  .heart disease, with death rates two to four times higher than people without diabetes;

  .stroke, with incidence rates two to four times higher than people without diabetes;

  . amputations, with more than half the number of lower limb amputations occurring among people with diabetes;

  . kidney failure, with more than 40% of new cases of end-stage kidney disease occurring among people with diabetes;

  .blindness, with up to 24,000 new cases annually; and

  . nerve damage, with 60% to 70% of people with diabetes suffering from mild to severe forms of nervous system disease.

   Psychological and Social Complications. Diabetes is a disease that requires constant vigilance. Everyday activities such as eating, exercise, travel and sleep may be severely impacted. This may affect personal relationships, lifestyle and morale. People with diabetes, like patients with other chronic diseases, are more than five times as likely to experience depression than the general population. Additionally, social stigmas and lifestyle complications associated with blood glucose self-monitoring are significant. For example:

  . Every night many children with diabetes and their parents must wake up in the middle of the night to test the child's glucose levels to avoid dangerous episodes of sleeping hypoglycemia.

  . Children at school may suffer the embarrassment of being repeatedly excused from class to test themselves in the nurse's office before and after meals and prior to playing sports.

  . Adults should test themselves before driving to ensure they will not become hypoglycemic while driving, which could cause them to lose concentration or consciousness.

 Importance of Glucose Monitoring

   Every person's glucose level varies during the course of a day depending upon factors such as diet, insulin availability, exercise, stress, and illness. Normal blood glucose levels fluctuate between 80 to 120 milligrams per deciliter, or mg/dL. In a person with diabetes, these levels can fluctuate dramatically from less than 20 mg/dL to more than 1000 mg/dL. To successfully manage glucose levels within the normal range, a person with diabetes must first measure his or her glucose level and then manage this level by adjusting insulin intake, oral medication, diet and exercise.

   Several studies have confirmed that through increased blood glucose monitoring of at least four tests per day followed by intensive treatment with insulin, people with diabetes can maintain near-normal glucose levels and eliminate or reverse the complications of the disease. The U.S. multi-year, multi-site Diabetes Complications and Control Trial, or the DCCT, determined that close control of blood glucose levels could prevent the onset and the progression of severe, long-term complications of Type 1 diabetes. This landmark study concluded that:

  . serious consequences of diabetes were reduced significantly for the intensively managed patient group as a whole; and

  . progression of the three primary conditions that were evaluated was significantly reduced in the intensively managed group relative to the conventional group: eye disease by 76%, kidney disease by 50% and nerve disease by 60%.

   Similarly, the United Kingdom Prospective Diabetes Study found that intensively-managed Type 2 patients had a 25% reduction in the risks of selected clinical complications, such as eye disease and kidney disease, over a 10-year period.

 Limitations of Existing Glucose Monitoring Products

   Notwithstanding the proven benefits of frequent monitoring and intensive management of glucose levels, a significant number of people with diabetes fail to test at their recommended frequency, or at all. We believe this under testing is due to the limitations of existing products, many of which are painful and inconvenient to use. To obtain a sample, users are generally required to prick one of their fingertips with a lancing device, which typically consists of a spring-loaded needle that penetrates a measured distance into the finger. Users must then draw a sample of blood from the finger, which often requires squeezing of the fingertips and may require another finger prick if a sufficient volume of blood is not obtained the first time. After drawing a blood sample, users generally are required to drop the blood sample on a disposable test strip or place the test strip on the blood sample.

   Although fingertips provide a good source for a blood sample, they also contain many specialized sensory nerve endings that experience pain from both the lancing and the manipulation of the finger. The level of pain and discomfort is compounded by the fact that fingertips offer limited surface area, and therefore, tests are often conducted in areas that are sore from repeated daily tests. Users may also suffer pain or discomfort after the test is complete when the wound caused by the lancing device is touched or disturbed during the users' normal daily activities.

   In addition to the problems with pain, requiring people with diabetes to obtain a large sample of blood from their fingertips can be inconvenient and may cause discomfort in social situations. Generally, the larger the blood sample the messier the clean up following the test. Occasionally, blood continues to ooze from the wound on the fingertip following the test, which can lead to contamination of contacted objects. Drawing a large amount of blood in public can be especially embarrassing to school-age children who often avoid, or may be prevented from, playing with their classmates following a test because of the fear that the excess blood may cause contamination. Many frequent testers develop calluses on their fingertips that cause a loss of sensation, are unattractive and make subsequent testing more difficult.

   The evolution of blood glucose self-monitoring has been characterized by incremental technological improvements in ease of testing, accuracy and in the reduction in blood sample size. The few notable improvements often resulted in a significant increase in market size and share gains for innovators. Since the mid-1980s, however, there have been only minor enhancements to blood glucose self-monitoring products. Manufacturers have generally decreased the size of the meter and developed additional meter features but have largely failed to address what we believe to be the most significant barrier to testing--the pain from drawing large blood samples from fingertips.

   The major technology limitation of currently available products has been the requirement of a minimum blood sample volume of 1.5 to 10 microliters to accurately measure blood glucose levels. Current strip technology either measures the rate of the blood glucose reaction on an electrochemical test strip or the color change on an optical test strip. These types of measurements require a relatively large blood sample and are prone to inaccuracy from interfering substances in the blood or external factors such as temperature or altitude extremes.

   People with Type 1 diabetes are encouraged to test four or more times a day, and those with Type 2 diabetes are typically expected to test two or more times per day. However, a study conducted by Yankelovich Partners on our behalf surveyed 505 people with diabetes in April 2000 and found that pain and the fear of pain were leading factors in deterring testing at the recommended levels. The study concluded that 34% of people with diabetes do not test often enough or at all, with painful finger sticks being a major reason. In addition, 68% of these people said that they would test more frequently if testing were not painful.

   As a result, we believe a significant market opportunity exists for a glucose self-monitoring system that requires a sufficiently small sample of blood so users can avoid the pain, inconvenience and social embarrassment of drawing large blood samples from their fingertips.

The TheraSense Solution

   We develop and sell glucose self-monitoring systems that dramatically reduce the pain of testing based on patented sensor technologies that can measure glucose concentrations in very small volumes of blood or other body fluids. Because our proprietary electrochemistry technology enables us to develop products that reduce the pain and inconvenience of glucose testing for people with diabetes, we believe we will be able to gain market share and expand the established blood glucose monitoring market. Our diabetes products, both those already available commercially and others under development, should help to reduce the serious complications of diabetes by removing one of the most significant barriers to more compliant testing--pain.

   We are developing a series of products based on our core technologies in electrochemical sensors. While our initial products are designed to measure glucose, these technologies can be used to measure a wide variety of biochemicals in body fluids. Our initial product, FreeStyle, is an in vitro, or outside of the body, blood glucose monitoring product that we believe offers the following significant advantages over existing blood glucose self-monitoring devices:

  . Reduction in Pain. Our product maintains accurate glucose measurements while requiring a tiny blood sample of 0.3 microliters, just a fraction of the sample size required by other systems. The extremely small volume of blood required enables people using FreeStyle to obtain blood not only from their fingertips as required by most other systems on the market today, but alternatively from their forearm, a process that is considerably less painful. As evidence of this benefit, nine out of 10 people in our clinical studies found using FreeStyle less painful than their current finger stick based system.

  . Reduction in Chronic Soreness from Testing. An alternative location also eliminates the pain and soreness associated with repeated daily testing on a small surface area. In addition, our easy to use system does not require pumping, squeezing or other methods to remove a sufficient amount of blood to obtain an accurate reading.

  . Improved Quality of Life. The ability to test on the forearm using
    FreeStyle may afford people with diabetes more discretion, reducing many of the social limitations that have deterred people with diabetes from testing in the past. Due to the small blood sample required, FreeStyle allows users to test their glucose levels without the inconvenience and embarrassment that results from the large blood samples required by other systems. By using FreeStyle, people with diabetes generally experience less disruption in their day to day lives from the testing procedure.

There are other important attributes of blood glucose monitoring systems that are expected in a high-quality, cost-effective product. We believe that FreeStyle meets or exceeds these attributes as follows:

  . Ease of Use. FreeStyle offers a testing method that allows people with diabetes to quickly and efficiently obtain blood and measure their blood glucose levels in about 15 seconds, among the quickest in the industry. The lancing device and monitor are compact and portable, allowing active people with diabetes to conveniently carry the system to test anywhere at anytime.

  . Accuracy. The unique electrochemical measurement technique embodied in our proprietary technology allows FreeStyle to produce accurate and precise results from a tiny sample of blood. The accuracy of FreeStyle is unaffected by temperature fluctuations within its operating range or interfering substances such as acetaminophen and Vitamin C in the blood. Other systems require a relatively large blood sample to get an accurate reading and some are prone to inaccuracy from temperature fluctuations and interfering substances. In addition, the FreeStyle meter beeps when there is an adequate blood sample for an accurate reading resulting in less wasting of under-filled strips. Other systems may provide inaccurate glucose measurements because they do not precisely indicate when there is enough blood on the strip.

  . Full-Feature Capability. FreeStyle has competitive feature capabilities.
    For example, FreeStyle can store 250 test results with dates and times, provide a 14-day glucose average, and in the future will connect to a personal computer through FreeStyle Connect, a data management system for analyzing glucose levels on an ongoing basis.

  . Competitively Priced. FreeStyle offers its advanced technologies at a price comparable to other products on the market and is in a class of products approved for reimbursement by Medicare and many other third-party payors.

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

   We believe that our continuous glucose monitoring system under development will offer significant advantages over other current methods. Our system would improve people with diabetes' ability to normalize glucose levels, warn against dangerously high or low glucose levels, improve people with diabetes' compliance and enable health care professionals to establish improved treatment protocols.

Our Strategy

   Our objective is to be a leading provider of innovative glucose self-monitoring products that reduce the pain of testing, are easy to use, accurate and cost effective, and improve the lives of people with diabetes. To achieve this objective, we are pursuing the following business strategies:

  . Establish FreeStyle as a leading blood glucose self-monitoring device. We plan to create global awareness of the advantages of FreeStyle among health care professionals, people with diabetes and the people who influence them. We intend to continue to expand our health care professional sales force and multi-media communication outreach programs to stimulate awareness and demand for FreeStyle. We believe an increased awareness of FreeStyle's less painful, more discrete and easy process will lead many current testers to switch to FreeStyle. In addition, we believe we can expand the market to those people who have been diagnosed with diabetes but are currently not testing or are under-testing.

  . Accelerate mass market distribution. We intend to market, sell and distribute our products wherever blood glucose monitors are sold. We will expand our national accounts sales force in the United States to ensure broad retail distribution. Our products are currently being sold by national retailers such as Wal-Mart, Walgreens, Eckerd and CVS. In addition, we intend to expand our e-Business strategy to establish a platform for awareness, self-referral, and distribution.

  . Focus on our core competencies in electrochemistry and sensor manufacturing technologies. We plan to continue to focus our internal resources on our core competencies--electrochemistry and sensor manufacturing technologies. Consequently, we have entered into strategic partnerships to enhance speed to market and cost effectiveness for those business functions not included in our core competencies. For example, we have a strategic relationship with Flextronics International, which assisted us with the FreeStyle meter development and is currently manufacturing our meters and assembling our FreeStyle System kits. By partnering, we believe that we will be able to quickly and efficiently build infrastructure and services needed to meet anticipated market demand.

  . Provide high quality customer service. We intend to continue to provide all of our customers with easy, comprehensive access to our products and services through the use of innovative technologies and partnerships supported by an educated and caring customer service team. Our approach is to partner with a service organization while maintaining a small team of in-house service specialists to monitor quality. We offer 24x7 customer service with access to dedicated representatives via telephone or Internet. In addition, we use the Internet as a platform to enable customers to purchase our products online, enhance awareness for our products, establish e-mail management, facilitate loyalty programs, and provide product support and training.

  . Establish an international presence for FreeStyle. We intend to expand our international sales efforts for FreeStyle and enter new global markets by forming relationships with international partners who have established relationships with health care professionals and have developed distribution channels. For example, we recently entered into an alliance with Disetronic Group for the distribution of FreeStyle in Germany, Switzerland, Denmark, Austria, Sweden, Norway, Finland and the Netherlands.

  . Leverage our proprietary technology platform. We intend to leverage our proprietary electrochemical sensor technologies to develop new glucose monitoring products. We intend to expand our current FreeStyle product family by developing enhanced versions of FreeStyle, as well as potentially developing a less-featured, low-priced version of FreeStyle and a hospital version of FreeStyle for multiple users. We are also developing a continuous glucose monitoring system that is intended to provide continuous glucose readings through the use of a small self-insertable sensor, which will alert the user if glucose levels are too high or too low. We intend to focus on developing new applications for our core technologies, including their potential use as a self-test device to support treatment of other diseases and monitoring drug concentrations in the body.

Our Products

   FreeStyle Blood Glucose Monitoring System. Our initial product, the FreeStyle Blood Glucose Monitoring System, received FDA clearance in January 2000, and we began selling FreeStyle in June 2000. The FreeStyle System kit includes: a FreeStyle meter, an initial supply of proprietary FreeStyle test strips, a FreeStyle lancing device, FreeStyle lancets, FreeStyle control solution and instructional materials.

  . FreeStyle meter. The FreeStyle meter contains a large display screen to read test results, a slot where the test strip is inserted to get a blood glucose reading, and buttons to change the calibration code and review results in memory. It also contains a data port for interfacing with FreeStyle Connect data management software, which allows users to download information from the meter to personal computers and analyze glucose levels on an ongoing basis. The ergonomically designed meter fits easily in the hand and weighs 2.1 ounces. The meter displays blood glucose results in a range of 20 to 500 mg/dl. From the time the sample is acquired until the result is displayed on the meter takes about
    15 seconds. The meter has the ability to store the last 250 blood glucose test results and to display a 14-day blood glucose average.

  . FreeStyle test strips. FreeStyle test strips are proprietary disposable sensors that are used with the FreeStyle meter to measure glucose. The test strips are clearly marked to indicate proper placement in the meter. Inserting the test strip into the meter activates the system and either side of the test strip can be used for measurement. The FreeStyle meter beeps when sufficient blood has been drawn into the test strip, and beeps twice when the test is complete. The FreeStyle meter may only be used with proprietary FreeStyle test strips.

  . FreeStyle lancing device and lancets. The FreeStyle lancing device is proprietary and designed specifically to make blood sample acquisition from the forearm reliable and convenient. It requires no mechanical or vacuum assistance. The lancing device offers five adjustable depth settings to allow for comfort and adequate sample size. Although FreeStyle lancets are available, other standard lancets are compatible with the system. A new, sterile lancet is inserted into the lancing device every time a test is administered.

  . FreeStyle control solution. The FreeStyle control solution contains a fixed amount of glucose that may be used periodically to ensure the FreeStyle System is functioning correctly and users are following correct testing procedures.

   FreeStyle Connect. In May 2000, we received FDA clearance for FreeStyle Connect, a data management software product that will be available in two versions for health care professionals and end users later this year. FreeStyle Connect downloads data from FreeStyle to a personal computer and displays glucose values in eight different statistical reports, including the number of blood glucose values above, within, and below a given target range. The FreeStyle meter stores up to 250 glucose values each with time and date. This data will allow health care providers to help multiple patients adjust their diet, exercise and medication to improve and maintain their health.

Products Under Development

   Additional FreeStyle Products. We plan to continue developing products that will extend our technology platform such as a premium system with enhanced features including more memory and a record of diabetes management events. We may also develop a low-priced system with less features for the price-sensitive consumer as well as a hospital version of FreeStyle for multiple users. We will also continue to identify and develop products that fulfill unmet consumer needs and address strategic or competitive issues.

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

   Continuous Glucose Monitoring System. We are also developing a continuous monitoring device that will utilize a miniaturized electrochemical sensor that can be inserted under the skin by the user to continuously measure and display glucose levels and store the results for further analysis by the user or a physician. The increased number of glucose readings will allow people with diabetes to more effectively adjust insulin, oral medication, diet and exercise and should result in significantly improved health outcomes for people with diabetes. The continuous system is being designed to offer people with diabetes the following benefits:

     .accurate and discrete measurement of glucose levels on a continuous basis;

     .elimination of the anxiety of not knowing glucose levels between periodic measurements;

     .minimally invasive insertion procedure and comfortable to wear;

     .warnings against dangerously high or low glucose levels, even while sleeping; and

     .ability to improve health through intensively managed therapy from continuous glucose information.

   We believe each sensor used with our system, by sampling the fluid between cells, will provide up to three days of continuous glucose measurement. The accuracy and precision of a continuous glucose monitoring system will be dependent on the initial calibration. Therefore, our system will have a built-in FreeStyle meter that will allow for accurate and convenient calibration using FreeStyle test strips. The integrated calibration will help eliminate the risk of human errors during data entry. The display, which will be worn as a pager, will translate the sensor's information into a numerical value and periodically, or on demand, display the glucose level and the trend. Such information will allow users to determine whether glucose levels are rising, falling or remaining stable. Since there are no wires connecting the display unit and the sensor system, the display unit can be conveniently worn on the belt, carried in a purse or left on a bed stand at night.

   Clinical trials are expected to commence in the next 12 months. We expect that our continuous glucose monitoring system will require PMA approval which is a considerably more extensive and uncertain regulatory approval process than the 510(k) clearance process that was applicable to FreeStyle. Therefore, even if the product is successfully developed, it will not be commercially available for several years.

Our Sensor Technologies

   We have developed and patented two miniaturized electrochemical sensor technologies. The first, NanoSample technology, is used in our FreeStyle System. The second, Wired Enzyme chemistry, will be used in our continuous glucose monitoring system, which is under development.

 NanoSample Technology

   NanoSample technology enables FreeStyle to measure glucose levels in blood samples of only 0.3 microliters, a fraction of the sample size required by leading competitive products. We have pioneered techniques to obtain high accuracy and precision as well as fast response times when measuring glucose in sub-microliter, or nanoliter, sample sizes. This technology allows us to measure the total electrical charge generated by the reaction of all of the glucose in the sample, a process referred to as coulometry. In contrast, competitors' products generally determine the glucose level by taking a measurement of the current generated by the sensor at a point in time, a process referred to as amperometry, which requires the use of a larger blood sample to achieve accurate results. Use of coulometry with our chemistry substantially eliminates some of the errors frequently associated with amperometry, such as dependence of sensor output on temperature and other commonly found substances in the blood, such as acetaminophen or Vitamin C, which can distort the glucose measurement.

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

 Wired Enzyme Chemistry

   Our Wired Enzyme chemistry is allowing us to develop miniaturized, self-insertable, biocompatible sensors. We are currently using this technology to develop our continuous glucose monitoring system. Our glucose monitoring system sensor, which will be inserted under the skin by the user, will react with the glucose near or at the implant site to produce an electrical signal that enables glucose concentration measurement. We believe our technology will successfully address the core technical issues that have limited the performance of other implantable glucose sensors, as reported in technical literature. We also believe our system will be calibrated easily and accurately.

Marketing and Sales

 United States

   We have developed a marketing and sales approach to generate awareness of FreeStyle and penetrate and expand the glucose self-monitoring market. Our primary targets are people with diabetes, people who know people with diabetes and health care professionals. Following FDA clearance in January 2000, we recruited and hired a national sales force of approximately 50 people that covers the major population regions of the United States. The sales force calls on the health care professionals who strongly influence the health care decisions made by people with diabetes, a group which includes endocrinologists, certified diabetes educators, internal medicine physicians, family and general practitioners, and pharmacists. The goal of our sales force is to educate and train health care professionals on the benefits of our products. This, we believe, will ultimately result in recommendations and referrals for our products. We believe that our strategy of selling through our own direct sales force is an important factor in market penetration.

   Our direct-to-consumer advertising campaign is aimed at health care professionals, people with diabetes, and people who know people with diabetes. Our belief is that pain is such an important issue in glucose testing that it is recognized and understood not only by people with diabetes, but also their co-workers, friends, and families, each of whom will be willing to tell others. To further generate awareness and penetrate the market, our sales and marketing organization provides a wide range of programs, support materials and events that support our national sales force. These include public relations efforts, product training, conference and trade show attendance, and educational and promotional literature.

   We sell our products through traditional retail channels and distributors. We also sell directly to end users through customer phone orders and through our website. Although there is substantial competition from existing products, the consolidation of the retail industry has reduced the need for a substantial direct retail sales force. Examples of the top retailers and distributors in each of our distribution channels to which we have sold products include:

   . Wal-Mart                   .Walgreens                               .CVS
   . Longs                      .Eckerd                                  .Rite Aid
   . Meijer                     .Bergen Brunswig                         .McKesson
   . Cardinal                   .AmeriSource                             .American Sales
   . Drugstore.com              .SelfCare.com                            .DrugEmporium.com

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

 International

   We intend to expand our international sales efforts for FreeStyle and enter new global markets by establishing relationships with international partners who have established relationships with healthcare professionals and developed distribution channels. For example, in September 2000, we entered into an agreement with Disetronic Group for the exclusive distribution of FreeStyle in Germany, Austria, Switzerland, Denmark, Sweden, Finland, Norway and the Netherlands. Disetronic is a leading international supplier of drug delivery systems, including insulin injection pens and insulin pumps used to continuously deliver insulin to intensively managed diabetes patients. Disetronic products represent approximately 80% of the insulin pump market in Europe. Insulin pump users are typically highly motivated insulin-dependent diabetes patients who frequently test blood glucose levels. Under terms of the agreement, Disetronic will have exclusive responsibility for sales, marketing and customer service in its territory in Europe. Disetronic will market FreeStyle to Disetronic's pump users in Europe and North America.

 Distribution

   To establish a worldwide distribution capability for end users, health care professionals and retail customers, we have established relationships with expert distribution partners. For retail order management and shipping of all products, we have partnered with Livingston Healthcare Services, Inc., a company that specializes in providing outsource distribution services for large pharmaceutical and medical device companies. Livingston has an extensive network of distribution centers and a sophisticated order management and product tracking system. Livingston also manages our billing process utilizing our web based e-Business system or a direct phone-order system from our customer services department. Our relationship with Livingston allows us to meet shipment, delivery and billing expectations while minimizing our internal infrastructure requirements. This allows customers access to products with the broadest range of options currently available in the marketplace--retail, web and direct phone supply.

 Customer Service

   We have implemented a responsive and extensive 24x7 customer service support system, a standard of service expected in the industry, through our relationship with ICT. ICT is an international telemarketing and e-support company, with a medical marketing division which has developed a special facility and dedicated customer care agents for us. ICT's agents have the systems capability to handle large volumes of our customer contacts at any time, both through the phone or our web site. We select and train the ICT agents who work on our account, as well as maintain in-house customer service personnel that monitor quality.

 e-Business Strategy

   We launched a web site for our customers in March 2000, prior to the launch of FreeStyle. We believe that our e-Business plans will have an important impact on our future product offerings, as well as enhance our distribution, support and marketing efforts. Via our web site, customers can order products, ask support questions, obtain shipping information and watch product demonstration videos. We will continue to expand our web capabilities and support for all customer types by providing retail customers a unique business-to-business solution for ordering and shipment tracking, and offer health care providers specialized services and content. Through our web presence we have developed direct marketing relationships with all our customer classes: retailers, end users and health care providers. In addition, we have partnered with ProCure.com to develop, implement, host, maintain and expand our web presence.

Manufacturing

   The primary components of the FreeStyle system kit are the FreeStyle meter, FreeStyle test strips, FreeStyle lancing devices, FreeStyle lancets and control solution. Flextronics is solely responsible for manufacturing the meter and assembling the kits. Flextronics assisted us in the design of the meter. Flextronics has more than 11 years experience building blood glucose meters, and has facilities in Asia, Europe and the

Americas. Flextronics has demonstrated strong process control and knowledge of just-in-time and total quality management techniques and has software tools to handle product tracking. We have an on-site manager at Flextronics who is responsible for the day-to-day interface between the two businesses. Production release to finished goods inventory is done through our quality assurance department. Our contract with Flextronics expires in November 2005, and is renewable annually thereafter.

   The FreeStyle test strips are manufactured at our facility in Alameda, California. We have developed a high volume manufacturing process for the test strips that we believe is robust, cost effective, and scaleable to meet the anticipated growth of the business. The test strip is composed of chemicals, adhesive and printed Melinex, a polyester similar to the material used in credit cards. The FreeStyle lancing device, lancets and control solution are manufactured by outside suppliers. These partnerships minimize our capital investment, help to keep our costs down and allow us to compete cost-effectively with larger volume manufacturers of blood glucose self-monitoring systems.

   Gainor Medical North America LLC, a wholly-owned subsidiary of Matria Healthcare, is a supplier for the lancing device industry that distributes approximately half of the world's lancets. We jointly developed with Gainor Medical the lancing device used to obtain our blood samples. Gainor Medical also manufactures the lancing device and distributes our lancets. Gainor Medical has an exclusive right to manufacture the lancing device for a period of seven years. In addition, the lancing device can use conventional lancets, which are widely available.

   Each of the production processes utilized in the manufacture of our products has been verified and validated, as required by the FDA's quality system regulations. As a medical device manufacturer, our manufacturing facility and the facilities of Flextronics and Gainor Medical are subject to periodic unannounced inspection by regulatory authorities and such operations may undergo compliance inspections conducted by the FDA and corresponding state agencies. In addition, we are currently pursuing ISO registration.

Intellectual Property

   We rely on a combination of copyright, patent, trademark, trade secret and other intellectual property laws, nondisclosure agreements and other measures to protect our proprietary rights. As of September 30, 2000, we had 15 issued U.S. patents, had received notices of allowance with respect to nine U.S. patent applications, and had numerous additional U.S. patent applications pending. The issued and allowed patents cover, among other things: coulometric measurement of small samples of body fluid; the Wired Enzyme chemistry; one point calibration of the continuous glucose monitoring system product; manufacturing processes for the continuous glucose monitoring system sensor; and the components of the continuous glucose monitoring system product. We have filed numerous foreign patent applications on our technology. We have applied to register the trademarks TheraSense, FreeStyle, The Technology of Caring, NanoSample and Wired Enzyme.

   In addition to developing our own technology, we have entered into several license agreements. We have acquired patents from the University of Texas at Austin, or UTA, developed by Professor Adam Heller, a co-founder of our company, and his collaborators. We also fund ongoing research at UTA in the field of biosensors, and we obtain some of the intellectual property rights to resulting inventions. We have also obtained non-exclusive, worldwide licenses to patents related to medical diagnostic devices. We pay for these licenses through a combination of fixed payments and royalties on sales of covered products. In addition to these in-licenses, we have out-licensed exclusive rights to specific patents to two companies for use in measuring specific biochemicals outside the diabetes field. We do not expect these out-license agreements to generate material income for us.

Research and Development

   Our research and development efforts are currently focused on developing further enhancements to FreeStyle as well as developing our continuous glucose monitoring product. Our research and development staff consists of 35, including five who hold Ph.D. degrees. Our research and development staff has extensive experience in the glucose monitoring industry and has been instrumental in technology development and commercialization of current glucose monitoring products. Collectively, we have over 200 years experience in developing test strip technology. Research and development expenses, including clinical and regulatory expenses, were $1.0 million for 1997, $3.1 million in 1998, $7.7 million in 1999 and $5.8 million for the six months ended June 30, 2000. We expect research and development expenses to increase in the future as we seek to enhance our existing products and develop additional products.

   We also fund biosensor research under a Sponsored Research Agreement with UTA. We have specific rights with regards to inventions resulting from the research. The research is currently under the direction of Professor Adam Heller and is focused on improvements to implantable glucose sensors and on extension of the Wired Enzyme technology to measurement of other biochemicals.

Competition

   The medical device industry is subject to intense competition. Four companies, Roche Diagnostics, Lifescan, Inc., a division of Johnson & Johnson, Bayer Corporation and MediSense, a division of Abbott Laboratories, currently account for over 90% of sales of all blood glucose self-monitoring systems. In addition, other companies are developing and/or marketing minimally invasive or noninvasive glucose monitoring devices and technologies that could compete with our proposed continuous glucose monitoring product. There are also a number of academic and other institutions involved in various phases of our industry's technology process. Many of these competitors have significantly greater financial and human resources than we do.

   We believe that the principal competitive factors in our market include:

     .improved outcomes for people with diabetes through painless and accurate testing methods;

     .technological leadership and superiority;

     .ease of use;

     .customer focus and service;

     .effective marketing and distribution;

     .acceptance by health care professionals;

     .speed to market; and

     .exclusivity agreements between third-party payors and competitive brands.

Government Regulation

   Our products are medical devices subject to extensive regulation by the FDA and other regulatory bodies. FDA regulations govern, among other things, the following activities that we will perform:

     .product design and development;

     .product testing;

     .product manufacturing;

     .product labeling;

     .product storage;

     .premarket clearance or approval;

     .advertising and promotion; and

     .product sales and distribution.

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

 FDA's Premarket Clearance and Approval Requirements

   Unless an exemption applies, each medical device we wish to commercially distribute in the United States will require either prior 510(k) clearance or prior PMA approval from the FDA. Devices deemed to pose lower risk are placed in either class I or II, which requires the manufacturer to submit a premarket notification requesting permission for commercial distribution; this is known as 510(k) clearance. Some low risk devices are exempted from this requirement. Devices deemed by FDA to pose the greatest risk, such as life-sustaining, life-supporting or implantable devices, or devices deemed not substantially equivalent to a previously cleared 510(k) device or a pre-amendment class III device for which PMA applications have not been called for by the FDA, are placed in class III, requiring PMA approval.

   510(k) Clearance Pathway. To obtain 510(k) clearance, we must submit a premarket notification demonstrating that the proposed device is substantially equivalent to a previously cleared 510(k) device or a device that was in commercial distribution before May 28, 1976 for which the FDA has not yet called for the submission of PMA applications. The FDA's 510(k) clearance pathway usually takes from four to twelve months from the date the application is submitted, but it can take significantly longer.

   Blood glucose testing systems have generally qualified for clearance under 510(k) procedures. We received 510(k) clearance for FreeStyle in January 2000 for use on the forearm. We also have obtained 510(k) clearance for FreeStyle Connect, our data management system that enables downloading of blood glucose data stored in a user's FreeStyle monitor to a personal computer for use by the user or their health care provider. In February 2000, we submitted a 510(k) application that would permit FreeStyle to be used on alternate testing sites, including the thigh, calf, upper arm, and hand. There can be no assurance, however, that this submission will receive 510(k) clearance in a timely fashion, or at all.

   After a device receives 510(k) clearance, any modification that could significantly affect its safety or effectiveness, or that would constitute a major change in its intended use, requires a new 510(k) clearance or could require a PMA approval. The FDA requires each manufacturer to make this determination in the first instance, but the FDA can review any such decision. If the FDA disagrees with a manufacturer's decision not to seek a new 510(k) clearance, the FDA may require a manufacturer to seek 510(k) clearance or PMA approval. The FDA also can require the manufacturer to cease marketing and/or recall the modified device until 510(k) clearance or PMA approval is obtained. We have made and plan to continue to make additional product enhancements to our FreeStyle System that we believe do not require new 510(k) clearances.

   PMA Approval Pathway. If the FDA denies 510(k) clearance for one of our products or if one of our products is not eligible for 510(k) clearance, we must follow the PMA approval pathway for that product before marketing commences. A PMA application requires proof of the safety and effectiveness of the device to the FDA's satisfaction. A PMA application must provide extensive pre-clinical and clinical trial data and also information about the device and its components, including, among other things, device design, manufacturing and labeling. After approval of a PMA, a new PMA or PMA supplement is required in the event of a significant modification to the device, it's labeling or its manufacturing process. The PMA pathway is much more costly, lengthy and uncertain than 510(k) clearance. It generally takes from one to three years or even longer from submission.

   We anticipate that our continuous glucose monitoring systems will require PMA approval. We are currently completing pre-clinical testing of this device and anticipate beginning clinical trials in the next 12 months. No assurance can be given that a PMA application will ever be submitted, or if submitted, that approval will ever be obtained for this device in a timely fashion, if at all.

   Clinical Trials. A clinical trial is almost always required to support a PMA application and is sometimes required for a 510(k) premarket notification. Such trials generally require submission of an application for an Investigational Device Exemption, or IDE, to the FDA. The IDE application must be supported by appropriate data, such as animal and laboratory testing results, showing that it is safe to test the device in humans and that the testing protocol is scientifically sound. The IDE must be approved in advance by the FDA for a specified number of patients, unless the product is deemed a non-significant risk device and eligible for more abbreviated IDE requirements. Clinical trials may begin once the IDE application is approved by the FDA and the appropriate institutional review boards at the clinical trial sites. We anticipate that we will be required to file an IDE application to test our continuous glucose monitoring system in humans. No assurance can be given that an IDE application will ever be submitted or approval obtained to study the continuous glucose monitoring systems in humans, or if obtained, that the results of any clinical testing will result in approval of the product Our clinical trials must be conducted in accordance with FDA regulations.

 Pervasive and Continuing FDA Regulation

   After a device is placed on the market, numerous regulatory requirements apply. These include: the quality system regulation, or QSR, which requires manufacturers to follow elaborate design, testing, control, documentation and other quality assurance procedures during the manufacturing process; labeling regulations; the FDA's general prohibition against promoting products for unapproved or "off-label" uses and other restrictions on labeling; and the Medical Device reporting regulations, which require that manufacturers report to the FDA if their device may have caused or contributed to a death or serious injury or malfunctioned in a way that would likely cause or contribute to a death or serious injury if it were to recur.

   We are subject to unannounced inspection by the FDA and the Food and Drug Branch of the California Department of Health Services. Neither the FDA nor the California Department of Health Services has inspected our manufacturing facilities nor the manufacturing lines of our subcontractors, and neither we nor our subcontractors can assure you that we will successfully pass such an inspection or achieve or maintain compliance in the future. Failure to comply with applicable regulatory requirements can result in enforcement action by the FDA, which may include the following sanctions:

     .fines, injunctions, and civil penalties;

     .recall or seizure of our products;

     .operating restrictions, partial suspension or total shutdown of production;

     .refusing our request for 510(k) clearance or PMA approval of new products;

     .withdrawing 510(k) clearance or PMA approvals that are already granted;
  and

     .criminal prosecution.

 International

   International sales of medical devices are subject to foreign government regulations, which vary substantially from country to country. The time required to obtain approval by a foreign country may be longer or shorter than that required for FDA approval, and the requirements may differ. The primary regulatory environment in Europe is that of the European Union, which consists of 15 countries encompassing most of the major countries in Europe. Other countries, such as Switzerland, have voluntarily adopted laws and regulations that mirror those of the EU with respect to medical devices. The EU has adopted numerous directives and standards regulating the design, manufacture, clinical trial, labeling, and adverse event reporting for medical devices. Devices that comply with the requirements of a relevant directive will be entitled to bear CE conformity marking, indicating that the device conforms with the essential requirements of the applicable directives and, accordingly, can be commercially distributed throughout Europe. The method of assessing conformity varies depending on the class of the product, but normally involves a combination of self-assessment by the manufacturer and a third-party assessment by a "Notified Body." This third-party assessment may consist of an audit of the manufacturer's quality system and specific testing of the manufacturer's product. An assessment by a Notified Body in one country within the EU is required in order for a manufacturer to commercially distribute the product throughout the EU. During this process, we must demonstrate compliance with designated manufacturing and quality requirements known as the "ISO" requirements.

   We intend to pursue a CE Mark from the EU for FreeStyle. We also intend to pursue certification of our manufacturing facilities to ISO 9001/EN46001 quality system requirements. While no additional premarket approvals in individual EU countries are required, prior to marketing of a device bearing the CE Mark, practical complications with respect to market introduction may occur. For example, differences among countries have arisen with regard to labeling requirements.

Third-Party Reimbursement

   Self-monitoring of blood glucose is a standard of care in the United States and other developed countries. The costs associated with the purchase of blood glucose monitoring products such as meters and test strips by people with diabetes are generally reimbursed. FreeStyle is currently being reimbursed through Medicare, Medicaid, open formulary plans, and certain preferred provider organizations in the United States. International market acceptance of our products may depend, in part, upon the availability of reimbursement within prevailing health care payment systems. Reimbursement and health care payment systems in international markets vary significantly by country, and include both government-sponsored health care and private insurance. Reimbursement has not yet been determined for our continuous glucose monitoring system.

Advisory Boards

 Medical Advisory Board

   We have established a medical advisory board, consisting of individuals with recognized expertise in fields relating to diabetes treatment, to advise us concerning long-term product planning, research, development and marketing. Members of our medical advisory board consult and meet formally and informally with us. Several of the members of our medical advisory board are employed by academic institutions and may have commitments to or agreements with other entities that may limit their availability to us. Members of our medical advisory board may also serve as consultants to other medical product companies. The members of our medical advisory board have agreed, however, to maintain the confidentiality of all proprietary information we disclose to them. In addition, any ideas, inventions, developments, improvements and works of authorship developed by the members of our medical advisory board relating to diabetes testing devices are our property.

   Currently, the following persons comprise our medical advisory board:

   Richard Bergenstal, MD is an endocrinologist and is currently the Executive Director of the International Diabetes Center in Minneapolis, Minnesota. Dr. Bergenstal's focus has been the development of diabetes treatment algorithms and education of primary care physicians to improve the level of clinical care for people with diabetes. Dr. Bergenstal received the Charles H. Best Medal from the American Diabetes Association for distinguished service for his role as an investigator in the Diabetes Control and Complications Trial.

   John B. Buse, MD, Ph.D. is an endocrinologist and is currently an Associate Professor, Division of Endocrinology, at the University of North Carolina Medical School, Chapel Hill, North Carolina. Dr. Buse has both a large clinical practice as Director of the Diabetes Program and research practice as Director of Endocrinology Clinics at UNC. Dr. Buse has published widely on diabetes and drug therapies and is a frequent presenter at professional conferences around the world.

   Alan Moses, MD is an endocrinologist and is currently the Chief Medical Officer of the Joslin Clinic and Diabetes Center in Boston, Massachusetts. Dr. Moses is also an Associate Professor of Medicine at Harvard Medical School and participates in the administration and leadership of numerous diabetes related clinical and research initiatives. Dr. Moses' research is focused on severe insulin resistance and novel routes of drug delivery and therapies for diabetes. He is known as being a vocal advocate for issues involving children with diabetes.

   Anne L. Peters, MD is an endocrinologist and is currently a Director of the University of Southern California Diabetes Program in Los Angeles, California. She has researched and published on diabetes drug therapies, clinical treatment of diabetes and has a particular research interest in outcomes studies in diabetes.

   Philip Raskin, MD is an endocrinologist and is currently a Professor of Medicine for the Department of Internal Medicine at Southwestern Medical School, University of Texas Health Science Center in Dallas. Dr. Raskin was involved in the DCCT study and was recognized for achieving the best clinical results among all the clinical study sites.

   Harry Shamoon, MD is an endocrinologist and is currently a Professor for the Department of Medicine, Division of Endocrinology and Metabolism at the Albert Einstein College of Medicine in New York. Dr. Shamoon is a leading expert on hypoglycemia and diabetes and was involved as an investigator in the DCCT. He is on the National Board of Directors for the American Diabetes Association and the American Board of Endocrinology and Metabolism.

 Educator Advisory Board

   We have also established an educator advisory board of consultants with expertise in educating people with diabetes. The educator advisory board meets formally and informally and provides us advice on training materials, patient/product acceptance criteria and product marketing. The members of the educator advisory board have agreed to maintain the confidentiality of all proprietary information we disclose to them.

   Currently the following persons comprise our educator advisory board:

   Nancy Bristow, RN, BSN, CDE is the Clinical Nurse of the Diabetes and Endocrine Associates of Tarrant County in Fort Worth, Texas. She supports numerous people with diabetes and endocrinologists and has been involved in clinical studies with several local universities and major diabetes related companies.

   Nedra Christensen, RD, Ph.D. is an Assistant Professor at Utah State University, Logan, Utah. She has practiced diabetes clinical dietetics with the Joslin Clinic, Vanderbilt University and children's diabetes camps. Dr. Christensen publishes extensively on diabetes treatment and dietetics.

   Carol H. Homko, RN, CDE, MS, Ph.D. is the Clinical Nurse Practitioner at the General Clinical Research Center at Temple University Hospital in Philadelphia. Her academic and clinical focus has been on diabetes and pregnancy.

   Judy Kohn, RN, CDE is the Program Coordinator for the Diabetes Center at the John Muir Medical Center in Walnut Creek, California. She has an active clinical diabetes practice and teaches classes around the country to both people with diabetes and healthcare professionals.

   Marsha McCleskey, RD, MS, CDE is the Clinical Dietitian for the Diabetes and Endocrine Associates of Tarrant Co. in Fort Worth, Texas. She teaches people in a large clinical practice, consults and speaks extensively on diabetes care. She has a particular interest in diabetes data management.

   Jim Pichert, Ph.D. is the Diabetes Education Program Director of the Diabetes Research and Training Center at the Vanderbilt University Medical Center, in Nashville, Tennessee. He has researched and published extensively on educational methods that improve diabetes care. He has held numerous national positions in diabetes professional organizations and is a popular speaker on improved diabetes outcomes with innovative teaching methods.

Employees

   As of September 30, 2000, we had 137 full-time employees, including 57 in sales and marketing, 26 in operations and manufacturing, 35 in research and development, six in customer service and 13 in general and administrative functions. None of our employees are represented by a collective bargaining agreement and we have never experienced any work stoppage. We believe that our employee relations are good.

Facilities

   We lease approximately 54,500 square feet of manufacturing and office space in Alameda, California under a lease expiring in April 2009. We believe that this facility will meet our space requirements for research, development and administration, as well as manufacturing of sensors, for approximately the next 12 months. We also have an option to acquire additional contiguous space to expand our facilities as necessary and believe this will be satisfactory for the next twelve months.

Legal Proceedings

   We are not currently subject to any material pending or threatened legal proceedings.

                                   MANAGEMENT

Executive Officers and Directors

   The following table sets forth, as of September 30, 2000, information about our executive officers, directors and our Chief Scientific Advisor:

Name                      Age Position
----                      --- --------
W. Mark Lortz...........  49  Chairman of the Board, Chief Executive Officer and President
Adam Heller, Ph.D. .....  67  Co-Founder and Chief Scientific Advisor
Charles T. Liamos.......  41  Vice President and Chief Financial Officer
Ephraim Heller..........  38  Co-Founder, Vice President of Business Development and Director
Tae Andrews.............  38  Vice President of Marketing and Sales
Eve Conner, Ph.D........  55  Vice President of Quality Assurance and Regulatory Affairs
Holly Kulp..............  43  Vice President of Professional Relations and Customer Services
Claire Heiss............  53  Vice President of Operations
Timothy Goodnow,
 Ph.D. .................  39  Vice President of Research and Development
Annette J. Campbell-
 White(1)...............  53  Director
Mark J. Gainor..........  44  Director
Ross A. Jaffe,
 M.D.(2)(1).............  42  Director
Michael McNamara(1).....  43  Director
Robert R. Momsen(2).....  53  Director
Richard P. Thompson(2)..  48  Director

--------
(1)  Member of Compensation Committee
(2) Member of Audit Committee

   W. Mark Lortz has served as our President and Chief Executive Officer since December 1997 and Chairman of the Board since October 1998. From July 1991 to October 1997, Mr. Lortz held several positions at LifeScan, a Johnson & Johnson diversified healthcare company, including Vice President, Operations and Group Vice President, Worldwide Business Operations and International Franchise Development. Mr. Lortz holds an M.B.A. in Management from Xavier University and a B.S. in Engineering Science from Iowa State University.

   Adam Heller, Ph.D. co-founded TheraSense with Ephraim Heller in December 1996 and has served as our Chief Scientific Advisor since the founding. Since August 1988, Dr. Heller has been the Ernest Cockrell, Sr. Chair in Engineering at the University of Texas at Austin. He is a Member of the National Academy of Engineering of the United States of America. Dr. Heller was awarded an honorary doctorate by Sweden's Uppsala University and major awards of the American Chemical Society, the Royal Society of Chemistry (U.K.) and The Electrochemical Society. Dr. Heller has a Ph.D. in Chemistry, and an M.Sc. in Chemistry and Physics from the Hebrew University in Jerusalem. He did postdoctoral research at the University of California, Berkeley and at Bell Laboratories.

   Charles T. Liamos joined TheraSense in April 1998 as our Director of Purchasing and Finance, and in July 1999 he was promoted to Vice President and Chief Financial Officer. From May 1995 to April 1998, Mr. Liamos was Director, Worldwide Sourcing at LifeScan. He holds a B.S. in Business Administration from the University of Vermont and is a graduate of the General Electric Financial Management Program.

   Ephraim Heller served as our President from our founding in December 1996 until October 1997, and currently serves as a director and as our Vice President of Business Development. Prior to co-founding TheraSense, from August 1991 to December 1996, Mr. Heller was the Founder and President of E. Heller & Company, a company involved in the development and commercialization of new technologies in material science. Mr. Heller holds an M.B.A. from Yale University and a B.A. in Physics from Harvard University.

   Tae Andrews has served as our Vice President of Marketing and Sales since May 1999. From January 1997 to May 1999, Mr. Andrews was the Vice President of Marketing for Enamelon, Inc., a start-up oral care technology company. From July 1994 to January 1997, Mr. Andrews was the Senior Product Manager for Kraft Foods. Before embarking on his marketing career, Mr. Andrews was a U.S. Air Force Intelligence Officer responsible for leading teams of electrical engineers in developing intelligence collection systems and gathering military intelligence worldwide. Mr. Andrews holds an M.B.A. from Columbia University and a B.S. in Engineering and Political Science from the United States Naval Academy.

   Eve Conner, Ph.D. has served as our Vice President of Quality Assurance and Regulatory Affairs since January 1998. From June 1996 to December 1998 she served as Vice President, Clinical/Regulatory Affairs and Quality Assurance for Somnus Medical Technologies, a manufacturer of electrosurgical devices used in connection with upper airway obstruction management. From October 1991 to June 1996, Ms. Conner was Vice President, Regulatory/Clinical Affairs and Quality Assurance for Baxter Healthcare's Novacor Division, a manufacturer of implantable heart assist devices. Ms. Conner holds a Ph.D. in Pharmacology from the University of Minnesota and a B.A. in Biology from Keuka College.

   Holly Kulp has served as our Vice President of Professional Relations and Customer Service since January 1999. From October 1986 to December 1998, she held numerous positions at LifeScan, including the position of Vice President of Quality Assurance, Regulatory Affairs and Legal from April 1994 through December 1998. Ms. Kulp holds an M.Ed. in Medical Education from Vanderbilt University and a B.S. in Dietetics and Distributed Sciences from David Lipscomb University.

   Claire Heiss has served as our Vice President of Operations since August 1999. Most recently, Ms. Heiss served as the Vice President and General Manager of Cooking Products for AB Electrolux's Frigidaire Company from May 1994 to November 1997. Ms. Heiss holds a B.S. in Industrial Engineering from the University of Illinois.

   Timothy Goodnow, Ph.D. will join as our Vice President of Research and Development in November 2000. Prior to joining TheraSense, from July 1998 to June 1999, Dr. Goodnow served in the capacity of Vice President of Research and Development for ZymeQuest, Inc., a start-up company specializing in the development of enzymic blood conversion processing systems for use in blood transfusion medicine. From June 1999 to October 2000, Dr. Goodnow held the position of Vice President of Research and Development for Verax Biomedical, a blood safety start-up company. He also served in various positions of increasing responsibility, including Vice President of Research Development for Baxter Healthcare/Dade Behring from January 1983 to July 1998. Dr. Goodnow holds a B.S. and Ph.D. in Chemistry from the University of Miami.

   Annette J. Campbell-White has served on our board of directors since April 1997. She has been the Managing Partner of MedVenture Associates I, II and III, which are venture partnerships investing primarily in early stage businesses in the health care field, since May 1986. Ms. Campbell-White currently serves on the board of directors of ArthroCare Corporation. Ms. Campbell-White holds a B.S. degree and an M.S. degree in Chemical Engineering, both from the University of Cape Town, South Africa.

   Mark J. Gainor has served on our board of directors since January 2000. Mr. Gainor currently serves as President of Lucor Holdings, LLC, a private investment company investing primarily in health care technology companies. From January 1999 to August 2000, Mr. Gainor served as President of the diabetes management services subsidiary of Matria Healthcare, Inc. From 1986 to January 1999, Mr. Gainor was President and Chief Executive Officer of Gainor Medical Management LLC, a multi national manufacturer and distributor of diabetic supplies, which was acquired by Matria Healthcare, Inc. in January 1999. Mr. Gainor serves on the board of Matria. Mr. Gainor has a degree in Business Administration and Commerce from the University of Alberta, Canada.

   Ross A. Jaffe, M.D. has served on our board of directors since October 1998. Dr. Jaffe joined Brentwood Venture Capital in August 1990, and continues to serve as a Managing Member of Brentwood VIII Ventures LLC, the general partner of Brentwood Associates VIII, L.P. and Brentwood Affiliates Fund II, L.P. Dr. Jaffe is a Managing Director of Versant Ventures, a healthcare-focused venture capital firm that was formed in

November 1999. Dr. Jaffe holds an M.D. from the Johns Hopkins University School of Medicine and completed his residency in internal medicine at the University of California, San Francisco. He received an M.B.A. from Stanford University and an A.B. in Policy Studies from Dartmouth College.

   Michael McNamara has served on our board of directors since May 1997. He has served as President, Americas Operations of Flextronics International Ltd. since April 1994. Mr. McNamara received a B.S. from the University of Cincinnati and an M.B.A. from Santa Clara University.

   Robert R. Momsen has served on our board of directors since October 1998. He has been a General Partner at InterWest Partners, a private venture capital firm, since August 1981. Mr. Momsen serves as a director of ArthroCare Corporation and Coulter Pharmaceutical Inc. Mr. Momsen received a B.S. in electrical engineering and an M.B.A., both from Stanford University.

   Richard P. Thompson has served on our board of directors since November 1998. He has been President, Chief Executive Officer and a director of Aradigm Corporation since 1994 and was Chief Financial Officer of Aradigm from April 1996 until December 1996. He was named Chairman of the Board of Aradigm in August 1999. From 1991 to 1994, Mr. Thompson was President of LifeScan, Inc. In 1981, Mr. Thompson founded LifeScan, which was sold to Johnson & Johnson Company in 1986. Mr. Thompson holds a B.S. in biological sciences from the University of California at Irvine and an M.B.A. from California Lutheran University.

   Executive officers are appointed by our board of directors and serve until their successors have been duly elected and qualified. Ephraim Heller, our Vice President of Business Development and a Director, is the son of Dr. Adam Heller, our Chief Scientific Advisor. There are no other family relationships among any of our directors, executive officers or advisors.

Board of Directors

   We currently have nine authorized directorships, one of which is vacant. In accordance with the terms of our amended and restated certificate of incorporation, the terms of office of the directors are divided into three classes:

  . Class I, whose term will expire at the annual meeting of stockholders to be held in 2001;

  . Class II, whose term will expire at the annual meeting of stockholders to be held in 2002; and

  . Class III, whose term will expire at the annual meeting of stockholders to be held in 2003.

   The Class I directors are Mr. Ephraim Heller and Ms. Campbell-White, the Class II directors are Messrs. Lortz and Gainor and Dr. Jaffe and the Class III directors are Messrs. McNamara, Momsen and Thompson. At each annual meeting of stockholders, or special meeting in lieu thereof, after the initial classification of the board of directors, the successors to directors whose terms will then expire will be elected to serve from the time of election and qualification until the third annual meeting following election or special meeting held in lieu thereof. The authorized number of directors may be changed only by resolution of the board of directors or a super-majority vote of the stockholders. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. This classification of the board of directors may have the effect of delaying or preventing changes in control or management.

Board Committees

   Our audit committee consists of Messrs. Momsen and Thompson and Dr. Jaffe. The audit committee reviews and monitors our financial statements and internal accounting procedures, makes recommendations to our board of directors regarding the selection of independent accountants and consults with and reviews the services provided by our independent accountants.

   Our compensation committee will consist of Ms. Campbell-White, Mr. McNamara and Dr. Jaffe. The compensation committee reviews and recommends to the board of directors the compensation and benefits of our executive officers and administers our stock plans and employee benefit plans.

   We have two option committees--a primary option committee and a secondary option committee. The primary option committee is comprised of Mr. Lortz, and the secondary option committee is comprised of Mr. Ephraim Heller. The function of the primary option committee is to determine stock option grants for employees and consultants who are not executive officers or directors. The secondary option committee fulfills this function when the primary option committee is unavailable.

Compensation Committee Interlocks and Insider Participation

   Prior to establishing the compensation committee, the board of directors as a whole performed the functions delegated to the compensation committee. No member of the board of directors or the compensation committee serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our board of directors or compensation committee.

Director Compensation

   We reimburse our non-employee directors for their expenses incurred in connection with attending board and committee meetings, but do not compensate them for their services as board or committee members. In the past, we have granted non-employee directors options to purchase our common stock under our 1997 Stock Plan. Specifically, during fiscal 1997, the board granted Mr. McNamara an option to purchase 43,334 shares of our common stock with an exercise price of $0.14 per share, and, during fiscal 1998, the board granted Mr. Thompson an option to purchase 30,000 shares of our common stock with an exercise price of $0.28 per share. In September 2000, the board granted each of Messrs. Gainor, McNamara, Momsen, Thompson, Ms. Campbell-White and Dr. Jaffe an option to purchase 30,000 shares of our common stock with an exercise price of $5.00 per share.

   Our board continues to have discretion to grant options to non-employee directors from time to time under our 2000 Stock Plan. Each non-employee director who joins our board following this offering will receive a nondiscretionary, automatic grant of options to purchase 30,000 shares of our common stock upon joining our board of directors. In addition, each of our non-employee directors will receive yearly nondiscretionary, automatic grants of options to purchase 10,000 shares of our common stock, pursuant to our 2000 Stock Plan.

Executive Compensation

   The following table summarizes the compensation earned for services rendered to us in all capacities for the year ended December 31, 1999 by our chief executive officer and our four other most highly paid executive officers. These executives are referred to as the named executive officers elsewhere in this prospectus.

                           Summary Compensation Table

                                                1999 Annual     Long-Term
                                                Compensation   Compensation
                                              ---------------- ------------
                                                                Securities
                                                                Underlying
Name and Position                              Salary   Bonus    Options
-----------------                             -------- ------- ------------
W. Mark Lortz................................ $218,334     --    144,990
 Chief Executive Officer
Charles T. Liamos............................ $141,875     --    117,875
 Vice President Finance and Chief Financial
  Officer
Eve Conner, Ph.D. ........................... $150,000 $15,000       --
 Vice President Quality Assurance and
  Regulatory Affairs
Holly Kulp................................... $137,500 $15,000   150,000
 Vice President Customer Service and
  Professional Relations
Fredric C. Colman(1)......................... $152,000 $18,000    38,475
 Former Vice President Research and
  Development

--------
(1) Mr. Colman's employment with us terminated as of June 2000.

                               1999 Option Grants

   The following table summarizes the stock options granted to each named executive officer during the year ended December 31, 1999, including the potential realizable value over the 10-year term of the options, based on assumed rates of stock appreciation of 5% and 10%, compounded annually. These assumed rates of appreciation comply with the rules of the Securities and Exchange Commission and do not represent our estimate of future stock price. Actual gains, if any on stock option exercises will be dependent on the future performance of our common stock. The assumed 5% and 10% rates of stock appreciation are based on the assumed initial public offering price of $ per share, the mid-point of the range on the cover of this prospectus.

   In the year ended December 31, 1999, we granted options to purchase up to an aggregate of 1,568,245 shares to employees, directors and consultants. All options were granted under our 1997 Stock Plan at exercise prices at or above the fair market value of our common stock on the date of grant, as determined in good faith by our board of directors. Option shares generally vest over four years.

                                         Individual Grants
                         --------------------------------------------------
                                                                            Potential Realizable
                                                                              Value at Assumed
                                                                                Annual Rates
                         Number of                                             of Stock Price
                         Securities  Percent of                               Appreciation for
                         Underlying Total Options                                Option Term
                          Options    Granted to   Exercise Price Expiration ---------------------
Name                      Granted     Employees     Per Share       Date        5%         10%
----                     ---------- ------------- -------------- ---------- ---------- ----------
W. Mark Lortz...........  144,990       9.65%         $0.50       03/05/09
Charles T. Liamos.......   87,500       5.82%         $0.70       07/16/09
                           30,375       2.02%         $0.50       03/05/09
Eve Conner, Ph.D. ......      --         --             --             --
Holly Kulp..............  150,000       9.98%         $0.50       01/15/09
Fredric C. Colman(1)....   38,475       2.56%         $0.50       03/05/09

--------
(1) Mr. Colman's employment with us terminated as of June 2000.

                  Aggregate Option Exercises and Option Values

   The following table describes for the named executive officers their option exercises for the year ended December 31, 1999, and exercisable and unexercisable options held by them as of December 31, 1999.

   The value realized and the value of unexercised in-the-money options at December 31, 1999 are based on the assumed initial public offering price of
$      per share, the mid-point of the range on the cover of this prospectus, less the per share exercise price, multiplied by the number of shares issued or issuable, as the case may be, upon exercise of the option. All options were granted under our 1997 Stock Plan.

                          Number             Number of Securities
                            of              Underlying Unexercised   Value of Unexercised In-
                          Shares                  Options at           The-Money Options at
                         Acquired              December 31, 1999         December 31, 1999
                            on     Value   ------------------------- -------------------------
Name                     Exercise Realized Exercisable Unexercisable Exercisable Unexercisable
----                     -------- -------- ----------- ------------- ----------- -------------
W. Mark Lortz........... 144,990    $           --            --         --           --
Charles T. Liamos....... 117,875    $           --            --         --           --
Holly Kulp..............     --      --         --        150,000       $            $
Eve Conner, Ph.D. ......     --      --      40,625       109,375       $            $
Frederic C. Colman(1)...  38,475    $           --            --         --           --

--------
(1) Mr. Colman's employment with us terminated as of June 2000.

Change of Control and Severance Agreements

   We have agreements with each of our executive officers that contain provisions that will be triggered in the event of a change of control. Upon a change of control, our executive officers will receive accelerated vesting on 75% of their then unvested shares and the remaining unvested shares will vest in the event their employment relationship is terminated thereafter. In addition, Mr. Lortz is entitled to receive a severance payment equal to six months of his then current salary in the event he is terminated without cause.

Benefit Plans

 1997 Stock Plan

   Our 1997 Stock Plan was adopted by our board of directors in March 1997, and our stockholders initially approved the plan in April 1997. Our 1997 Stock Plan provides for the grant of incentive stock options, which may provide for preferential tax treatment, to our employees, and for the grant of nonstatutory stock options to our employees, directors and consultants. We have reserved an aggregate of 5,493,556 shares of our common stock for issuance under this plan. As of September 30, 2000, 1,394,651 shares had been issued pursuant to the exercise of options, options to purchase 3,791,709 shares of common stock were outstanding, and 307,196 shares were available for future grant. Following this offering, we will not grant any additional stock options under our 1997 Stock Plan. Instead we will grant options under our 2000 Stock Plan. The 1997 Stock Plan provides that in the event of a change in control, each outstanding option will be assumed or an equivalent option will be granted in its place by the successor corporation. If the successor corporation refuses to assume or substitute for the options, the options will terminate as of the closing of the merger or sale of assets.

 2000 Stock Plan

   In connection with this offering, our board of directors approved the 2000 Stock Plan in September 2000, and the Plan will be submitted to our stockholders for approval prior to the completion of this offering. Our 2000 Stock Plan provides for the grant of incentive stock options to our employees, and for the grant of nonstatutory stock options and stock purchase rights to our employees, directors and consultants.

   Number of Shares of Common Stock Available under the 2000 Stock Plan. We have reserved a total of 7,000,000 shares of our common stock for issuance pursuant to the 2000 Stock Plan plus (i) any shares which have been reserved but not issued under our 1997 Stock Plan and (ii) any shares returned to our 1997 Stock Plan as a result of termination of options, each as of the effective date of termination of the 1997 Stock Plan. In addition, our 2000 Stock Plan provides for annual increases in the number of shares available for issuance under our 2000 Stock Plan on the first day of each fiscal year, beginning with our fiscal year 2002, equal to the lesser of 5% of the outstanding shares of common stock on the first day of our fiscal year, 2,500,000 shares or a lesser amount as our board may determine.

   Administration of the 2000 Stock Plan. Our board of directors or a committee of our board administers the 2000 Stock Plan. In the case of options intended to qualify as "performance-based compensation" within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended, or the Code, the committee will consist of two or more "outside directors" within the meaning of
Section 162(m) of the Code. The administrator has the power to determine the terms of the options or stock purchase rights granted, including the exercise price, the number of shares subject to each option or stock purchase right, the exercisability of the options and the form of consideration payable upon exercise.

   Options. The administrator determines the exercise price of options granted under the 2000 Stock Plan, but with respect to nonstatutory stock options intended to qualify as "performance-based compensation" within the meaning of
Section 162(m) of the Code and all incentive stock options, the exercise price must at least be equal to the fair market value of our common stock on the date of grant. The term of an incentive stock option generally may not exceed ten years and the administrator determines the term of all other options.

   No optionee may be granted an option to purchase more than 1,000,000 shares in any fiscal year. In connection with his or her initial service, an optionee may be granted an additional option to purchase up to 1,000,000 shares.

   After termination of one of our employees, directors or consultants, he or she may exercise his or her option for the period of time stated in the option agreement. Generally, if termination is due to death or disability, the option will remain exercisable for 12 months. In all other cases, the option will generally remain exercisable for three months. However, an option may never be exercised later than the expiration of its term.

   Stock Purchase Rights. The administrator determines the exercise price of stock purchase rights granted under our 2000 Stock Plan. Unless the administrator determines otherwise, the restricted stock purchase agreement will grant us a repurchase option that we may exercise upon the voluntary or involuntary termination of the purchaser's service with us for any reason, including death or disability. The purchase price for shares we repurchase will generally be the original price paid by the purchaser and may be paid by cancellation of any indebtedness of the purchaser to us. The administrator determines the rate at which our repurchase option will lapse.

   Transferability of Options and Stock Purchase Rights. Our 2000 Stock Plan generally does not allow for the transfer of options or stock purchase rights and only the optionee may exercise an option and stock purchase right during his or her lifetime.

   Automatic Option Grants to Non-Employee Directors. Our 2000 Stock Plan also provides for the automatic grant of 30,000 shares of common stock to a director who first becomes a non-employee director (except those directors who become non-employee directors by ceasing to be employee directors) on or after the date of this offering. This option will vest as to one-third of the shares subject to the option on each anniversary of the date of grant. Each non-employee director will automatically be granted an option to purchase
10,000 shares each year following the date of our annual stockholder's meeting (except after the first such annual meeting if it is held within six months of the date of this offering) if on such date, he or she will have served on our board of directors for at least the previous six months. This option will vest as to 100% of the shares subject to the option on each anniversary of the date of grant. All options automatically granted to non-employee directors will have a term of 10 years and the exercise price will be 100% of the fair market value per share of common stock on the date of grant.

   Adjustments upon Merger or Asset Sale. Our 2000 Stock Plan provides that in the event of our merger with or into another corporation or a sale of substantially all of our assets, the successor corporation will assume or substitute an equivalent option or right for each outstanding option or stock purchase right. If there is no assumption or substitution of outstanding options or stock purchase rights, all such options and stock purchase rights shall immediately vest and the administrator will provide notice to the optionee that he or she has the right to exercise the option or stock purchase right as to all of the shares subject to the option or stock purchase right, including shares which would not otherwise be exercisable, for a period of 15 days from the date of the notice. The option or stock purchase right will terminate upon the expiration of the 15-day period.

   Amendment and Termination of our 2000 Stock Plan. Our 2000 Stock Plan will automatically terminate in 2010, unless we terminate it sooner. In addition, our board of directors has the authority to amend, suspend or terminate the 2000 Stock Plan provided it does not adversely affect any option previously granted under it.

 2000 Employee Stock Purchase Plan

   Concurrently with this offering, we intend to establish an Employee Stock Purchase Plan. Our board of directors approved the 2000 Employee Stock Purchase Plan in September 2000, and the Plan will be submitted to our stockholders for approval prior to the completion of this offering.

   Number of Shares of Common Stock Available under the Purchase Plan. A total of 1,000,000 shares of our common stock will be made available for sale. In addition, our Employee Stock Purchase Plan provides for annual increases in the number of shares available for issuance under the Employee Stock Purchase Plan on the first day of each fiscal year, beginning with our fiscal year 2002, equal to the lesser of 1.5% of the outstanding shares of our common stock on the first day of the fiscal year, 1,000,000 shares, or such lesser amount as may be determined by our board of directors.

   Administration of the Purchase Plan. Our board of directors or a committee of our board administers the Purchase Plan. Our board of directors or its committee has full and exclusive authority to interpret the terms of the Employee Stock Purchase Plan and determine eligibility.

   Eligibility to Participate. All of our employees are eligible to participate if they are customarily employed by us or any participating subsidiary for at least 20 hours per week and more than five months in any calendar year. However, an employee may not be granted an option to purchase stock if such employee:

  . immediately after grant owns stock possessing 5% or more of the total combined voting power or value of all classes of our capital stock; or

  . whose rights to purchase stock under all of our employee stock purchase plans accrues at a rate that exceeds $25,000 worth of stock for each calendar year.

   Offering Periods and Contributions. Our Employee Stock Purchase Plan is intended to qualify under Section 423 of the Code and contains consecutive, overlapping 24-month offering periods. Each offering period includes four six-month purchase periods. The offering periods generally start on the first trading day on or after February 1 and August 1 of each year, except for the first such offering period which will commence on the first trading day on or after the effective date of this offering and will end on the last trading day on or before February 1, 2003.

   Our Employee Stock Purchase Plan permits participants to purchase common stock through payroll deductions of up to 15% of their eligible compensation which includes only a participant's base salary, wages, commissions, shift premium and overtime. A participant may purchase a maximum of 10,000 shares during a six-month purchase period.

   Purchase of Shares. Amounts deducted and accumulated by the participant are used to purchase shares of our common stock at the end of each six-month purchase period. The price is 85% of the lower of the fair market value of our common stock at the beginning of an offering period or after a purchase period end. If the fair market value at the end of a purchase period is less than the fair market value at the beginning of the offering period, participants will be withdrawn from the current offering period following their purchase of shares on the purchase date and will be automatically re-enrolled in a new offering period. Participants may end their participation at any time during an offering period, and will be paid their payroll deductions to date. Participation ends up to three months after termination of employment with us.

   Transferability of Rights. A participant may not transfer rights granted under the Employee Stock Purchase Plan other than by will, the laws of descent and distribution or as otherwise provided under the Purchase Plan.

   Adjustments upon Merger or Change in Control. In the event of our merger with or into another corporation or change in control, a successor corporation may assume or substitute each outstanding option. If the successor corporation refuses to assume or substitute for the outstanding options, the offering period then in progress will be shortened, and a new exercise date will be set.

   Amendment and Termination of the Purchase Plan. Our Employee Stock Purchase Plan will terminate in 2010. However, our board of directors has the authority to amend or terminate our Purchase Plan, except that, subject to certain exceptions described in the Purchase Plan, no such action may adversely affect any outstanding rights to purchase stock under our Purchase Plan.

                           RELATED PARTY TRANSACTIONS

Common Stock Issuances

   In April 1997, we issued 3,129,375 shares of our common stock to E. Heller & Co. at a price of $0.066 per share. E. Heller & Co. is controlled by Ephraim Heller, our Vice President of Business Development and a member of our board of directors. The shares issued to E. Heller & Co. are subject to a restricted stock purchase agreement. The terms of the agreement provide that the shares are subject to a right of repurchase in our favor, which lapses over a four year period. As of September 30, 2000, 2,764,452 of the shares are fully vested, and 364,923 of the shares remain subject to our right of repurchase.

   In December 1997, we issued 447,500 shares of our common stock to W. Mark Lortz, our President, Chief Executive Officer and Chairman of the Board, at a price of $0.14 per share. In March 1999, we issued Mr. Lortz 144,990 shares of our common stock at a price of $0.50 per share. The shares issued to Mr. Lortz are subject to restricted stock purchase agreements. The agreements provide that the shares are subject to a right of repurchase in our favor, which right lapses over a four year period. As of September 30, 2000, an aggregate of 359,005 of the shares are fully vested, and 233,485 of the shares remain subject to our right of repurchase.

   In July 1998, we issued 62,500 shares of our common stock to Charles T. Liamos, our Chief Financial Officer, at a price of $0.28 per share. In March 1999, we issued Mr. Liamos 30,375 shares of our common stock at a price of $0.50 per share, and, in September 1999, we issued Mr. Liamos 87,500 shares of our common stock at a price of $0.70 per share. The shares issued to Mr. Liamos are subject to restricted stock purchase agreements. The agreements provide that the shares are subject to a right of repurchase in our favor, which right lapses over a four year period. As of September 30, 2000, an aggregate of 72,735 of the shares are fully vested, and 107,640 of the shares remain subject to our right of repurchase.

Preferred Stock Issuances

   From April 1997 through February 2000, we sold shares of our preferred stock in private financings as follows:

  . 4,445,775 shares of Series A preferred stock at a price of $1.254 per share in April 1997;

  . 7,142,857 shares of Series B preferred stock at a price of $2.10 per share in October 1998 and February 1999; and

  . 8,490,160 shares of Series C preferred stock at a price of $5.00 per share in February 2000.

   Each share of preferred stock will convert automatically into one share of common stock upon the closing of this offering. The purchasers of these shares of preferred stock are entitled to certain registration rights. See "Description of Capital Stock--Registration Rights." The investors in these financings included the following executive officers, directors and holders of more than 5% of our securities and their affiliated entities:

Investor                                           Series A  Series B  Series C
--------                                           --------- --------- ---------
Delphi Investors and affiliates................... 1,794,258   238,095   800,000
Sequoia Capital and affiliates.................... 1,794,257       --        --
Brentwood Venture Capital(1)......................       --  3,123,236   400,000
InterWest Partners(2).............................       --  3,123,237 1,254,160
Lehman Brothers and affiliates....................       --        --  1,999,999
MedVentures Associates II(3)......................   797,448   476,190   200,000
MJG Partners, L.P.(4).............................                       800,000
EGI-Fund (00) Investors, L.L.C. ..................       --        --  1,260,000
Claire Heiss......................................       --        --     10,000

--------
(1) Ross A. Jaffe, M.D., one of our directors, is a Managing Member of Brentwood VIII Ventures LLC, the General Partner of Brentwood Associates VIII, L.P. and Brentwood Affiliates Fund II, L.P. The Brentwood Venture Capital shares include shares purchased by Brentwood Associates VIII, L.P. and Brentwood Affiliates Fund II, L.P.

(2) Robert R. Momsen, one of our directors, is a General Partner of InterWest Partners VI, L.P and InterWest Investors VI, L.P. The InterWest Partners shares include shares purchased by InterWest Partners VII, L.P., InterWest Partners VI, L.P., InterWest Investors, VII, L.P., and InterWest Investors, VI, L.P.
(3) Annette J. Campbell-White, one of our directors, is the Managing Partner of MedVentures Associates II.
(4) Mark J. Gainor, one of our directors, is President of MJG Partners, L.P.

Indemnification Agreements of Officers and Directors

   Our amended and restated certificate of incorporation and by-laws provide that we will indemnify each of our directors and officers to the fullest extent permitted by the Delaware General Corporation Law. Further, we intend to enter into indemnification agreements with each of our directors and officers prior to the completion of this offering. For further information, see "Description of Capital Stock--Limitation of Liability and Indemnification Matters."

Loans to Directors and Executive Officers

   In December 1997 and March 1999, we loaned an aggregate of $135,145 to W. Mark Lortz, our President, Chief Executive Officer and Chairman of the Board, in connection with the purchase of an aggregate of 592,490 shares of our restricted common stock. The loans were made pursuant to two full-recourse promissory notes in the amounts of $62,650 and $72,495, respectively. The notes do not bear interest and are secured by the underlying shares of common stock. The notes are payable upon the earlier of December 1, 2001 and March 5, 2003, respectively, or termination of Mr. Lortz's employment with or services to us.

   In July 1998, March 1999 and September 1999, we loaned an aggregate of $93,937.50 to Charles T. Liamos, our Chief Financial Officer, in connection with the purchase of an aggregate of 180,375 shares of our restricted common stock. The loans were made pursuant to three full-recourse promissory notes in the amounts of $17,500, $15,187.50 and $61,250, respectively. The notes do not bear interest and are secured by the underlying shares of common stock. The notes are payable upon the earlier of April 6, 2002, March 5, 2003 and September 1, 2003, respectively, or termination of Mr. Liamos' employment with or services to us.

Agreement with Flextronics

   In November 1999 we entered into an agreement with Flextronics International related to the manufacturing of the FreeStyle meter. Flextronics is exclusively responsible for building the FreeStyle meter and assembling the FreeStyle System kits. We have an on-site manager at Flextronics who is responsible for the day-to-day interface between the two businesses. Production release to finished goods inventory is done through our quality assurance department. Pricing is based on production. Our contract with Flextronics expires in November 2005, and is renewable annually thereafter. Michael McNamara, a member of our board of directors, is President of Americas Operations of Flextronics.

Agreement with Gainor

   Pursuant to an agreement with Gainor Medical North America LLC entered into in December 1998, Gainor Medical has provided financial support for the development of some of our glucose monitoring systems and related products. In exchange for such funding, we granted Gainor Medical the exclusive right to manufacture the components associated with the development of these products for a period of seven years from the date of the agreement. Mark J. Gainor, a principal of Gainor Medical Management LLC and a director and minority shareholder of Matria Healthcare, Inc., which wholly owns Gainor Medical Management LLC, is a member of our board of directors.

Agreement with E. Heller & Co.

   In October 2000, we entered into a Technology Purchase Agreement with E. Heller & Co., providing for the transfer and assignment of several licences and rights to us in exchange for $500,000. E. Heller & Co. is controlled by Ephraim Heller, a co-founder, our Vice President of Business Development and member of our board of directors.

                             PRINCIPAL STOCKHOLDERS

   The following tables set forth information about the beneficial ownership of our common stock on September 30, 2000, and as adjusted to reflect the sale of the shares of common stock in this offering, by:

  . each person known to us to be the beneficial owner of more than 5% of our common stock;

  . each named executive officer;

  . each of our directors; and

  . all of our executive officers and directors as a group.

   Unless otherwise noted below, the address of each beneficial owner listed on the tables is c/o TheraSense, Inc., 1360 South Loop Road, Alameda, CA 94501. We have determined beneficial ownership in accordance with the rules of the Securities and Exchange Commission. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the tables below have sole voting and investment power with respect to all shares of common stock that they beneficially own, subject to applicable community property laws. We have based our calculation of the percentage of beneficial ownership on 25,170,239 shares of common stock
outstanding on September 30, 2000 and                shares of common stock
outstanding upon completion of this offering.

   In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, we deemed outstanding shares of common stock subject to options held by that person that are currently exercisable or exercisable within 60 days of September 30, 2000. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person.

Executive Officers And Directors

                                                Number of Shares   Percentage
                                               Underlying Options  of Shares
                                    Number of  Exercisable Within Outstanding
                                      Shares       60 Days of     -------------
Beneficial Owner                      Owned    September 30, 2000 Before  After
----------------                    ---------- ------------------ ------  -----
Five Percent Stockholders
Delphi Ventures(1)................   2,832,354          --        11.25%
Sequoia Capital(2)................   1,794,257          --         7.13%
Brentwood Venture Capital(3)......   3,523,236          --        14.00%
InterWest Partners(4).............   4,377,397          --        17.39%
MedVentures Associates II(5)......   1,473,639          --         5.85%
Lehman Brothers(6)................   1,999,999          --         7.95%
EGI-Fund Investors, L.L.C.........   1,260,000          --         5.01%
E. Heller & Co. ..................   3,129,375          --        12.43%
Directors and Named Executive
 Officers
W. Mark Lortz(7)..................     592,490       91,145        2.71%
Charles T. Liamos.................     180,375       13,593          *
Fredric C. Colman.................     153,514          --           *
Eve Conner, Ph.D. ................      68,500       17,906          *
Holly Kulp........................         --        76,353          *
Ephraim Heller(8).................   3,129,375          --        12.43%
Annette J. Campbell-White(5)......   1,473,639        1,666        5.86%
Mark J. Gainor(9).................     800,000        1,666        3.18%
Ross A. Jaffe, M.D.(3)............   3,523,236        1,666       14.00%
Michael McNamara..................      43,344        1,666          *
Robert R. Momsen(4)...............   3,329,507        1,666       13.23%
Richard Thompson..................      30,000        1,666          *
All directors and executive
 officers as a group (14 people)..  13,333,980      327,326       53.58%

--------
 *  Less than one percent
(1) The Delphi Ventures shares include 2,389,337 shares purchased by Delphi Ventures III, L.P., 391,920 shares purchased by Delphi Ventures IV, L.P., 8,080 shares purchased by Delphi BioInvestments III, L.P., and 43,017 shares purchased by Delphi BioInvestments IV, L.P. The managing members of Delphi Management Partners III, L.L.C., which is the general partner of Delphi Ventures III, L.P. and Delphi BioInvestments III, L.P., disclaim beneficial ownership except to the extent of their pecuniary interest therein. The managing members of Delphi Management Partners IV, L.L.C., which is the general partner of Delphi Ventures VI, L.P. and Delphi BioInvestments IV, L.P., disclaim beneficial ownership except to the extent of their pecuniary interest therein. The address of Delphi Ventures is 3000 Sand Hill Road, Building 1, Suite 135, Menlo Park, California 94025.
(2) The Sequoia Capital shares include 1,618,421 shares purchased by Sequoia Capital VII, 78,947 shares purchased by Sequoia Technology Partners VII, 52,033 shares purchased by Sequoia 1997, LLC, and 44,856 shares purchased by Sequoia International Partners. The address of Sequoia Capital is 3000 Sand Hill Road, Building 4, Suite 280, Menlo Park, California 94025.
(3) The Brentwood Venture Capital shares include 3,382,306 shares purchased by Brentwood Associates VIII, L.P. and 140,930 shares purchased by Brentwood Affiliates Fund II, L.P. Dr. Jaffe is a managing member of Brentwood VIII Ventures LLC, the General Partner of Brentwood Associates VIII, L.P. and Brentwood Affiliates Fund II, L.P. Dr. Jaffe disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein. The address of Brentwood Venture Capital is 3000 Sand Hill Road, Building 1, Suite 260, Menlo Park, California 94025.
(4) The InterWest Partners shares include 1,000,000 shares purchased by InterWest Partners VII, L.P., 3,228,290 shares purchased by InterWest Partners VI, L.P., 47,890 shares purchased by InterWest Investors, VII, L.P., and 101,217 shares purchased by InterWest Investors, VI, L.P. Mr. Momsen is a general partner of InterWest Partners VI, L.P. and InterWest Investors VI, L.P., and a limited partner of InterWest Investors VIII, L.P. Mr. Momsen disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein. The address of InterWest Partners is 3000 Sand Hill Road, Building 3, Suite 255, Menlo Park, California 94025.
(5) Represents 1,473,639 shares owned by MedVentures Associates II. Ms. Campbell-White is a member of MedVenture Associates Management II Co., LLC, which is the general partner of MedVenture Associates II. Ms. Campbell-White disclaims beneficial ownership of these shares except to the extent of her pecuniary interest therein.
(6) The Lehman Brothers shares include 828,364 shares purchased by LB I Group, Inc., 729,480 shares purchased by Lehman Brothers Venture Partners L.P., and 442,155 shares purchased by Lehman Brothers Venture Capital Partners I, L.P. The address of Lehman Brothers is 3 World Financial Center, 8th Floor, New York, New York 10285-0800.
(7) Includes 592,490 shares held by the W. Mark Lortz And Patrice Rae Lortz, Co-Trustees or Successor Trustee, of the W. Mark Lortz and Patrice Rae Lortz Revocable Living Trust, under Agreement Dated February 10, 1999, as community property.
(8) Represents 3,129,375 shares owned by E. Heller & Co., of which Ephraim Heller is the controlling stockholder. Mr. Heller disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein.
(9) Represents 800,000 shares owned by MJG Partners, L.P., of which Mr. Gainor is president. Mr. Gainor disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein.

                          DESCRIPTION OF CAPITAL STOCK

   Upon the closing of this offering, our authorized capital stock, after giving effect to the conversion of all outstanding preferred stock into common stock and the amendment of our certificate of incorporation, will consist of 200,000,000 shares of common stock, $0.001 par value, and 5,000,000 shares of preferred stock, $0.001 par value. The following description summarizes the most important terms of our capital stock. Because it is only a summary, it does not contain all the information that may be important to you. For a complete description you should refer to our certificate of incorporation and by-laws, effective upon completion of this offering, copies of which have been filed as exhibits to the registration statement of which the prospectus is a part.

Common Stock

   As of September 30, 2000, there were 25,170,239 shares of common stock outstanding and held by approximately 106 stockholders of record, assuming the automatic conversion of each outstanding share of preferred stock upon the
closing of this offering. After this offering, there will be         shares of
our common stock outstanding, or          shares if the underwriters exercise
their over-allotment option in full.

   The holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders, including the election of directors, and do not have cumulative voting rights. Accordingly, the holders of a majority of the shares of common stock entitled to vote in any election of directors can elect all of the directors standing for election, if they so choose. Subject to preferences that may be applicable to any then outstanding preferred stock, holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by the board of directors out of legally available funds. Upon our liquidation, dissolution or winding up, the holders of common stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all of our debts and other liabilities of our company, subject to the prior rights of any preferred stock then outstanding. Holders of common stock have no preemptive or conversion rights or other subscription rights and there are no redemption or sinking funds provisions applicable to the common stock. All outstanding shares of common stock are, and the common stock to be outstanding upon completion of this offering will be, fully paid and nonassessable.

Preferred Stock

   As of September 30, 2000, there were 20,078,792 shares of preferred stock outstanding. Upon the closing of this offering, all outstanding shares of preferred stock will be converted into common stock. Following the conversion, our certificate of incorporation will be restated to delete all references to the prior series of preferred stock, and 5,000,000 shares of undesignated preferred stock will be authorized.

   The board of directors has the authority, without further action by the stockholders, to issue from time to time the preferred stock in one or more series and to fix the number of shares, designations, preferences, powers, and relative, participating, optional or other special rights and the qualifications or restrictions thereof. The preferences, powers, rights and restrictions of different series of preferred stock may differ with respect to dividend rates, amounts payable on liquidation, voting rights, conversion rights, redemption provisions, sinking fund provisions, and purchase funds and other matters. The issuance of preferred stock could decrease the amount of earnings and assets available for distribution to holders of common stock or affect adversely the rights and powers, including voting rights, of the holders of common stock, and may have the effect of delaying, deferring or preventing a change in control of TheraSense.

Warrants

   As of September 30, 2000, there were warrants outstanding to purchase 54,348 shares of Series A preferred stock and 466,665 shares of Series B preferred stock at a per share weighted average exercise price of $1.84 and $2.10, respectively, which, upon completion of this offering will be exercisable into an aggregate of 521,013 shares of common stock, at a per share weighted average exercise price of $2.07. The warrant exercisable to purchase 54,348 shares of Series A preferred stock can be exercised at any time prior to December 31, 2001, at a per share exercise price of $1.84. Warrants exercisable to purchase 380,952, 47,619, 3,809, and 34,285 shares of Series B preferred stock, respectively, can be exercised at any time prior to the earlier of five years after the effective date of this offering, or October 7, 2009, August 24, 2008, April 1, 2007, or April 1, 2007,
respectively, at a per share exercise price of $2.10.

Registration Rights

   After this offering, the holders of 20,599,805 shares of common stock issued upon conversion of our preferred stock, and upon exercise of outstanding warrants, are entitled to rights with respect to the registration of such shares under the Securities Act of 1933, as amended. These shares are referred to as registrable securities. The registration rights provide that if we propose to register any of our securities under the Securities Act for our own account, holders of common stock issuable upon conversion of the Series A, Series B and Series C preferred stock, or issuable upon exercise of outstanding warrants, are entitled to notice of such registration and are entitled to include their registrable securities in that registration, subject to various conditions. The underwriters of any such offering have the right to limit the number of shares included in such registration. These registration rights have been waived with respect to this offering.

   In addition, commencing 180 days after the effective date of the registration statement of which this prospectus is a part, holders of at least 50% of the registrable securities may require us to prepare and file a registration statement under the Securities Act at our expense covering at least 50% of the registrable securities, provided that the shares to be included in such registration will generate anticipated aggregate net proceeds to TheraSense of at least $7,500,000. Under these demand registration rights, we are required to use our best efforts to cause the shares requested to be included in the registration statement, subject to customary conditions and limitations. We are not obligated to effect more than two of these stockholder-initiated registrations.

   Once we become eligible to file a registration statement on Form S-3, the holders of registrable securities may require us to register all or a portion of their securities on a registration statement on Form S-3 and may participate in a Form S-3 registration by us, subject to specific conditions and limitations. Registration rights terminate no later than five years after this offering.

Anti-Takeover Effects of Provisions of our Amended and Restated Certificate of Incorporation and By-Laws and Delaware Law

   Our amended and restated certificate of incorporation and by-laws, effective upon completion of this offering, contain provisions that could deter hostile takeovers or delay changes in control or management of TheraSense. The existence of these provisions, which are intended to enhance the likelihood of continuity and stability in the composition of, and policies formulated by, our board, could limit the price that investors might otherwise pay in the future for shares of our common stock.

   Blank Check Preferred Stock. As noted above, our board of directors, without stockholder approval, will have the authority under our amended and restated certificate of incorporation to authorize the issuance of preferred stock, commonly referred to as "blank check" preferred stock with rights senior to those of common stock. As a result, preferred stock could be issued quickly and easily, could impair the rights of holders of common stock and could be issued with terms calculated to delay or prevent a change of control or make removal of management more difficult.

   Stockholder Meetings. Our amended and restated certificate of incorporation and by-laws provide that stockholders may not call a special meeting of the stockholders. Rather, special meetings of stockholders may only be called by the chairman of the board, the chief executive officer or the president of our company or by a resolution adopted by a majority of our board of directors. Our amended and restated by-laws also provide that stockholders may only conduct business at special meetings of stockholders that was specified in the notice of the meeting. These provisions may discourage another person or entity from making a tender offer, even if it acquired a majority of our outstanding voting stock, because the person or entity could only take action at a duly called stockholders' meeting relating to the business specified in the notice of meeting.

   Requirements For Advance Notification Of Stockholder Nominations And Proposals. Our amended and restated by-laws provide that a stockholder seeking to bring business before an annual meeting of stockholders, or to nominate candidates for election as directors at an annual meeting of stockholders, must provide timely notice of this intention in writing. To be timely, a stockholder must deliver or mail the notice and we must receive the notice at our principal executive offices not less than 60 days nor more than 90 days prior to the anniversary of the date on which we first mailed our proxy materials for the preceeding year's annual meeting of stockholders, except that in the case of our first annual meeting of stockholders as a public company, we must receive notice not less than 60 nor more than 90 days prior to March 31, 2001. The amended and restated by-laws also include a similar requirement for making nominations at special meetings and specify requirements as to the time, form and content of the stockholder's notice. These provisions could delay stockholder actions that are favored by the holders of a majority of our outstanding stock until the next stockholders' meeting.

   Super-Majority Voting. Delaware law generally provides that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation's certificate of incorporation, unless a corporation's certificate of incorporation requires a greater percentage. We have provisions in our certificate of incorporation which require a vote of at least 66 2/3% of the stockholders entitled to vote in the election of directors to amend in any respect or repeal the anti-takeover provisions of our certificate of incorporation and a vote of at least 66 2/3% of the voting power of the stockholders or board of directors to adopt, amend or repeal the by-laws of our company.

   Delaware Anti-Takeover Statute. Section 203 of the Delaware General Corporation Law prohibits persons deemed "interested stockholders" from engaging in a "business combination" with a Delaware corporation for three years following the date these persons become interested stockholders. Interested stockholders generally include:

  . persons who are the beneficial owners of 15% or more of our outstanding voting stock; and

  . persons who are our affiliates or associates and who hold 15% or more of our outstanding voting stock at any time within three years before the date on which such person's status as an interested stockholder is determined.

   Subject to some exceptions, a "business combination" includes, among other things:

  . any merger or consolidation involving the corporation and the interested stockholder;

  . any sale, lease, exchange, mortgage, pledge, transfer or other disposition of assets having an aggregate market value equal to 10% or more of either the aggregate market value of all assets of the corporation determined on a consolidated basis or the aggregate market value of all our outstanding stock;

  . transactions that result in our issuance or transfer of any of our stock to the interested stockholder, except pursuant to exercises, exchanges, conversions, distributions or offers to purchase with respect to securities outstanding prior to the time that the interested stockholder became such and that, generally, do not increase the interested stockholder's proportionate share of any class or series of our stock;

  . any transaction involving us that has the effect of increasing the proportionate share of our stock of any class or series, or securities convertible into the stock of any class or series, that is owned directly or indirectly by the interested stockholder; or

  . any receipt by the interested stockholder of the benefit (except proportionately as a stockholder) of any loans, advances, guarantees, pledges or other financial benefits which we provided.

   Section 203 does not apply to a business combination if:

  . before a person becomes an interested stockholder, our board approves the transaction in which the interested stockholder became an interested stockholder or approves the business combination;

  . upon consummation of the transaction that resulted in the interested stockholder becoming an interested stockholder, the interested stockholder owns at least 85% of our voting stock outstanding at the time the transaction commences (other than specific, excluded shares); or

  . following a transaction in which the person became an interested stockholder, the business combination is approved by our board and authorized at a regular or special meeting of stockholders (and not by written consent) by the affirmative vote of the holders of at least two-thirds of our outstanding voting stock not owned by the interested stockholder.

   These provisions of Delaware law and our amended and restated certificate of incorporation and by-laws could have the effect of discouraging others from attempting hostile takeovers and, as a consequence, they may also inhibit temporary fluctuations in the market price of our common stock that often result from actual or rumored hostile takeover attempts. Such provisions may also have the effect of preventing changes in our management. It is possible that these provisions could make it more difficult to accomplish transactions which stockholders may otherwise deem to be in their best interests.

Limitations of Liability and Indemnification Matters

   We have adopted provisions in our amended and restated certificate of incorporation that limit the liability of our directors for monetary damages for breach of their fiduciary duties, except for liability that cannot be eliminated under the Delaware General Corporation Law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except liability for any of the following:

  . any breach of their duty of loyalty to the corporation or the stockholder;

  . acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

  . unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or

  . any transaction from which the director derived an improper personal benefit.

   This limitation of liability does not apply to liabilities arising under the federal securities laws and does not affect the availability of equitable remedies such as injunctive relief or rescission.

   Our amended and restated certificate of incorporation and by-laws also provide that we shall indemnify our directors and executive officers and may indemnify our other officers and employees and other agents to the fullest extent permitted by law. We believe that indemnification under our by-laws covers at least negligence and gross negligence on the part of indemnified parties. Our by-laws also permit us to secure insurance on behalf of any officer, directors employee or other agent for any liability arising out of his or her actions in such capacity, regardless of whether our by-laws would permit indemnification.

   We have entered into separate indemnification agreements with our directors and executive officers, in addition to indemnification provided for in our by-laws. These agreements among other things, will provide for indemnification of our directors and executive officers for expenses, judgments, fines and settlement amounts incurred by any such person in any action or proceeding arising out of such person's services as a director or executive officer or at our request. We believe that these provisions and agreements are necessary to attract and retain qualified persons as directors and executive officers.

Transfer Agent And Registrar

   The transfer agent and registrar for the common stock is              .

                        SHARES ELIGIBLE FOR FUTURE SALE

   Prior to this offering there has been no public market for our common stock, and no predictions can be made regarding the effect, if any, that market sales of shares or the availability of shares for sale will have on the market price prevailing from time to time. As described below, only a limited number of shares will be available for sale shortly after this offering due to contractual and legal restrictions on resale. Nevertheless, sales of our common stock in the public market after the restrictions lapse, or the perception that such sales may occur, could adversely affect the prevailing market price.

Sale of Restricted Shares and Lock-Up Agreements

   Upon completion of this offering, we will have an aggregate of
outstanding shares of common stock, or            shares if the underwriters
exercise the over-allotment option in full. As of September 30, 2000, we had:

  . 3,791,709 outstanding stock options to employees, consultants and directors for the purchase of an aggregate of 3,791,709 shares of common stock; and

  . outstanding warrants to purchase 521,013 shares of preferred stock which will automatically convert into warrants to purchase an equal number of shares of common stock upon the completion of this offering.

   The             shares of common stock being sold in this offering will be freely tradable without restriction or further registration under the Securities Act, unless the shares are purchased by affiliates of our company, as that term is defined in Rule 144 of the Securities Act. All remaining shares were issued and sold by us in private transactions and are eligible for public sale if registered under the Securities Act or sold in accordance with Rule 144 or Rule 701 thereunder.

Eligibility of Restricted Shares for Sale in the Public Market

   All of our officers and directors and substantially all of our stockholders have signed lock-up agreements under which they will agree not to transfer or dispose of, directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for shares of common stock, for a period of 180 days after the date of this prospectus. Transfers or dispositions can be made sooner with the prior written consent of Bear, Stearns & Co. Inc.

   Following the expiration of the lock-up period, approximately 29,482,961 shares of common stock, including shares issuable upon the exercise of outstanding options and warrants, will be available for sale in the public market subject to compliance with Rule 144, Rule 144(k) or Rule 701.

Rule 144

   In general, under Rule 144, as currently in effect, beginning 90 days after the date of this prospectus, a person deemed to be our affiliate, or a person holding restricted shares who beneficially owns shares that were not acquired from us or our affiliate within the previous one year, would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

  . 1% of the then outstanding common stock, which represents approximately shares immediately after this offering, assuming no exercise of the underwriters' over-allotment option; or

  . the average weekly trading volume of the common stock on The Nasdaq
    National Market during the four calendar weeks preceding the date on which notice of the sale is filed with the SEC.

   Sales under Rule 144 are subject to requirements relating to manner of sale, notice and availability of current public information about us.

Rule 144(k)

   Under Rule 144(k), a person who has not been one of our affiliates at any time during the ninety days preceding a sale, and who has beneficially owned the shares to be sold for at least two years, is entitled to sell those shares without regard to the volume, manner-of-sale or other limitations contained in Rule 144.

Rule 701

   Rule 701 may be relied upon with respect to the resale of securities originally purchased from us by our employees, directors, officers, consultants or advisers prior to the closing of this offering and pursuant to written compensatory benefit plans or written contracts relating to the compensation of such persons. In addition, the SEC has indicated that Rule 701 will apply to stock options granted by us before this offering, along with the shares acquired upon exercise of such options. Securities issued in reliance on Rule 701 are deemed to be restricted shares and, beginning 90 days after the date of this prospectus, may be sold by persons other than affiliates subject only to the manner of sale provisions of Rule 144 and by affiliates under Rule 144 without compliance with the holding period requirements. As of September 30, 2000, 1,394,651 of our outstanding shares of common stock had been issued as a result of exercise of stock options, and all of these shares are subject to 180 day lock-up agreements.

Stock Options

   We intend to file registration statements under the Securities Act covering approximately 12,098,905 shares of common stock reserved for issuance under our 1997 Stock Plan, 2000 Stock Plan and 2000 Employee Stock Purchase Plan. These registration statements are expected to be filed soon after the date of this prospectus and will automatically become effective upon filing. Accordingly, shares registered under such registration statements will be available for sale in the open market, unless such shares are subject to vesting restrictions with us or are otherwise subject the contractual restrictions described above.

Registration Rights

   In addition, after this offering, the holders of preferred shares and warrants convertible into an aggregate of 20,599,805 shares of common stock will be entitled to rights to cause us to register the sale of such shares under the Securities Act. Registration of these shares under the Securities Act would result in these shares, other than shares purchased by our affiliates, becoming freely tradable without restriction under the Securities Act.

                                  UNDERWRITING

   Subject to the terms and conditions set forth in an agreement among the underwriters and us, each of the underwriters named below, through their representatives, Bear, Stearns & Co. Inc., Lehman Brothers, Inc. and U.S. Bancorp Piper Jaffray Inc. has severally agreed to purchase from us the aggregate number of shares of our common stock set forth opposite its name below:

                                                                        Number
   Underwriter                                                         of Shares
   -----------                                                         ---------
   Bear, Stearns & Co. Inc............................................
   Lehman Brothers, Inc...............................................
   U.S. Bancorp Piper Jaffray Inc.....................................
                                                                         ----

     Total............................................................
                                                                         ====

   The underwriting agreement provides that the obligations of the several underwriters are subject to approval of various legal matters by their counsel and to various other conditions, including, among others, delivery of legal opinions by our counsel and the accuracy of the representations and warranties made by us in the underwriting agreement. Under the underwriting agreement, the underwriters are obliged to purchase and pay for all of the above shares of our common stock if any are purchased.

Public Offering Price

   The underwriters propose to offer the shares of common stock directly to the public at the offering price set forth on the cover page of this prospectus and
at that price less a concession not in excess of $       per share of common
stock to other dealers who are members of the National Association of Securities Dealers, Inc. The underwriters may allow, and those dealers may
reallow, concessions not in excess of $       per share of common stock to
other dealers. After this offering, the offering price, concessions and other selling terms may be changed by the underwriters. Our common stock is offered subject to receipt and acceptance by the underwriters and subject to other conditions, including the right to reject orders in whole or in part. The underwriters have informed us that the underwriters do not expect to confirm sales of common stock to any accounts over which they exercise discretionary authority.

   The following table summarizes the per share and total public offering price of the shares of common stock in the offering, the underwriting compensation to be paid to the underwriters by us and the proceeds of the offering, before expenses, to us. The information presented assumes either no exercise or full exercise by the underwriters of their over-allotment option.

                                                              Total
                                                  -----------------------------
                                                     Without          With
                                        Per Share Over-Allotment Over-Allotment
                                        --------- -------------- --------------
Public offering price.................                $              $
Underwriting discounts and commissions
 payable by us........................
Proceeds, before expenses, to us......

   The underwriting discount and commission per share is equal to the public offering price per share of our common stock less the amount paid by the underwriters to us per share of common stock.

   We estimate total expenses payable by us in connection with this offering, other than the underwriting discounts and commissions referred to above, will
be approximately $       million.

Over-Allotment Option to Purchase Additional Shares

   We have granted a 30-day over-allotment option to the underwriters to
purchase up to an aggregate of        additional shares of our common stock
exercisable at the offering price less the underwriting discounts and commissions, each as set forth on the cover page of this prospectus. If the underwriters exercise this option in whole or in part, then each of the underwriters will be obligated to purchase additional shares of common stock in proportion to their respective purchase commitments as shown in the table set forth above, subject to various conditions.

Indemnification and Contribution

   The underwriting agreement provides that we will indemnify the underwriters against liabilities specified in the underwriting agreement under the Securities Act or will contribute to payments that the underwriters may be required to make in respect of those liabilities.

Lock-Up Agreements

   All of our directors, officers and substantially all of our stockholders have agreed that they will not offer, sell, or agree to offer or sell, directly or indirectly, or otherwise dispose of any shares of common stock in the public market without the prior written consent of Bear, Stearns & Co. Inc. for a period of 180 days from the date of this prospectus. Bona fide gifts by individuals to immediate family members or transfers by a partnership to its partners are excepted from the restrictions of the lock-up agreements, provided the transferee agrees to be bound by similar restrictions.

   In addition, we have agreed that for a period of 180 days from the date of this prospectus, we will not, without the prior written consent of Bear, Stearns & Co. Inc., offer, sell, agree to offer or sell, or otherwise dispose of any shares of common stock, except that we may issue, and grant options to purchase, shares of common stock under our stock option plans and employee stock purchase plan as long as the recipients of such securities are subject to the 180 day lock-up period. During this lock-up period, subject to various conditions, we may also issue additional equity securities in connection with collaborative and licensing arrangements, so long as the recipients of such securities are also subject to the 180 day lock-up period.

Nasdaq National Market Quotation

   Prior to this offering, there has been no public market for our common stock. Consequently, the initial offering price for the common stock was determined by negotiations between us and the representatives of the underwriters. Among the factors that were considered in those negotiations, the primary factors were our results of operations in recent periods, estimates of our prospects and the industry in which we compete, an assessment of our management, the general state of the securities markets at the time of this offering and the prices of similar securities of generally comparable companies. We have applied to have our common stock approved for quotation on the Nasdaq National Market under the symbol "THER." We cannot assure you, however, that an active or orderly trading market will develop for the common stock or that the common stock will trade in the public market after this offering at or above the initial offering price.

Stabilization, Syndicate Short Position and Penalty Bids

   In order to facilitate the offering of our common stock, the underwriters may engage in transactions that stabilize, maintain, or otherwise affect the market price of our common stock.

   The underwriters may over-allot shares of our common stock in connection with this offering, thus creating a short position for their own account. Short sales involve the sale by the underwriters of a greater number of shares than they are committed to purchase in the offering. A short position may involve either "covered" short sales or "naked" short sales. Covered short sales are sales made in an amount not greater than the underwriters' over-allotment option to purchase additional shares in the offering described above. The underwriters may close out any covered short position by either exercising their over-allotment option or purchasing shares in the open market. In determining the source of shares to close the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. Naked short sales are sales in excess of the over-allotment option. The underwriters may close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

   Accordingly, to cover these short sales positions or to stabilize the market price of our common stock, the underwriters may bid for, and purchase, shares of our common stock in the open market. These transactions may be effected on the Nasdaq National Market or otherwise. Additionally, the representatives, on behalf of the underwriters, may also reclaim selling concessions allowed to an underwriter or dealer. Similar to other purchase transactions, the underwriters' purchases to cover the syndicate short sales or to stabilize the market price of our common stock may have the effect of raising or maintaining the market price of our common stock or preventing or mitigating a decline in the market price of our common stock. As a result, the price of the shares of our common stock may be higher than the price that might otherwise exist in the open market. No representation is made as to the magnitude or effect of any such stabilization or other activities. The underwriters are not required to engage in these activities and, if commenced, may end any of these activities at any time.

Directed Share Program

   At our request, the underwriters have reserved for sale at the initial
public offering price up to        shares of common stock to be sold in this
offering for sale to our directors, officers, employees, business associates, vendors and related persons. Purchases of reserved shares are to be made through an account at Bear, Stearns & Co. Inc. in accordance with Bear, Stearns & Co. Inc.'s procedures for opening an account and transacting in securities. The number of shares available for sale to the general public will be reduced to the extent that any reserved shares are purchased. Any reserved shares not purchased by our directors, officers, employees, business associates, vendors and related persons will be offered by the underwriters to the general public on the same terms as the other shares offered by this prospectus.

                                 LEGAL MATTERS

   Various legal matters with respect to the validity of the common stock offered by this prospectus will be passed upon for us by Wilson Sonsini Goodrich & Rosati, P.C. San Francisco, California. An investment partnership comprised of members of Wilson Sonsini Goodrich & Rosati owns an aggregate of 33,157 shares of our common stock assuming conversion of all outstanding shares of preferred stock. Karen Dempsey, a member of Wilson Sonsini Goodrich & Rosati, is the Secretary of TheraSense. Various legal matters relating to the offering will be passed upon for the underwriters by Brobeck, Phleger & Harrison LLP, San Diego, California.

                                    EXPERTS

   The financial statements as of December 31, 1998 and 1999 and for each of the three years in the period ended December 31, 1999 included in this Prospectus, have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                   WHERE YOU CAN FIND ADDITIONAL INFORMATION

   We have filed a registration statement on Form S-1 with the Securities and Exchange Commission under the Securities Act with respect to the shares of common stock offered in this offering. This prospectus, which is a part of the registration statement, does not contain all of the information set forth in the registration statement, or the exhibits which are part of the registration statement, parts of which are omitted as permitted by the rules and regulations of the Securities and Exchange Commission. For further information about us and the shares of our common stock to be sold in this offering, please refer to the registration statement and the exhibits which are part of the registration statement. Statements contained in this prospectus as to the contents of any contract or any other document are not necessarily complete. Each statement in this prospectus regarding the contents of the referenced contract or other document is qualified in all respects by our reference to the copy filed with the registration statement.

   For further information about us and our common stock, we refer you to our registration statement and its attached exhibits, copies of which may be inspected without charge at the Securities and Exchange Commission's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the Commission located at Seven World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. You can request copies of these documents by writing to the Securities and Exchange Commission and paying a duplicating fee. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information about the public reference rooms. The Commission maintains a World Wide Web site on the Internet at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission.

   Upon completion of this offering, we will become subject to the information and periodic reporting requirements of the Exchange Act and, in accordance therewith, will file periodic reports, proxy and information statements and other information with the Commission. Our periodic reports, proxy and information statements and other information will be available for inspection and copying at the regional offices, public references facilities and Web site of the Commission referred to above.

                                THERASENSE, INC.

                         INDEX TO FINANCIAL STATEMENTS

                                                                            Page
                                                                            ----
Report of Independent Accountants.......................................... F-2

Balance Sheets............................................................. F-3

Statements of Operations................................................... F-4

Statements of Stockholders' Equity (Deficit)............................... F-5

Statements of Cash Flows................................................... F-7

Notes to Financial Statements.............................................. F-8

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of TheraSense, Inc.

   The reincorporation and reverse stock split described in Note 12 to the financial statements has not been consummated at October 11, 2000. When it has been consummated, we will be in a position to furnish the following report:

   "In our opinion, the accompanying balance sheets and the related statements of operations, of stockholders' equity (deficit) and of cash flows present fairly, in all material respects, the financial position of TheraSense, Inc. (the "Company") at December 31, 1998 and 1999 and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion."

/s/ PricewaterhouseCoopers LLP

San Jose, California
March 24, 2000, except for Note 12
as to which the date is October   , 2000

                                THERASENSE, INC.

                                 BALANCE SHEETS

                                                                   Pro Forma at
                                December 31,                         June 30,
                          -------------------------    June 30,        2000
                             1998          1999          2000      (see Note 9)
                          -----------  ------------  ------------  ------------
                                                            (unaudited)
ASSETS
Current assets:
  Cash and cash
   equivalents..........  $11,438,200  $  2,322,424  $ 29,623,684
  Accounts receivable...          --         25,000       599,848
  Inventories...........          --            --      5,771,598
  Deferred cost of
   products sold........          --            --        491,753
  Prepaid expenses and
   other current
   assets...............       62,306       836,005     2,329,073
                          -----------  ------------  ------------
   Total current
    assets..............   11,500,506     3,183,429    38,815,956
Property and equipment,
 net....................      878,119     3,998,451     4,892,672
Other assets............          --         98,711       100,930
                          -----------  ------------  ------------
   Total assets.........  $12,378,625  $  7,280,591  $ 43,809,558
                          ===========  ============  ============
LIABILITIES, CONVERTIBLE
 PREFERRED STOCK AND
 STOCKHOLDERS' EQUITY
 (DEFICIT)
Current liabilities:
  Accounts payable......  $   129,393  $    678,684  $  4,030,467
  Accrued liabilities...      234,394       585,160     2,210,062
  Deferred revenue......       11,341       511,341       657,003
  Current portion of
   capital lease
   obligations..........          --        109,356       223,015
  Current portion of
   borrowings under
   lines of credit......      169,086       507,276     1,527,798
                          -----------  ------------  ------------
   Total current
    liabilities.........      544,214     2,391,817     8,648,345
Capital lease
 obligations, less
 current portion........          --        219,367     1,810,263
Borrowings under lines
 of credit, less current
 portion................      520,060     2,356,166     3,160,400
                          -----------  ------------  ------------
   Total liabilities....    1,064,274     4,967,350    13,619,008
                          -----------  ------------  ------------
Commitments (Note 5)
Convertible preferred
 stock, $0.001 par
 value:
  Authorized: 12,109,647
   shares;
  Issued and
   outstanding:
   10,104,065 shares in
   1998, 11,588,632
   shares in 1999 and
   20,078,792 shares at
   June 30, 2000
   (unaudited) and none
   pro forma (unaudited)
   (Liquidation
   preferences:
   $17,457,410,
   $20,575,002 and
   $63,025,802 at
   December 31, 1998,
   1999 and June 30,
   2000 (unaudited),
   respectively)........   17,361,342    20,471,813    62,882,739  $        --
                          -----------  ------------  ------------  ------------
Stockholders' equity
 (deficit):
  Common stock: $0.001
   par value:
  Authorized: 25,000,000
   shares
  Issued and
   outstanding:
   4,582,750 shares in
   1998, 4,976,932
   shares in 1999 and
   5,008,559 shares at
   June 30, 2000
   (unaudited) and
   25,087,351 shares
   pro forma
   (unaudited)..........        4,583         4,977         5,009        25,087
  Additional paid-in
   capital..............      160,923     2,543,858     7,515,353    70,378,014
  Notes receivable from
   stockholders.........     (138,425)     (331,195)     (294,750)     (294,750)
  Deferred stock-based
   compensation, net....          --     (1,244,418)   (5,727,174)   (5,727,174)
  Accumulated deficit...   (6,074,072)  (19,131,794)  (34,190,627)  (34,190,627)
                          -----------  ------------  ------------  ------------
   Total stockholders'
    equity (deficit)....   (6,046,991)  (18,158,572)  (32,692,189) $ 30,190,550
                          -----------  ------------  ------------  ============
   Total liabilities,
    convertible
    preferred stock and
    stockholders' equity
    (deficit)...........  $12,378,625  $  7,280,591  $ 43,809,558
                          ===========  ============  ============

   The accompanying notes are an integral part of these financial statements.

                                THERASENSE, INC.

                            STATEMENTS OF OPERATIONS

                                                                   Six Months Ended June
                                Years Ended December 31,                    30,
                          --------------------------------------  -------------------------
                             1997         1998          1999         1999          2000
                          -----------  -----------  ------------  -----------  ------------
                                                                        (unaudited)
Revenues:
Research grant revenue..  $       --   $    60,296  $     60,296  $       --   $      3,000
Product sales...........          --           --         25,000          --          8,251
License income..........          --           --            --           --        500,000
                          -----------  -----------  ------------  -----------  ------------
  Total revenues........          --        60,296        85,296          --        511,251
Cost of products sold
 and start-up
 manufacturing costs....          --           --            --           --        296,020
                          -----------  -----------  ------------  -----------  ------------
Gross profit............          --        60,296        85,296          --        215,231
                          -----------  -----------  ------------  -----------  ------------

Operating expenses:
Research and
 development............      976,739    3,055,819     7,672,517    2,989,696     5,841,296
Selling, general and
 administrative.........      702,879    1,809,978     5,556,708    2,125,710     9,786,893
                          -----------  -----------  ------------  -----------  ------------
  Total operating
   expenses.............    1,679,618    4,865,797    13,229,225    5,115,406    15,628,189
                          -----------  -----------  ------------  -----------  ------------
Loss from operations....   (1,679,618)  (4,805,501)  (13,143,929)  (5,115,406)  (15,412,958)
Interest income.........      162,742      167,312       295,307      208,590       811,986
Interest and other
 expense................          --       (25,762)     (209,100)     (46,252)     (457,861)
                          -----------  -----------  ------------  -----------  ------------
Net loss................   (1,516,876)  (4,663,951)  (13,057,722)  (4,953,068)  (15,058,833)
Dividend related to
 beneficial conversion
 feature of preferred
 stock..................          --           --            --           --    (14,772,878)
                          -----------  -----------  ------------  -----------  ------------
Net loss available to
 common stockholders....  $(1,516,876) $(4,663,951) $(13,057,722) $(4,953,068) $(29,831,711)
                          ===========  ===========  ============  ===========  ============
Net loss per common
 share, basic and
 diluted................  $     (1.66) $     (2.31) $      (4.32) $     (1.79) $      (8.03)
                          ===========  ===========  ============  ===========  ============
Weighted-average shares
 used in computing net
 loss per common share,
 basic and diluted......      913,875    2,015,032     3,023,636    2,766,159     3,712,999
                          ===========  ===========  ============  ===========  ============
Pro forma net loss per
 common share, basic and
 diluted (unaudited)....                            $      (0.91)              $      (0.68)
                                                    ============               ============
Weighted-average shares
 used in computing pro
 forma net loss per
 common share, basic and
 diluted (unaudited)....                              14,392,632                 22,205,717
                                                    ============               ============

   The accompanying notes are an integral part of these financial statements.

                                THERASENSE, INC.

                  STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
              FOR THE YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999
                     AND THE SIX MONTHS ENDED JUNE 30, 2000

                            Limited
                           Liability                                   Notes                   Retained        Total
                          Corporation   Common Stock     Additional  Receivable    Deferred    Earnings/   Stockholders'
                           Interests  -----------------   Paid-In       from     Stock-Based  Accumulated      Equity
                            Amount     Shares    Amount   Capital   Stockholders Compensation   Deficit      (Deficit)
                          ----------- ---------  ------  ---------- ------------ ------------ -----------  -------------
Balances, January 1,
 1997...................   $ 21,821          --  $   --   $     --    $     --      $  --     $   106,755   $   128,576
Issuance of common stock
 in March 1997 in
 exchange for equity
 interest in TheraSense
 L.L.C..................    (21,821)  3,750,000   3,750     18,071          --         --              --            --
Exercise of stock
 options in exchange for
 services received and
 notes receivable from
 stockholders...........         --     669,794     670     93,101     (91,993)        --              --         1,778
Net loss................         --          --      --         --          --         --      (1,516,876)   (1,516,876)
                           --------   ---------  ------   --------    --------      -----     -----------   -----------
Balances, December 31,
 1997...................         --   4,419,794   4,420    111,172     (91,993)        --      (1,410,121)   (1,386,522)
Repurchase and
 retirement of common
 stock for cash.........         --     (53,203)    (53)    (3,353)         --         --              --        (3,406)
Exercise of stock
 options for cash and in
 exchange for notes
 receivable from
 stockholders...........         --     216,159     216     53,104     (52,500)        --              --           820
Repayment of notes
 receivable from
 stockholders...........         --          --      --         --       6,068         --              --         6,068
Net loss................         --          --      --         --          --         --      (4,663,951)   (4,663,951)
                           --------   ---------  ------   --------    --------      -----     -----------   -----------
Balances, December 31,
 1998...................         --   4,582,750   4,583    160,923    (138,425)        --      (6,074,072)   (6,046,991)


   The accompanying notes are an integral part of these financial statements.

                                THERASENSE, INC.

                  STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
              FOR THE YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999 AND THE SIX MONTHS ENDED JUNE 30, 2000--(Continued)

                           Limited
                          Liability                                      Notes                     Retained         Total
                         Corporation   Common Stock      Additional    Receivable    Deferred      Earnings     Stockholders'
                          Interests  -----------------    Paid-In         from     Stock-Based   (Accumulated      Equity
                           Amount     Shares    Amount    Capital     Stockholders Compensation    Deficit)       (Deficit)
                         ----------- ---------  ------  ------------  ------------ ------------  -------------  -------------
Balances, December 31,
 1998..................        --    4,582,750   4,583       160,923    (138,425)           --      (6,074,072)   (6,046,991)
Exercise of stock
 options for cash and
 in exchange for notes
 receivable from
 stockholders..........        --      394,182     394       198,566    (192,770)           --              --         6,190
Issuance of warrants to
 purchase Series B
 preferred stock.......        --           --      --       819,760          --            --              --       819,760
Deferred stock-based
 compensation..........        --           --      --     1,364,609          --    (1,364,609)             --            --
Amortization of
 deferred stock-based
 compensation..........        --           --      --            --          --       120,191              --       120,191
Net loss...............        --           --      --            --          --            --     (13,057,722)  (13,057,722)
                           ------    ---------  ------  ------------   ---------   -----------   -------------  ------------
Balances, December 31,
 1999..................        --    4,976,932   4,977     2,543,858    (331,195)   (1,244,418)    (19,131,794)  (18,158,572)
Exercise of stock
 options for cash and
 in exchange for notes
 receivable from
 stockholders
 (unaudited)...........        --       82,838      83        17,511      (6,068)           --              --        11,526
Repurchase of shares
 and cancellation of
 stockholder loan
 (unaudited)...........        --      (51,211)    (51)      (14,333)     14,384            --              --            --
Repayment of notes
 receivable from
 stockholders
 (unaudited)...........        --           --      --            --      28,129            --              --        28,129
Deferred stock-based
 compensation
 (unaudited)...........        --           --      --     4,968,317          --    (4,968,317)             --            --
Amortization of
 deferred stock-based
 compensation
 (unaudited)...........        --           --      --            --          --       485,561              --       485,561
Beneficial conversion
 feature related to
 issuance of Series C
 convertible preferred
 stock (unaudited).....                                   14,772,878                                              14,772,878
Deemed dividend related
 to beneficial
 conversion feature of
 Series C convertible
 preferred stock
 (unaudited)...........                                  (14,772,878)                                            (14,772,878)
Net loss (unaudited)...        --           --      --            --          --            --    (15,058,833)   (15,058,833)
                           ------    ---------  ------  ------------   ---------   -----------   -------------  ------------
Balances, June 30, 2000
 (unaudited)...........    $   --    5,008,559  $5,009  $  7,515,353   $(294,750)  $(5,727,174)  $(34,190,627)  $(32,692,189)
                           ======    =========  ======  ============   =========   ===========   =============  ============

   The accompanying notes are an integral part of these financial statements.

                                THERASENSE, INC.

                            STATEMENTS OF CASH FLOWS

                                                                     Six Months Ended
                               Years Ended December 31,                  June 30,
                         --------------------------------------  -------------------------
                            1997         1998          1999         1999          2000
                         -----------  -----------  ------------  -----------  ------------
                                                                       (unaudited)
Cash flows from
 operating activities:
Net loss...............  $(1,516,876) $(4,663,951) $(13,057,722) $(4,953,068) $(15,058,833)
Adjustments to
 reconcile net loss to
 net cash used in
 operating activities:
 Depreciation and
  amortization.........        9,544      253,700       569,074      199,434       618,665
 Amortization of
  discount on
  borrowings under
  lines of credit......           --           --        74,268        3,573       134,238
 Exercise of stock
  options for services
  received.............        1,778           --            --           --            --
 Loss on sale of
  property and
  equipment............           --           --           132           --         5,637
 Amortization of
  deferred stock-based
  compensation.........           --           --       120,191       16,837       485,561
 Changes in operating
  assets and
  liabilities:
  Accounts receivable..           --           --       (25,000)          --      (574,848)
  Prepaid expenses and
   other current
   assets..............      (13,173)     (37,466)     (773,699)    (434,764)   (1,493,068)
  Inventories..........           --           --            --           --    (5,771,598)
  Deferred cost of
   products sold.......           --           --            --           --      (491,753)
  Other assets.........      (23,025)      70,089       (98,711)          --        (2,219)
  Accounts payable.....      315,993     (218,012)      549,291      243,094     3,351,783
  Accrued liabilities..      115,400      111,988       350,766       44,125     1,624,902
  Deferred revenue.....       60,296      (60,296)      500,000           --       145,662
                         -----------  -----------  ------------  -----------  ------------
   Net cash used in
    operating
    activities.........   (1,050,063)  (4,543,948)  (11,791,410)  (4,880,769)  (17,025,871)
                         -----------  -----------  ------------  -----------  ------------
Cash flows from
 investing activities:
 Purchase of property
  and equipment........     (508,975)    (634,309)   (3,323,407)    (490,631)   (1,364,944)
 Proceeds from sale of
  property and
  equipment............           --           --            --           --     1,603,769
                         -----------  -----------  ------------  -----------  ------------
  Net cash provided by
   (used in) investing
   activities..........     (508,975)    (634,309)   (3,323,407)    (490,631)      238,825
                         -----------  -----------  ------------  -----------  ------------
Cash flows from
 financing activities:
 Proceeds from issuance
  of convertible
  preferred stock,
  net..................    5,525,502   11,835,840     3,110,471    3,110,471    42,410,926
 Proceeds from issuance
  of common stock and
  exercise of stock
  options..............           --          820         6,190        3,208        11,526
 Proceeds from lines of
  credit...............           --      758,590     3,090,953      321,404     2,000,000
 Principle payments on
  lines of credit......           --      (69,444)     (171,163)     (70,028)     (309,482)
 Repurchase and
  retirement of common
  stock................           --       (3,406)           --           --            --
 Principle payments on
  capital lease
  obligation...........           --           --       (37,410)          --       (52,793)
 Repayment of notes
  receivable from
  stockholders.........           --        6,068            --           --        28,129
                         -----------  -----------  ------------  -----------  ------------
  Net cash provided by
   financing
   activities..........    5,525,502   12,528,468     5,999,041    3,365,055    44,088,306
                         -----------  -----------  ------------  -----------  ------------
Net increase (decrease)
 in cash and cash
 equivalents...........    3,966,464    7,350,211    (9,115,776)  (2,006,345)   27,301,260
Cash and cash
 equivalents, beginning
 of period.............      121,525    4,087,989    11,438,200   11,438,200     2,322,424
                         -----------  -----------  ------------  -----------  ------------
Cash and cash
 equivalents, end of
 period................  $ 4,087,989  $11,438,200  $  2,322,424  $ 9,431,855  $ 29,623,684
                         ===========  ===========  ============  ===========  ============
Noncash financing
 activities:
 Common stock issued
  for notes receivable
  from stockholders....  $    91,993  $    52,500  $    192,770  $        --  $      6,068
 Repurchase of
  restricted common
  stock and
  cancellation of notes
  receivable...........  $        --  $        --  $         --  $        --  $     14,384
 Issuance of warrants
  to purchase Series B
  preferred stock in
  connection with
  borrowings under
  lines of credit......  $        --  $        --  $    819,760  $    57,167  $         --
 Acquisition of
  property and
  equipment under
  capital lease........  $        --  $        --  $    366,133  $        --  $  1,757,348
 Deferred stock-based
  compensation.........  $        --  $        --  $  1,364,609  $   288,771  $  4,968,317
Cash paid for
 interest..............  $        --  $    25,762  $    134,833  $    46,252  $    434,668

   The accompanying notes are an integral part of these financial statements.

                                THERASENSE, INC.

                         NOTES TO FINANCIAL STATEMENTS

NOTE 1--FORMATION AND BUSINESS OF THE COMPANY:

   TheraSense, L.L.C. was formed in the state of California on April 3, 1996. TheraSense, Inc. was incorporated in the State of California and in March of 1997, all assets and liabilities of TheraSense L.L.C. were transferred to TheraSense, Inc. TheraSense, L.L.C. and TheraSense, Inc. are collectively referred to as the "Company." The Company develops and sells easy to use glucose self-monitoring systems that dramatically reduce the pain of testing for people with diabetes. In 2000, the Company commenced planned principal operations and emerged from the development stage.

NOTE 2--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

 Unaudited interim results

   The accompanying balance sheet as of June 30, 2000, the statements of operations and of cash flows for the six months ended June 30, 1999 and 2000, and the statement of stockholders' equity (deficit) for the six months ended June 30, 2000 are unaudited. The unaudited interim financial statements have been prepared on the same basis as the annual financial statements and, in the opinion of management, reflect all adjustments, which include only normal recurring adjustments, necessary to present fairly the Company's financial position and results of operations and cash flows for the six months ended June 30, 1999 and 2000. The financial data and other information disclosed in these notes to financial statements related to the six-month periods are unaudited. The results for the six months ended June 30, 2000 are not necessarily indicative of the results to be expected for the year ending December 31, 2000.

 Use of estimates

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Cash and cash equivalents

   The Company considers all highly liquid investments purchased with original maturities of three months or less to be cash equivalents. Cash and cash equivalents include money market funds and various deposit accounts.

 Inventories

   Inventories are stated at the lower of cost (computed using first-in, first-out method) or market value.

 Property and equipment

   Property and equipment are stated at cost less accumulated depreciation and amortization. Depreciation is provided on a straight-line basis over the estimated useful lives of the assets, which is generally two to five years. Amortization of leased assets and leasehold improvements is computed using the straight-line method over the shorter of the remaining lease term or the estimated useful life of the related assets, typically three to seven years. Upon sale or retirement of assets, the cost and related accumulated depreciation and amortization are removed from the balance sheet and the resulting gain or loss is reflected in operations.

                               THERASENSE, INC.

 Impairment of long-lived assets

   The Company accounts for long-lived assets under Statement of Financial Accounting Standards No. 121 ("SFAS No. 121"), "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," which requires the Company to review for impairment of long-lived assets, whenever events or changes in circumstances indicate that the carrying amount of an asset might not be recoverable. When such an event occurs, management determines whether there has been an impairment by comparing the anticipated undiscounted future net cash flows to the related asset's carrying value. If an asset is considered impaired, the asset is written down to fair value, which is determined based either on discounted cash flows or appraised value, depending on the nature of the asset.

 Concentration of credit risk and other risks and uncertainties

   The Company's cash and cash equivalents are maintained with one major financial institution in the United States. Deposits in this institution may exceed the amount of insurance provided on such deposits.

   For financial instruments consisting of cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities included in the Company's financial statements, the carrying amounts approximate fair value due to their short maturities. Based on borrowing rates currently available to the Company for loans with similar terms, the carrying value of notes payable and capital lease obligations approximate fair value.

   The Company's accounts receivable are derived from revenue earned from customers located in the United States. The Company performs ongoing credit evaluations of its customers' financial condition and, generally, requires no collateral from its customers.

   Revenues from one customer accounted for 100% of total revenues for the year ended December 31, 1998.

   Revenues from two customers accounted for 71% and 29% of total revenues for the year ended December 31, 1999. One of these customers accounted for 100% of total accounts receivable at December 31, 1999.

   The Company's products require clearance or approval from the United States Food and Drug Administration ("FDA") or international regulatory agencies prior to commercial sales. There can be no assurance the Company's products will receive the necessary approvals, or maintain such approvals once received. If the Company was denied approval or approval was delayed or revoked, it may have a material adverse impact on the Company. In January 2000, the Company received FDA approval for their first product, FreeStyle.

   The Company is subject to risks common to companies in the medical diagnostic industry including, but not limited to, new technological innovations, dependence on key personnel, protection of proprietary technology, compliance with government regulations, uncertainty of market acceptance of products, product liability and the need to obtain additional financing.

   The Company subcontracts the manufacturing of a majority of its products through one subcontractor in California. The Company believes that there are a number of alternative contract manufacturers that could produce the Company's products, but in the event of a reduction or interruption of supply, it could take a significant period of time to qualify an alternative subcontractor and commence manufacturing. The effect of such reduction or interruption in supply on results of operations would be material.

                                THERASENSE, INC.

 Revenue recognition

   The Company's return policy allows end users to return products within 30 days of purchase. The Company defers revenues on direct product sales over the telephone or the website to end users, until return rights have lapsed. At that time, the Company recognizes revenues net of allowances for customer rebates. Sales to retailers and wholesalers are made under arrangements allowing rights to return product where the expected shelf life has expired. As a result of this return right, the Company defers revenue recognition on these sales until products are resold by the retailers and wholesalers to the end user and the thirty-day return period has lapsed.

   The Company recognizes license and other upfront fees on a ratable basis over the term of the respective agreement. Any amounts received in advance of performance are recorded as deferred revenue.

   Research and development grant agreements provide for periodic payments in support of the Company's research activities. Grant revenue is recognized as earned based on actual costs incurred or as milestones are achieved.

 Research and development

   Research and development costs are charged to operations as incurred.

 Advertising costs

   Advertising costs included in selling, general and administrative expenses, are expensed as incurred. No expenses were incurred in 1997, 1998 and 1999.

 Income taxes

   The Company accounts for income taxes under the liability method whereby deferred tax asset or liability account balances are calculated at the balance sheet date using current tax laws and rates in effect for the year in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be realized.

 Segments

   The Company operates in one segment, using one measurement of profitability to manage its business. As of December 31, 1998 and 1999, all long-lived assets are maintained in the United States. All revenue was generated in the United States during the years ended December 31, 1997, 1998 and 1999.

 Accounting for stock-based compensation

   The Company uses the intrinsic value method of Accounting Principles Board Opinion No. 25 ("APB 25"), "Accounting for Stock Issued to Employees," in accounting for its employee stock options, and presents disclosure of pro forma information required under Statement of Financial Accounting Standards No. 123 or ("SFAS No. 123"), "Accounting for Stock-Based Compensation."

   The Company accounts for equity instruments issued to non-employees in accordance with the provisions of SFAS No. 123 and Emerging Issues Task Force Issue No. 96-18. "Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services," which require that such equity instruments be recorded at their fair value on the measurement date. The measurement of stock-based compensation is subject to periodic adjustment as the underlying equity instruments vest.

                                THERASENSE, INC.

 Net loss per common share

   Basic net loss per share is computed by dividing net loss available to common stockholders by the weighted-average number of vested common stock shares outstanding for the period. Diluted net loss per share is computed giving effect to all potential dilutive common stock, including options, warrants and convertible preferred stock. Options, warrants, common stock subject to repurchase and convertible preferred stock were not included in the computation of diluted net loss per share because the effect would be antidilutive.

   A reconciliation of the numerator and denominator used in the calculation of basic and diluted net loss per common share follows:

                                                                   Six Months Ended June
                                Years Ended December 31,                    30,
                          --------------------------------------  -------------------------
                             1997         1998          1999         1999          2000
                          -----------  -----------  ------------  -----------  ------------
                                                                        (unaudited)
Net loss per common
 share, basic and
 diluted:
  Net loss..............  $(1,516,876) $(4,663,951) $(13,057,722) $(4,953,068) $(15,058,833)
  Dividend related to
   beneficial conversion
   feature of preferred
   stock................          --           --            --           --    (14,772,878)
                          -----------  -----------  ------------  -----------  ------------
Net loss available to
 common stockholders....  $(1,516,876) $(4,663,951) $(13,046,125) $(4,953,068) $(29,831,711)
                          ===========  ===========  ============  ===========  ============
Weighted-average common
 stock outstanding......    3,829,083    4,439,214     4,840,006    4,748,319     5,036,141
Less: Weighted-average
 shares subject to
 repurchase.............   (2,915,208)  (2,424,182)   (1,816,370)  (1,982,160)   (1,323,142)
                          -----------  -----------  ------------  -----------  ------------
Weighted-average shares
 used in computing basic
 and diluted net loss
 per common share.......      913,875    2,015,032     3,023,636    2,766,159     3,712,999
                          ===========  ===========  ============  ===========  ============

   The following outstanding options, common stock subject to repurchase, convertible preferred stock and warrants were excluded from the computation of diluted net loss per share as they had an antidilutive effect:

                                                         Six Months Ended June
                            Years Ended December 31,              30,
                         ------------------------------- ---------------------
                           1997       1998       1999       1999       2000
                         --------- ---------- ---------- ---------- ----------
                                                              (unaudited)
Options to purchase
 common stock...........   190,844    502,094  1,644,718  1,041,147  2,672,948
Common stock subject to
 repurchase............. 2,816,875  2,073,503  1,562,751  1,890,817  1,040,190
Convertible preferred
 stock.................. 4,445,775 10,104,065 11,588,632 11,588,632 20,078,792
Warrants................    54,348    101,967    521,013    140,062    521,013

 Recent accounting pronouncements

   In March 2000, the Financial Accounting Standards Board issued Interpretation No. 44 ("FIN No. 44"), "Accounting for Certain Transactions Involving Stock Compensation," an interpretation of APB 25. This interpretation clarifies the definition of the employee for purposes of applying APB 25, the criteria for determining whether a plan qualifies as a noncompensatory plan, the accounting consequence of various modifications to the terms of a previously fixed stock option or award and the accounting for an exchange of stock compensation awards in a business combination. This Interpretation is effective July 1, 2000, but certain

                                THERASENSE, INC.

conclusions cover specific events that occur after either December 15, 1998, or January 12, 2000. The adoption of FIN No. 44 is not expected to have a material impact on the Company's financial statements.

   In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 101 ("SAB 101"), "Revenue Recognition in Financial Statements," which provides guidance on the recognition, presentation, and disclosure of revenue in financial statements filed with the SEC. SAB 101 outlines the basic criteria that must be met to recognize revenue and provides guidance for disclosures related to revenue recognition policies. The Company has complied with the guidance in SAB 101 for all periods presented.

   In June 1998, the Financial Accounting Standards Board issued SFAS No. 133 ("SFAS No. 133") "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 establishes accounting and reporting standards for derivative instruments and hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. The Company, to date, has not engaged in derivative and hedging activities and does not believe that the implementation of SFAS No. 133 will have a significant impact on its financial position or results of operations. The Company will adopt SFAS No. 133, as amended, in fiscal year 2001.

NOTE 3--BALANCE SHEET ACCOUNTS:

   At December 31, 1998 and 1999, the Company held no inventory. At June 30, 2000, inventory consists of the following:

                                                                      June 30,
                                                                        2000
                                                                     -----------
                                                                     (unaudited)
     Raw materials.................................................. $3,505,282
     Finished goods.................................................  2,266,316
                                                                     ----------
                                                                     $5,771,598
                                                                     ==========

Property and equipment consist of the following:

                                                             December 31,
                                                         ----------------------
                                                            1998        1999
                                                         ----------  ----------
   Laboratory equipment................................. $  430,708  $  997,964
   Leasehold improvements...............................    135,337     909,542
   Office equipment.....................................    107,995     513,747
   Computer equipment...................................    483,403     895,779
   Tooling..............................................        --      434,832
   Manufacturing equipment..............................        --      958,141
                                                         ----------  ----------
                                                          1,157,443   4,710,005
   Less: Accumulated depreciation and amortization......   (279,324)   (711,554)
                                                         ----------  ----------
                                                         $  878,119  $3,998,451
                                                         ==========  ==========

   Included in office equipment are assets acquired under capital leases with a cost of $366,133 and accumulated amortization of $50,852 as of December 31, 1999. At December 31, 1998, there were no assets acquired under capital leases.

                                THERASENSE, INC.

Accrued liabilities consist of the following:

                                                                December 31,
                                                              -----------------
                                                                1998     1999
                                                              -------- --------
   Accrued salaries and related expense...................... $ 75,303 $220,838
   Accrued professional services.............................   79,746   34,065
   Accrued other outside services............................   14,260  103,403
   Accrued other liabilities.................................   65,085  226,854
                                                              -------- --------
                                                              $234,394 $585,160
                                                              ======== ========

NOTE 4--LINES OF CREDIT:

   During 1998, the Company entered into an equipment line of credit agreement with a financial institution under which the Company could borrow up to $500,000 prior to July 10, 1998, for equipment purchases. Borrowings under the equipment line of credit are collateralized by the equipment purchased, accrue interest at the prime rate plus 1.25% (9.75% at December 31, 1999) and are repayable in monthly installments through June 2001.

   During 1998, the Company entered into an equipment line of credit agreement under which the Company could borrow up to $2,500,000 for equipment purchases prior to December 31, 1999. During 1998, the Company executed two promissory notes under this agreement for $184,711 and $73,879 which accrue interest at the rate of 8.5% and 9.5%, respectively, and are repayable in forty-eight and thirty-six monthly installments, respectively. During 1999, the Company executed an additional two promissory notes under this agreement for $35,833 and $285,574 which accrue interest at the rate of 9.5% and 8.5%, respectively, and are repayable in thirty-six and forty-eight monthly installments, respectively. All borrowings under the equipment line of credit are collateralized by the equipment purchased. In connection with this agreement, the Company issued warrants to purchase 47,619 Series B preferred shares (Note
6).

   During 1999, the Company entered into a subordinated debt agreement with a lending company, under which the Company could borrow up to $5,000,000 for equipment purchases prior to July 7, 2000. In December of 1999, the Company executed a $2,000,000 promissory note under this agreement. The note accrues interest at an annual rate of 11.5% and is due in thirty-six monthly installments. All borrowings under the equipment line of credit are collateralized by the equipment purchased. In connection with this agreement, the Company issued warrants to purchase 380,952 Series B preferred shares (Note
6).

   During 1999, the Company entered into a senior loan and security agreement with a lending company to borrow up to $2,000,000 for equipment purchases prior to December 31, 1999. The Company executed three promissory notes under this agreement for $253,864, $253,055 and $262,625. Principal and interest are payable in consecutive monthly installments, each of which are equal to 1.0% of the principal sum for months one through twelve and 3.075% of the principal sum for months thirteen through forty-eight yielding an annual effective interest rate of 16.58%. All borrowings under the equipment line of credit are collateralized by the equipment purchased. In connection with this agreement, the Company issued warrants to purchase 38,094 Series B preferred shares (Note
6).

                                THERASENSE, INC.

   Aggregate future principal payments under the lines of credit are as follows:

   2000........................................................... $  775,766
   2001...........................................................  1,183,891
   2002...........................................................  1,210,474
   2003...........................................................    438,803
                                                                   ----------
                                                                    3,608,934
   Less: Current portion, net of discount ........................   (507,276)
   Less: Current portion of discount associated with warrants
    issued........................................................   (268,490)
   Less: Discount associated with warrants issued, non-current
    portion.......................................................   (477,002)
                                                                   ----------
                                                                   $2,356,166
                                                                   ==========

 Sale and leaseback transaction

   During February 2000, the Company entered into a sale and leaseback transaction whereby the Company sold and leased back under capital lease agreements, assets with a net book value of $1,607,557 for total proceeds of $1,603,769, recognizing a loss on the sale of $3,788. In addition the Company leased $153,579 of computer equipment under a capital lease agreement.

NOTE 5--COMMITMENTS:

 Facility lease

   The Company leases its facilities under an operating lease agreement which expires in April 2009. The Company has the option to terminate the lease in April 2006. Under the terms of the agreement, the initial base monthly rent shall be adjusted every two and one-half years based on changes in the Consumer Price Index by amounts not to be less than 5%, nor exceed 7.5%, over each two and one-half year period. At the expiration of the lease term, the Company has the option to extend the facility lease for an additional five years. Future minimum facility lease payments are as follows:

   2000.............................................................. $  750,000
   2001..............................................................    756,250
   2002..............................................................    787,500
   2003..............................................................    787,500
   2004..............................................................    813,748
   Thereafter........................................................  3,686,462
                                                                      ----------
                                                                      $7,581,460
                                                                      ==========

   Rent expense for the years ended December 31, 1997, 1998 and 1999 was $113,614, $223,892 and $619,766, respectively.

                                THERASENSE, INC.

 Capital lease obligations

   During 1999, the Company acquired office furniture under a capital lease. Payments, comprising both principal and interest, are due in thirty-six equal monthly installments through July 2002. As of December 31, 1999, total future minimum lease payments are as follows:

   2000.............................................................. $ 148,179
   2001..............................................................   148,179
   2002..............................................................    98,785
                                                                      ---------
   Minimum payments..................................................   395,143
   Less: Amount representing interest................................   (66,420)
                                                                      ---------
   Principal amount of minimum payments..............................   328,723
   Less: Current portion.............................................  (109,356)
                                                                      ---------
                                                                      $ 219,367
                                                                      =========

 Licensing agreements

   The Company has entered into several licensing agreements with various universities, institutions and companies under which it obtained rights to certain patent, patent applications, and other technology. Future payments pursuant to these agreements are as follows:

   Year ending December 31,
       2000.......................................................... $  220,000
       2001..........................................................    420,000
       2002..........................................................    620,000
       2003..........................................................    620,000
       2004..........................................................    620,000
                                                                      ----------
                                                                      $2,500,000
                                                                      ==========

   In addition to the payments summarized above, the Company is required to make royalty payments based upon a percentage of net sales of any products developed from certain of the licensed technologies and milestone payments upon the occurrence of certain events as defined by the related agreements.

   At June 30, 2000, the Company has included a $2.0 million paid-up licensing fee in prepaid expenses and other current assets, which will be amortized ratably to cost of product sales over the term of the license. At the Company's option the Company can extend this non-exclusive paid-up licensing agreement with future license payments.

NOTE 6--CONVERTIBLE PREFERRED STOCK:

   Under the Company's Certificate of Incorporation, the Company's convertible preferred stock is issuable in series. The Company's Board of Directors is authorized to determine the rights, preferences and terms of each series. As of December 31, 1997, the convertible preferred stock comprised:

                 Number of     Number of    Proceeds, Net Liquidation  Annual
                   Shares    Shares Issued   of Issuance  Preference  Dividends
                 Authorized and Outstanding     Costs      per Share  per Share
                 ---------- --------------- ------------- ----------- ---------
   Series A..... 4,500,123     4,445,775     $5,525,502      $1.25      $0.10
                 =========     =========     ==========

                                THERASENSE, INC.

   As of December 31, 1998, the convertible preferred stock comprised:

                 Number of     Number of    Proceeds, Net Liquidation  Annual
                   Shares    Shares Issued   of Issuance  Preference  Dividends
                 Authorized and Outstanding     Costs      per Share  per Share
                 ---------- --------------- ------------- ----------- ---------
   Series A.....  4,500,123    4,445,775     $ 5,525,502     $1.25      $0.10
   Series B.....  7,609,524    5,658,290      11,835,840     $2.10      $0.16
                 ----------   ----------     -----------
                 12,109,647   10,104,065     $17,361,342
                 ==========   ==========     ===========

   As of December 31, 1999, the convertible preferred stock comprised:

                 Number of     Number of    Proceeds, Net Liquidation  Annual
                   Shares    Shares Issued   of Issuance  Preference  Dividends
                 Authorized and Outstanding     Costs      per Share  per Share
                 ---------- --------------- ------------- ----------- ---------
   Series A.....  4,500,123    4,445,775     $ 5,525,502     $1.25      $0.10
   Series B.....  7,609,524    7,142,857      14,946,311     $2.10      $0.16
                 ----------   ----------     -----------
                 12,109,647   11,588,632     $20,471,813
                 ==========   ==========     ===========

   As of June 30, 2000, the convertible preferred stock comprised (unaudited):

                 Number of     Number of    Proceeds, Net Liquidation  Annual
                   Shares    Shares Issued   of Issuance  Preference  Dividends
                 Authorized and Outstanding     Costs      per Share  per Share
                 ---------- --------------- ------------- ----------- ---------
   Series A.....  4,500,123    4,445,775     $ 5,525,502     $1.25      $0.10
   Series B.....  7,609,524    7,142,857      14,946,311     $2.10      $0.16
   Series C.....  8,500,000    8,490,160      42,410,926     $5.00      $0.40
                 ----------   ----------     -----------
                 20,609,647   20,078,792     $62,882,739
                 ==========   ==========     ===========

 Dividends

   The holders of Series A, Series B and Series C convertible preferred stock are entitled to receive dividends, out of any assets legally available, prior and in preference to any declaration or payment of any dividend for the common stock, at the rate stated above per share per annum, or, if greater (as determined on a per annum basis and on an as converted basis for the Series A, Series B and Series C preferred stock), an amount equal to that paid on any other outstanding stock of the Company. Such dividends are payable when, as and if declared by the Board of Directors, and are not cumulative. As of June 30, 2000, no dividends have been declared.

   In February 2000, the Company issued 8,490,160 shares of Series C convertible preferred stock at $5.00 per share for gross cash proceeds of $42,450,800. The issuance resulted in a beneficial conversion feature of $14,772,878, calculated in accordance with Emerging Issues Task Force No. 98-5 ("EITF No. 98-5"), "Accounting for Convertible Securities with Beneficial Conversion Features." The beneficial conversion feature is reflected as a preferred stock dividend in the Statement of Operations for the six months ended June 30, 2000.

 Liquidation

   In the event of any liquidation, dissolution or winding up of the Company, either voluntary or involuntary, the holders of Series A, Series B and Series C convertible preferred stock are entitled to receive, prior and in

                                THERASENSE, INC.

preference to any distribution of any of the assets of the Company to the holders of common stock by reason of their ownership, an amount per share equal to the rates stated above per share, (as adjusted for any stock splits, combinations, reorganizations and the like) plus any declared but unpaid dividends on such shares.

   After payment has been made to the holders of the convertible preferred stock, any remaining assets and funds are to be distributed among the holders of common stock pro rata based on the number of shares of common stock held by each stockholder.

 Mergers

   A merger, reorganization or sale of all or substantially all of the assets of the Company in which the stockholders of the Company immediately prior to the transaction do not possess more than 50% of the voting power of the surviving entity (or its parent) immediately after the transaction shall be deemed to be a liquidation, dissolution or winding up.

 Voting

   The holders of the convertible preferred stock are entitled to the number of votes equal to the number of common stock into which the convertible preferred stock could be converted on the record date for the vote or written consent of stockholders, except as otherwise required by law.

 Conversion

   Each share of Series A, Series B and Series C convertible preferred stock, at the option of the holder and at any time after the date of issuance, is convertible into the number of fully paid and nonassessable common stock which results from dividing the convertible preferred stock issuance price by the conversion price at the time of conversion. The per share conversion price of Series A, Series B and Series C convertible preferred stock is $2.50, $4.20 and $5.00, respectively.

   Conversion is automatic at its then effective conversion rate (i) immediately upon the closing of a firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, in which the public offering price equals or exceeds $10.00 per share (as adjusted for any stock dividends, stock splits or recapitalizations) and the aggregate proceeds raised, equal or exceed $15,000,000, or (ii) at the election of stockholders of a majority of the outstanding Series A and Series B preferred shares and a majority of the outstanding Series C preferred shares.

 Warrants

   During April 1997, the Company issued warrants to purchase 54,348 shares of Series A convertible preferred stock at $1.84 per share in connection with the Series A financing. The warrants are exercisable at any time after July 31, 1997, and expire December 31, 2001. The Company has reserved 54,348 shares of Series A convertible preferred stock for issuance in the event of exercise.

   During August 1998, the Company issued warrants to purchase 47,619 shares of its Series B convertible preferred stock at $2.10 per share in connection with the execution of an equipment line of credit agreement. The warrants are exercisable at any time and expire in August 2008 or five years from the effective date of the Company's initial public offering, whichever is earlier. The Company has reserved 47,619 shares of Series B convertible preferred stock for issuance in the event of exercise.

   The fair value of the above warrants was calculated using the Black-Scholes pricing model and deemed to be insignificant.

                                THERASENSE, INC.

   During April 1999, the Company issued warrants to purchase 38,094 shares of Series B convertible preferred stock at $2.10 per share in connection with the execution of an equipment line of credit. The warrants are exercisable at any time and expire in April 2007 or five years from the effective date of the Company's initial public offering, whichever is later. The fair value of the warrants calculated using the Black-Scholes pricing model, of $57,167, has been reflected as a discount on the debt and accreted as interest expense over the life of the line of credit. The Company has reserved 38,094 shares of Series B convertible preferred stock for issuance in the event of exercise.

   During October 1999, the Company issued warrants to purchase a total of 380,952 shares of Series B convertible preferred stock at $2.10 per share in connection with the execution of an equipment line of credit. The warrants are exercisable at any time and expire in October 2009 or five years from the effective date of the Company's initial public offering, whichever is earlier. The fair value of the warrants calculated using the Black-Scholes pricing model, of $762,592, has been reflected as a discount on the debt and accreted as interest expense over the life of the line of credit. The Company has reserved 380,952 shares of Series B convertible preferred stock for issuance in the event of exercise.

NOTE 7--STOCKHOLDERS' EQUITY (DEFICIT):

 Common stock

   Each share of common stock is entitled to one vote. The holders of common stock are also entitled to receive dividends whenever funds are legally available and when declared by the Board of Directors, subject to the prior rights of holders of all classes of stock outstanding.

   The Company has issued a total of 4,758,334 shares of common stock under restrictive stock purchase agreements, under which the Company has the option to repurchase unvested shares of stock upon the termination of employment or severance of relationship with the Company. The number of shares subject to repurchase is generally reduced by 1/48th of the initial number subject to repurchase for each month that the holder continues to serve as a consultant, employee or director. As of December 31, 1999 and June 30, 2000, 1,562,751 and 1,040,190 (unaudited) shares of common stock are subject to repurchase, respectively.

 Incentive Stock Plan

   In March 1997, the Company approved the 1997 Stock Option Plan (the "Plan") under which the officers of the Company are authorized to enter into stock option agreements with selected individuals. The Board of Directors has the authority to determine to whom options will be granted, the number of shares, the term and exercise price (which cannot be less than estimated fair market value at date of grant for incentive stock options or 85% of estimated fair market value for nonqualified stock options). If an employee owns stock representing more than 10% of the outstanding shares, the price of each share shall be at least 110% of estimated fair market value, as determined by the Board of Directors. Options granted under the Plan generally become exercisable 1/4 on the first anniversary of the vesting commencement date and an additional 1/48 of the total number of shares subject to the option shares shall become exercisable on the last day of each calendar month thereafter until all of the shares have become exercisable.

                               THERASENSE, INC.

   Activity under the Plan is as follows:

                                                    Outstanding Options
                                               ------------------------------
                                                          Weighted
                                     Shares               Average
                                   Available   Number of  Exercise Aggregate
                                   for Grant    Shares     Price     Price
                                   ----------  ---------  -------- ----------
Shares reserved at Plan
 inception........................  1,436,170
Options granted...................   (864,388)   864,388   $0.14   $  121,014
Options exercised.................        --    (669,794)  $0.14      (93,771)
Options canceled..................      3,750     (3,750)  $0.14         (525)
                                   ----------  ---------           ----------

Balances, December 31, 1997.......    575,532    190,844   $0.14       26,718
Additional shares reserved........    500,000        --      --           --
Options granted...................   (532,700)   532,700   $0.28      147,056
Options exercised.................        --    (216,159)  $0.25      (53,320)
Options canceled..................      5,291     (5,291)  $0.15         (811)
                                   ----------  ---------           ----------

Balances, December 31, 1998.......    548,123    502,094   $0.24      119,643
Additional shares reserved........  1,500,000        --      --           --
Options granted................... (1,568,245) 1,568,245   $0.77    1,211,198
Options exercised.................        --    (394,182)  $0.50     (198,960)
Options canceled..................     31,439    (31,439)  $0.33      (10,291)
                                   ----------  ---------           ----------

Balances, December 31, 1999.......    511,317  1,644,718   $0.68    1,121,590
Additional shares reserved
 (unaudited)......................  1,057,385        --      --           --
Options granted (unaudited)....... (1,179,800) 1,179,800   $3.05    3,601,300
Options exercised (unaudited).....        --     (82,838)  $0.21      (17,594)
Options canceled/repurchased
 (unaudited)......................    119,642    (68,732)  $1.06      (73,193)
                                   ----------  ---------           ----------

Balances, June 30, 2000
 (unaudited)......................    508,544  2,672,948   $1.73   $4,632,103
                                   ==========  =========           ==========

   The options outstanding and currently exercisable by exercise price at December 31, 1999 are as follows:

                Outstanding Options
       ----------------------------------------
                              Weighted Average
                                 Remaining       Options
       Exercise     Number    Contractual Life  Currently
        Price     Outstanding     (Years)      Exercisable
       --------   ----------- ---------------- -----------
        $0.14        124,594        7.53          76,664
         0.28        297,229        8.76          52,000
         0.50        394,770        9.14          18,472
         0.70        218,500        9.44             --
         1.10        609,625        9.77           8,385
                   ---------                     -------
                   1,644,718                     155,521
                   =========                     =======

                                THERASENSE, INC.

   The options outstanding and currently exercisable by exercise price at June 30, 2000 (unaudited) are as follows:

                Outstanding Options
       ----------------------------------------
                              Weighted Average
                                 Remaining       Options
       Exercise     Number    Contractual Life  Currently
        Price     Outstanding     (Years)      Exercisable
       --------   ----------- ---------------- -----------
        $0.14         62,656        7.14          45,442
         0.28        265,625        8.24          71,307
         0.50        362,349        8.64          63,081
         0.70        218,500        8.95          27,312
         1.10        598,844        9.27          83,276
         3.00      1,042,624        9.70             --
         3.50        122,350        9.93             --
                   ---------                     -------
                   2,672,948                     290,418
                   =========                     =======

 Stock-based compensation

   The Company has adopted the disclosure only provisions of SFAS No. 123. The Company calculated the fair value of each option on the date of grant using the minimum value method as prescribed by SFAS No. 123 with the following assumptions:

                                                                   Six Months
                                                  Years Ended         Ended
                                                  December 31,      June 30,
                                                 ----------------  ------------
                                                 1997  1998  1999  1999   2000
                                                 ----  ----  ----  -----  -----
                                                                   (unaudited)
   Risk-free interest rate...................... 5.97% 4.80% 5.55%  5.21%  6.48%
   Expected life (in years).....................    4     4     4      4      4
   Dividend yield...............................  --    --    --     --     --

   As the determination of fair value of all options granted after such time as the Company becomes a public entity will include an expected volatility factor in addition to the factors described in the preceding table, the following results may not be representative of future periods.

   Had compensation costs been determined based upon the fair value at the grant date, consistent with the methodology prescribed under SFAS No. 123, the Company's pro forma net loss and pro forma basic and diluted net loss per share under SFAS No. 123 would have been as follows:

                                                                   Six Months Ended June
                                Years Ended December 31,                    30,
                          --------------------------------------  -------------------------
                             1997         1998          1999         1999          2000
                          -----------  -----------  ------------  -----------  ------------
                                                                        (unaudited)
Net loss available to
 common stockholders-as
 reported...............  $(1,516,876) $(4,663,951) $(13,057,722) $(4,953,068) $(29,831,711)
                          ===========  ===========  ============  ===========  ============
Net loss available to
 common stockholders-pro
 forma..................  $(1,517,062) $(4,666,570) $(13,101,987) $(4,971,579) $(29,998,389)
                          ===========  ===========  ============  ===========  ============
Net loss per common
 share, basic and
 diluted-as reported....  $     (1.66) $     (2.31) $      (4.32) $     (1.79) $      (8.03)
                          ===========  ===========  ============  ===========  ============
Net loss per common
 share, basic and
 diluted-pro forma......  $     (1.66) $     (2.32) $      (4.33) $     (1.80) $      (8.08)
                          ===========  ===========  ============  ===========  ============

                                THERASENSE, INC.

   The weighted average grant date fair value of options granted during the years ended December 31, 1997, 1998 and 1999 was $0.01, $0.02 and $0.15,
respectively.

 Deferred stock-based compensation

   During 1999 and 2000, the Company issued options to certain employees under the Plan with exercise prices below the deemed fair market value of the Company's common stock at the date of grant. In accordance with the requirements of APB 25, the Company has recorded deferred stock-based compensation for the difference between the exercise price of the stock options and the fair market value of the Company's stock at the date of grant. This deferred stock-based compensation is amortized to expense on a straight line basis over the period during which the Company's right to repurchase the stock lapses or the options become vested, generally four years. At December 31, 1999 and June 30, 2000, the Company had recorded deferred compensation related to these options in the amounts of $1,118,400 and $4,454,182 (unaudited) net of cancellations, respectively, of which $76,121 and $396,087 (unaudited) had been amortized to expense during 1999 and the six months ended June 30, 2000, respectively.

   Stock-based compensation expense related to stock options granted to non-employees is recognized on a straight line basis, as the stock options are earned. The Company believes that the fair value of the stock options is more reliably measurable than the fair value of the services received. The fair value of the stock options granted is calculated at each reporting date using the Black-Scholes option pricing model as prescribed by SFAS No. 123 using the following assumptions:

                                                                   Six Months
                                                  Years Ended      Ended June
                                                  December 31,         30,
                                                 ----------------  ------------
                                                 1997  1998  1999  1999   2000
                                                 ----  ----  ----  -----  -----
                                                                   (unaudited)
   Risk-free interest rate...................... 5.79% 4.93% 6.05%  5.81%  6.03%
   Expected life (in years).....................   10    10    10     10     10
   Dividend yield...............................  --    --    --     --     --
   Expected volatility..........................   70%   70%   70%    70%    70%

   The stock-based compensation expense will fluctuate as the fair market value of the common stock fluctuates. In connection with the grant of stock options to non-employees, the Company recorded deferred stock-based compensation of none, none and $246,209 for the years ended December 31, 1997, 1998 and 1999 and $514,135 (unaudited) for the six months ended June 30, 2000, of which none, none and $44,070 has been amortized to expense in 1997, 1998 and 1999 and $89,474 (unaudited) has been amortized to expense in the six months ended June 30, 2000.

 Notes receivable from stockholders

   During 1997, 1998 and 1999, the Company sold common stock to certain of its officers in exchange for full recourse notes receivable. The notes are non-interest bearing, have due dates through March 2003, and are collateralized by the underlying shares of common stock.

NOTE 8--INCOME TAXES:

   At December 31, 1999, the Company has approximately $17.5 million in both federal and state net operating loss carryforwards to reduce future taxable income. If not utilized, these carryforwards will expire in various amounts beginning in the year 2018 for federal and 2006 for state.

                                THERASENSE, INC.

   At December 31, 1999, the Company has research credit carryforwards of approximately $454,000 and $371,000 for federal and state income tax purposes, respectively. If not utilized, the federal carryforward will expire in various amounts beginning in 2018. The state research credit can be carried forward indefinitely.

   The Tax Reform Act of 1986 limits the use of net operating loss and tax credit carryforwards in the case of an "ownership change" of a corporation. Any ownership changes, as defined, may restrict utilization of carryforwards.

   Temporary differences and carryforwards which gave rise to significant portions of deferred tax assets and liabilities are as follows:

                                                          December 31,
                                                     ------------------------
                                                        1998         1999
                                                     -----------  -----------
   Net operating loss carryforwards................. $ 1,793,000  $ 6,985,000
   Tax credit carryforwards.........................     227,000      776,000
   Capitalized start-up costs.......................     629,000      489,000
   Depreciation and amortization....................       9,000       (8,000)
   Other accruals and reserves not currently
    deductible for tax purposes.....................         --        64,000
   Valuation allowance..............................  (2,658,000)  (8,306,000)
                                                     -----------  -----------
                                                     $       --   $       --
                                                     ===========  ===========

   The Company has established a valuation allowance against its deferred tax assets due to the uncertainty surrounding the realization of such assets.

NOTE 9--UNAUDITED PRO FORMA NET LOSS PER SHARE AND PRO FORMA:

   Pro forma basic and diluted net loss per share have been computed to give effect to convertible preferred stock that will convert to common stock upon the closing of the Company's initial public offering (using the as-if-converted method) for the year ended December 31, 1999 and the six months ended June 30, 2000. A reconciliation of the numerator and denominator used in the calculation of pro forma basic and diluted net loss per common share follows:

                                                                    Six Months
                                                      Year Ended      Ended
                                                     December 31,    June 30,
                                                         1999          2000
                                                     ------------  ------------
                                                            (unaudited)
Pro forma net loss per common share, basic and
 diluted:
  Net loss.........................................  $(13,057,722) $(15,058,833)
                                                     ============  ============
Weighted-average shares used in computing net loss
 per common share, basic and diluted...............     3,023,636     3,712,999
Adjustments to reflect the effect of the assumed
 conversion of the preferred stock from the date of
 issuance..........................................    11,368,996    18,492,718
                                                     ------------  ------------
Weighted-average shares used in computing pro forma
 net loss per common share, basic and diluted......    14,392,632    22,205,717
                                                     ============  ============
Pro forma net loss per common share, basic and
 diluted...........................................  $      (0.91) $      (0.68)
                                                     ============  ============

                                THERASENSE, INC.

   Since April 1997 Dr. Adam Heller, the Chief Scientific Advisor, has performed consulting services for the Company. The terms of the consulting agreements provide that the Company pay Dr. Heller a consulting fee of $1,200 per day, plus reimbursement for travel and business expenses. The agreement has a term of four years, and is terminable by Dr. Heller upon thirty days written notice. The agreement is also terminable by the Company for cause if Dr. Heller refuses or is unable to perform consulting services or otherwise breaches the agreement. Dr. Heller has also agreed not to consult with or be employed by one of the Company's competitors, or otherwise compete with the Company during the term of the agreement. Dr. Adam Heller is the father of Ephriam Heller. During 1997, 1998 and 1999, the Company paid Dr. Heller $31,965, $55,260 and $85,760, respectively, in connection with these agreements.

   Pursuant to an agreement with Gainor Medical North America LLC ("Gainor Medical") entered into in December 1998, Gainor Medical has provided financial support for the development of some of the Company's glucose monitoring systems and related products. In exchange for such funding, the Company granted Gainor Medical the exclusive right to manufacture the components associated with the development of these products for a period of seven years from the date of the agreement. A principal of Gainor Medical Management LLC , is a member of the Company's Board of Directors. During 1999, purchases from Gainor totaled $4,675 and Gainor funded approximately $200,000 of product development costs.

   In November 1999 the Company entered into an agreement with Flextronics International related to the manufacturing of the FreeStyle meter. The Company's contract with Flextronics expires in November 2005, and is renewable annually thereafter. A member of the Company's Board of Directors, is President of Americas Operations of Flextronics. During 1999, the Company paid $261,195 under this agreement. Approximately $32,606 is included in accounts payable at December 31, 1999.

NOTE 11--EMPLOYEE BENEFIT PLAN:

   In October 1997, the Company adopted a defined contribution retirement plan (the "Plan"), which qualifies under Section 401(k) of the Internal Revenue Code of 1986. The Plan covers essentially all employees. Eligible employees may make voluntary contributions to the Plan up to 15% of their annual compensation, subject to statutory annual limitations, and the employer is allowed to make discretionary contributions. The Company has made no contributions to date.

NOTE 12--STOCK SPLIT AND REINCORPORATION

 Stock split

   In September 2000, the Board of Directors approved a two-for-one reverse stock split of its common and convertible preferred stock, subject to stockholder approval. All convertible preferred and common stock data and common stock option plan information in these financial statements has been restated to reflect the split. In addition, the conversion prices of the Company's preferred stock have also been adjusted to reflect the effect of the split.

 Reincorporation

   In September 2000, the Company's Board of Directors authorized the reincorporation of the Company in the state of Delaware. Following the reincorporation, the Company will be authorized to issue 200,000,000 shares of $0.001 par value common stock and 5,000,000 shares of $0.001 par value preferred stock. The Board of Directors has the authority to issue the undesignated preferred stock in one or more series and to fix the rights preferences, privileges and restrictions thereof. The accompanying financial statements have been retroactively restated to give effect to the reincorporation.

                                THERASENSE, INC.

NOTE 13--SUBSEQUENT EVENTS (Unaudited):

 Option grants

   From July 1 to September 29, 2000, the Company issued a total of 1,217,650 options to purchase shares of common stock under the 1997 Stock Option Plan to employees and non-employees at exercise prices ranging from $4.00 to $5.00 per share. The total deferred stock-based compensation related to these grants amounted to $6,067,179 and will be amortized to expense over the vesting period.

 Initial public offering

   In September 2000, the Company's Board of Directors authorized management to file a registration statement with the Securities and Exchange Commission to permit the Company to sell its common stock to the public. Upon completion of the Company's initial public offering, all of the outstanding convertible preferred stock will be converted into shares of common stock.

 2000 Stock Plan

   In September 2000, the Board of Directors adopted the 2000 Stock Plan ("2000 Plan"), subject to stockholder approval. The 2000 Plan, which will terminate no later than 2010, provides for the granting of incentive stock options to employees and nonstatutory stock options to employees, directors and consultants. 7,000,000 shares of common stock are reserved for issuance plus any shares which have been reserved but not issued under the 1997 Stock Plan and any shares returned thereafter. In addition, the number of shares available for issuance will be increased on the first day of each fiscal year, commencing in 2002, by an amount equal to the lesser of (i) 2,500,000, (ii) 5.0% of the outstanding shares of common stock on the last day of the preceeding fiscal year or (iii) an amount as determined by the Board of Directors.

   Under the terms of the 2000 Plan, on, or after the effectiveness of an initial public offering of the Company's stock, each newly-elected non-employee director will be granted a nonstatutory option to purchase 30,000 shares of common stock which vest annually over a three year period. Thereafter, on an annual basis, on the date of the annual stockholder meeting, commencing in 2002, each non-employee director will be granted a nonstatory option to purchase 10,000 shares of common stock which vest after one year. The exercise price of an option shall not be less than 100% of the fair market value of the common stock on the date of grant and the term shall not exceed 10 years.

 2000 Employee Stock Purchase Plan

   In September 2000, the Board of Directors adopted the 2000 Employee Stock Purchase Plan ("2000 ESPP"), subject to stockholder approval, under which eligible employees are permitted to purchase common stock at a discount through payroll deductions. 1,000,000 shares of common stock are reserved for issuance and will be increased on the first day of each fiscal year, commencing in 2002, by an amount equal to the lesser of (i) 1,000,000, (ii) 1.5% of the outstanding shares of common stock on such date or (iii) an amount as determined by the Board of Directors.

   The 2000 ESPP contains consecutive, overlapping twenty-four month offering periods. Each offering period includes four six-month purchase periods. The price of the common stock purchased shall be the lower of 85% of the fair market value of the common stock at the beginning of an offering period or at the end of a purchase period. The initial offering period will commence on the effective date of the Company's initial public offering.

                                THERASENSE, INC.

 Distribution Agreement

   In September 2000, the Company entered into an agreement for the exclusive distribution of its products in certain European countries and the nonexclusive distribution in North America. Under the terms of the agreement, the Company received a $1.5 million nonrefundable pre-payment which has been deferred and will be recognized as revenue as products are shipped. In connection with the agreement, the Company issued a $2.5 million convertible promissory note. The note bears interest at 7.0% per annum and upon completion of an equity financing with aggregate proceeds of $10,000,000, both principal and interest will be automatically converted into shares of the equity securities sold and at a price per share equal to the price of the equity securities sold. If the Company does not complete an equity offering both principal and interest will be due and payable upon the earlier of (i) the third anniversary of the note
(ii) an event of default, as defined in the agreement or (iii) the occurrence of a redemption event, as set forth in the agreement.

 Technology Purchase Agreement

   In October 2000, the Company entered into a Technology Purchase Agreement with E. Heller & Co., providing for the transfer and assignment of several licenses and rights to the Company in exchange for $500,000. E. Heller & Co. is controlled by one of the Company's founders, who is also a member of the Company's Board of Directors.

                             [GRAPHIC APPEARS HERE]

[Graphic depicting the front of a FreeStyle box with four other different FreeStyle product boxes below it. Three columns of our retailers, wholesalers and "E"-tailers surround the boxes.]

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

You should only rely on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that con-tained in this prospectus. We are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this pro-spectus or any sale of our common stock.

Until         , 2000, all dealers that effect transactions of these securi-
ties, whether or not participating in this offering, may be required to de-liver a prospectus. This is in addition to the obligation of dealers to de-liver a prospectus when acting as underwriters and with respect to their un-sold allotments or subscriptions.

                             ---------------------
                               TABLE OF CONTENTS
                             ---------------------

                                                                          Page
                                                                          ----
Prospectus Summary.......................................................   1
Risk Factors.............................................................   5
Information Regarding Forward-Looking Statements.........................  15
Use of Proceeds..........................................................  16
Dividend Policy..........................................................  16
Capitalization...........................................................  17
Dilution.................................................................  18
Selected Financial Data..................................................  19
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  20
Business.................................................................  25
Management...............................................................  42
Related Party Transactions...............................................  51
Principal Stockholders...................................................  53
Description of Capital Stock.............................................  55
Shares Eligible for Future Sale..........................................  59
Underwriting.............................................................  61
Legal Matters............................................................  64
Experts..................................................................  64
Where You Can Find Additional Information................................  64
Financial Statements..................................................... F-1

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-------------------------------------------------------------------------------
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-------------------------------------------------------------------------------

                             [LOGO OF THERASENSE]

                                       Shares

                                 Common Stock

                             ---------------------
                                  PROSPECTUS
                             ---------------------

                           Bear, Stearns & Co. Inc.

                                Lehman Brothers

                          U.S. Bancorp Piper Jaffray

                                       , 2000

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

   The following table sets forth all fees and expenses payable in connection with the registration of the common stock hereunder. All of the amounts shown are estimates except for the SEC registration fee, the NASD filing fee and The Nasdaq National Market listing fee.

                                                                        Amount
                                                                         To Be
                                                                         Paid
                                                                        -------
   SEC Registration Fee................................................ $22,770
   NASD Filing Fee..................................................... $ 9,125
   Nasdaq National Market Listing Fee.................................. $95,000
   Printing and Engraving Expenses.....................................    *
   Legal Fees and Expenses.............................................    *
   Accounting Fees and Expenses........................................    *
   Transfer Agent and Registrar Fees and Expenses......................    *
   Blue Sky fees and expenses..........................................    *
   Miscellaneous Expenses..............................................    *
                                                                        -------
     Total.............................................................    *
                                                                        =======

--------
* To be filed by amendment.

Item 14. Indemnification of Directors and Officers

   Section 145 of the Delaware General Corporation Law permits a corporation to include in its charter documents, and in agreements between the corporation and its directors and officers, provisions expanding the scope of indemnification beyond that specifically provided by the current law.

   Article VIII of our amended and restated certificate of incorporation provides for the indemnification of directors to the fullest extent permissible under Delaware law.

   Article VI of our amended and restated by-laws provides for the indemnification of officers, directors and third parties acting on our behalf if such person acted in good faith and in a manner reasonably believed to be in and not opposed to our best interest, and, with respect to any criminal action or proceeding, the indemnified party had no reason to believe his or her conduct was unlawful.

   We intend to enter into indemnification agreements with our directors and executive officers, in addition to indemnification provided for in our by-laws, and we intend to enter into indemnification agreements with any new directors and executive officers in the future.

   The underwriting agreement (Exhibit 1.1 hereto) provides for indemnification by the underwriters of us and our executive officers and directors, and indemnification of the underwriters by us for certain liabilities, including liabilities arising under the Securities Act, in connection with matters specifically provided in writing by the underwriters for inclusion in the registration statement.

   We intend to purchase and maintain insurance on behalf of any person who is or was a director or officer against any loss arising from any claim asserted against him or her and incurred by him or her in any such capacity, subject to certain exclusions.

Item 15. Recent Sales of Unregistered Securities


   (a) Within the last three years, and through September 30, 2000, we have issued and sold the following unregistered securities:

  . On August 24, 1998, we issued a warrant to acquire 47,619 shares of Series B preferred stock to Comdisco Ventures, at an exercise price of $2.10 per share.

  . On October 23, 1998, we sold an aggregate of 6,400,573 shares of our Series B preferred stock at a price of $2.10 per share to twenty investors and their affiliates.

  . On October February 23, 1999, we sold 742,284 shares of our Series B preferred stock at a price of $2.10 per share to Brentwood Associates.

  . On April 1, 1999, we issued a warrant to acquire 3,809 shares of Series B preferred stock to Robert Kingsbrook, a principal of Phoenix Capital, and a warrant for 34,285 shares of Series B preferred stock to Phoenix Capital, both at an exercise price of $2.10 per share.

  . On October 7, 1999, we issued a warrant to acquire 380,952 shares of Series B preferred stock to Comdisco Ventures, at an exercise price of $2.10 per share.

  . On February 3, 2000, we sold an aggregate of 8,490,160 shares of our Series C preferred stock at a price of $5.00 per share to forty investors and their affiliates.

  . On September 13, 2000, we issued a convertible promissory note in the amount of $2,500,000 to Disetronic Holding AG.

   (b) Since our inception and through September 30, 2000, we have granted options to purchase 5,366,853 shares of common stock to employees, directors and consultants under our 1997 Stock Plan at exercise prices ranging from $0.14 to $5.00 per share. Of the 5,366,853 shares granted, 3,791,709 remain outstanding, 1,394,651 shares of common stock have been purchased pursuant to exercises of stock options and 180,493 shares have been canceled and returned to the 1997 Stock Plan.

   The sales and issuances of securities in the transactions described above were deemed to be exempt from registration under the Securities Act in reliance upon Section 4(2) of the Securities Act, Regulation D promulgated thereunder or Rule 701 promulgated under Section 3(b) of the Securities Act, as transactions by an issuer not involving any public offering or transactions pursuant to compensatory benefit plans and contracts relating to compensation as provided under Rule 701. The recipients of securities in each transaction represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the securities issued in such transactions. All recipients had adequate access, through their relationship with TheraSense, to information about us.

   (c) There were no underwritten offerings employed in connection with any of the transactions set forth in Item 15(a)

Item 16. Exhibits and Financial Statement Schedules.

   (a) Exhibits

 Exhibit
 Number                         Description of Document
 -------                        -----------------------
 *1.1    Form of Underwriting Agreement
  3.1(a) Certificate of Incorporation of TheraSense, Inc., a Delaware
         corporation, as currently in effect
  3.1(b) Amended and Restated Certificate of Incorporation of TheraSense, Inc.
         to be filed upon completion of the offering
  3.2(a) By-Laws of TheraSense, Inc. as currently in effect

  Exhibit
  Number                          Description of Document
 ---------                        -----------------------
    3.2(b) By-Laws of TheraSense, Inc. as in effect upon completion of the offering
   *4.1    Specimen Common Stock Certificate
   *5.1    Opinion of Wilson Sonsini Goodrich & Rosati, Professional
           Corporation
   10.1    1997 Stock Plan and forms of agreements thereunder
   10.2    2000 Stock Plan and forms of agreements thereunder
   10.3    2000 Employee Stock Purchase Plan and forms of agreement thereunder
   10.4    Form of Director and Executive Officer Indemnification Agreement
   10.5    Employment Letter from TheraSense, Inc. to W. Mark Lortz, dated as of October 6, 1997
  +10.6    Technology Purchase Agreement between TheraSense and E. Heller & Co.
           dated as of October 10, 2000
  +10.7    Cooperative Development Agreement between TheraSense, Inc. and
           Gainor Medical North America LLC, dated as of December 1, 1998
   10.8    Standard Industrial/Commercial Single-Tenant Lease between
           TheraSense, Inc. and PlyProperties, a Partnership, dated as of
           February 26, 1999, and addendum thereto
  +10.9    Master Purchase Agreement between TheraSense and Flextronics
           International USA, Inc., dated as of November 3, 1999
  +10.10   Assignment of Patent Rights and Technology by and among Board of
           Regents of the University of Texas System, an agency of the State of
           Texas, Dr. Adam Heller, E. Heller & Company and ThersSense Inc.
           dated August 1, 1991
  +10.11   First Amendment, dated March 19, 1998, to the Agreement entitled
           Assignment of Patent Rights and Technology by and among Board of
           Regents of the University of Texas System, an agency of the State of
           Texas, Dr. Adam Heller, E. Heller & Company and TheraSense Inc.
           dated August 1, 1991.
  +10.12   License Agreement between TheraSense, Inc. and Asulab SA., dated
           February 23, 2000
   10.13   Promissory Note dated December 1, 1997 for the principal aggregate amount of $62,650 issued by W. Mark Lortz to TheraSense
   10.14   Promissory Note dated March 5, 1999 for the principal aggregate amount of $72,495 issued by W. Mark Lortz to TheraSense
   10.15   Promissory Note dated July 30, 1998 for the principal aggregate amount of $17,500 issued by Charles T. Liamos to TheraSense
   10.16   Promissory Note dated March 5, 1999 for the principal aggregate amount of $15,187.50 issued by Charles T. Liamos to TheraSense
   10.17   Promissory Note dated September 1, 1999 for the principal aggregate amount of $61,250 issued by Charles T. Liamos to TheraSense
   23.1    Consent of PricewaterhouseCoopers LLP, independent accountants
  *23.2    Consent of Counsel (included in exhibit 5.1)
   24.1    Power of Attorney (See page II-5)
   27.1    Financial Data Schedule

--------
*To be filed by amendment
+Confidential treatment has been requested for portions of this exhibit

   (b) Financial Statement Schedules

   All schedules for which provision is made in the applicable accounting regulations of the Securities and Exchange Commission are not required under the related instructions or are inapplicable, and therefore have been omitted.

Item 17. Undertakings

   Insofar as indemnification by TheraSense for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons of TheraSense, we have been advised that in the opinion of the

Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by TheraSense of expenses incurred or paid by any of our directors, officers or controlling persons in the successful defense of any action, suit or proceeding) is asserted by a director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

   We hereby undertake that:

     (a) We will provide to the underwriters at the closing as specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

     (b) For purposes of determining any liability under the Securities Act of 1933, the information omitted from a form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by TheraSense pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

     (c) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, as amended, THERASENSE, Inc. has duly caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Alameda, State of California, on the 11th day of October, 2000.


                                          THERASENSE, INC.

                                                  /s/  W. Mark Lortz
                                          By___________________________________
                                                       W. Mark Lortz
                                               President and Chief Executive
                                                          Officer

                               POWER OF ATTORNEY

   KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints W. Mark Lortz, Charles Liamos and Holly Kulp, and each of them, his attorneys-in-fact, each with the power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to sign any registration statement for the same offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act of 1933, and all post-effective amendments thereto, and to file the same, with all exhibits thereto in all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that such attorneys-in-fact and agents or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

   Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-1 has been signed by the following persons in the capacities and on the dates indicated.


              Signature                          Title                   Date
              ---------                          -----                   ----

        /s/ W. Mark Lortz              President, Chief Executive  October 11, 2000
______________________________________  Officer and Director
            W. Mark Lortz               (Principal Executive
                                        Officer)

      /s/ Charles T. Liamos            Chief Financial Officer     October 11, 2000
______________________________________  (Principal Financial and
          Charles T. Liamos             Accounting Officer)

  /s/ Annette J. Campbell-White        Director                    October 11, 2000
______________________________________
      Annette J. Campbell-White

        /s/ Mark J. Gainor             Director                    October 11, 2000
______________________________________
            Mark J. Gainor

     /s/ Ross A. Jaffe, M.D.           Director                    October 11, 2000
______________________________________
         Ross A. Jaffe, M.D.

              Signature                          Title                   Date
              ---------                          -----                   ----

       /s/ Michael McNamara            Director                    October 11, 2000
______________________________________
           Michael McNamara

       /s/ Robert R. Momsen            Director                    October 11, 2000
______________________________________
           Robert R. Momsen

        /s/ Ephraim Heller             Director                    October 11, 2000
______________________________________
            Ephraim Heller

     /s/ Richard P. Thompson           Director                    October 11, 2000
______________________________________
         Richard P. Thompson

                                 EXHIBIT INDEX

  Exhibit
  Number                                Description
  -------                               -----------
   *1.1    Form of Underwriting Agreement
    3.1(a) Certificate of Incorporation of TheraSense, Inc., a Delaware
           corporation, as currently in effect
    3.1(b) Amended and Restated Certificate of Incorporation of TheraSense,
           Inc. to be filed upon completion of the offering
    3.2(a) By-Laws of TheraSense, Inc. as currently in effect
    3.2(b) By-Laws of TheraSense, Inc. as in effect upon completion of the offering
   *4.1    Specimen Common Stock Certificate
   *5.1    Opinion of Wilson Sonsini Goodrich & Rosati, Professional
           Corporation
   10.1    1997 Stock Plan and forms of agreements thereunder
   10.2    2000 Stock Plan and forms of agreements thereunder
   10.3    2000 Employee Stock Purchase Plan and forms of agreement thereunder
   10.4    Form of Director and Executive Officer Indemnification Agreement
   10.5    Employment Letter from TheraSense, Inc. to W. Mark Lortz, dated as of October 6, 1997
  +10.6    Technology Purchase Agreement between TheraSense and E. Heller & Co.
           dated as of October 10, 2000
  +10.7    Cooperative Development Agreement between TheraSense, Inc. and
           Gainor Medical North America LLC, dated as of December 1, 1998
   10.8    Standard Industrial/Commercial Single-Tenant Lease between
           TheraSense, Inc. and PlyProperties, a Partnership, dated as of
           February 26, 1999, and addendum thereto
  +10.9    Master Purchase Agreement between TheraSense and Flextronics
           International USA, Inc., dated as of November 3, 1999
  +10.10   Assignment of Patent Rights and Technology by and among Board of
           Regents of the University of Texas System, an agency of the State of
           Texas, Dr. Adam Heller, E. Heller & Company and ThersSense Inc.
           dated August 1, 1991
  +10.11   First Amendment, dated March 19, 1998, to the Agreement entitled
           Assignment of Patent Rights and Technology by and among Board of
           Regents of the University of Texas System, an agency of the State of
           Texas, Dr. Adam Heller, E. Heller & Company and TheraSense Inc.
           dated August 1, 1991.
  +10.12   License Agreement between TheraSense, Inc. and Asulab SA., dated
           February 23, 2000
   10.13   Promissory Note dated December 1, 1997 for the principal aggregate amount of $62,650 issued by W. Mark Lortz to TheraSense
   10.14   Promissory Note dated March 5, 1999 for the principal aggregate amount of $72,495 issued by W. Mark Lortz to TheraSense
   10.15   Promissory Note dated July 30, 1998 for the principal aggregate amount of $17,500 issued by Charles T. Liamos to TheraSense
   10.16   Promissory Note dated March 5, 1999 for the principal aggregate amount of $15,187.50 issued by Charles T. Liamos to TheraSense
   10.17   Promissory Note dated September 1, 1999 for the principal aggregate amount of $61,250 issued by Charles T. Liamos to TheraSense
   23.1    Consent of PricewaterhouseCoopers LLP, independent accountants

 Exhibit
 Number                   Description
 -------                  -----------
  *23.2  Consent of Counsel (included in exhibit 5.1)

   24.1  Power of Attorney (See page II-5)

   27.1  Financial Data Schedule

--------
  *To be filed by amendment
  +Confidential treatment has been requested for portions of this exhibit